EXHIBIT 1
GLOBAL SOURCES LTD.
June 19, 2017
Shareholders of Global Sources Ltd.
Re: Notice of Special General Meeting of Shareholders
Dear Shareholder:
On behalf of the board of directors (the “Board”) of Global Sources Ltd. (the “Company”), we cordially invite you to attend a special general meeting of shareholders of the Company (the “special meeting”), to be held on July 24, 2017 at 11:00 a.m., Hong Kong time, at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong Special Administrative Region of the People’s Republic of China.
On May 23, 2017, the Company entered into an agreement and plan of amalgamation (the “Amalgamation Agreement”, as amended on May 25, 2017 and as may be further amended from time to time) with Expo Holdings I Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), which is an affiliate of the funds managed by Blackstone, and Expo Holdings II Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares and a wholly-owned subsidiary of Parent (“Amalgamation Sub”). Pursuant to the Amalgamation Agreement, Amalgamation Sub and the Company will be amalgamated (the “Amalgamation”) and the amalgamated company resulting from the Amalgamation shall continue as a Bermuda exempted company limited by shares (the “Amalgamated Company”). As a result of the Amalgamation, the Amalgamated Company will become a wholly-owned subsidiary of Parent.
If the Amalgamation is completed, you will be entitled to receive US$20.00 in cash, without interest, subject to any applicable withholding taxes, for each common share of the Company, par value US$0.01 per share (each “Share”) owned by you immediately prior to the effective time of the Amalgamation as described in the Amalgamation Agreement. Shares (a) held by the Company as treasury shares or any of the Company’s subsidiaries, if any, (b) owned by Parent, Amalgamation Sub, or any of Parent’s other direct or indirect subsidiaries, or (c) reserved by the Company for issuance and allocation pursuant its Stock Incentive Plans (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) ((a), (b) and (c) collectively, the “Excluded Shares”) will be cancelled and cease to exist and no payment or distribution will be made to the holders of such Excluded Shares. Any registered shareholder who is not satisfied that he/she/it has been offered fair value for his/her/its Shares and who did not vote in favor of the approval of  (i) the Amalgamation, (ii) the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement (the “Transactions”) and (iii) the authorization of any of the directors of the Company to execute and deliver documents on his/her behalf and on behalf of the Company in connection with, and to do all things necessary to give effect to, the Amalgamation, the Amalgamation Agreement and the matters contemplated thereby ((i), (ii) and (iii), collectively, the “Amalgamation Proposal”), may, at the appropriate time, exercise his/her/its appraisal rights under Section 106(6) of the Companies Act 1981 of Bermuda (as amended) (the “Bermuda Companies Act”) to have the fair value of his/her/its Shares appraised by the Supreme Court of Bermuda (the “Bermuda Court”).
The Company is soliciting proxies for use at the special meeting to consider and vote upon the Amalgamation Proposal. The Amalgamation cannot be completed unless, among other things, the Company’s shareholders approve the Amalgamation Proposal by the requisite shareholder vote.
The Company is also soliciting proxies from its shareholders with respect to two additional proposals:
(a)
a proposal to approve an amendment of Bye-Law 152 of the existing Bye-Laws of the Company to provide that any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class, and the quorum for such meeting shall be that required in Bye-Law 54 of the Bye-Laws of the Company and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 64 of the Bye-Laws of the Company (the “Bye-Laws Amendment”), and to approve the Company’s adoption of the new Bye-Laws (which are the existing Bye-Laws as amended by the Bye-Laws Amendment), the form of which is attached as Annex A to the accompanying proxy statement (the “New Bye-Laws”), in substitution for and to the exclusion of the existing Bye-Laws of the Company, all with immediate effect (the “Bye-Laws Proposal”); and
(b)
a proposal to approve the adjournment of the special meeting as the chairman of the special meeting determines in accordance with the Bye-Laws of the Company in order for the Company to take such actions as the Board may determine as are necessary or appropriate, including to solicit additional proxies, if there are insufficient votes at the time of the special meeting to approve the Bye-Laws Proposal and/or the Amalgamation Proposal (the “Adjournment Proposal”).

The Board (comprising all the Directors who would be eligible to serve as Continuing Directors (as defined in the Bye-Laws)) has unanimously (a) approved the Bye-Laws Amendment and the Company’s adoption of the New Bye-Laws; (b) approved the Amalgamation and the Company’s execution, delivery and performance of the Amalgamation Agreement; (c) determined that the terms of the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement (the “Transactions”), and the entering into of the Amalgamation Agreement by the Company are in the best interests of the Company, including its shareholders as a whole; (d) declared the Amalgamation Agreement advisable; (e) resolved to recommend (i) approval of the Bye-Laws Proposal; and (ii) approval of the Amalgamation Proposal by the shareholders of the Company; and (f) directed that the Company submit the Bye-Laws Proposal and the Amalgamation Proposal to a vote at a meeting of the shareholders of the Company. Our Board recommends that you vote “FOR” the Bye-Laws Proposal, “FOR” the Amalgamation Proposal, and “FOR” the Adjournment Proposal.
Under the Amalgamation Agreement, approval of the Bye-Laws Amendment is one of the conditions precedent to the Company’s, Parent’s and Amalgamation Sub’s obligations to consummate the Amalgamation (unless waived by such parties). As of June 14, 2017, Hong Kong time, Mr. Merle Allan Hinrich (“Mr. Hinrich”), director and Executive Chairman of the Company, together with his wife Mrs. Miriam Hinrich, and Hinrich Investments Limited, beneficially owned 15,725,904 Shares entitled to vote at the special meeting, or approximately 64.86% of the issued and outstanding Shares. Mr. Hinrich, together with Mrs. Miriam Hinrich, and Hinrich Investments Limited, have each agreed to vote all of their Shares in favor of the approval of the Bye-Laws Proposal and the Amalgamation Proposal.
The accompanying notice of the special meeting and proxy statement provide you with detailed information about the Amalgamation and the special meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully.
We hope you will be present in person at the special meeting or be represented at the special meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important — as is the vote of every shareholder — and the Board appreciates the cooperation of shareholders in directing proxies to vote at the special meeting.
Your proxy may be revoked at any time by following the procedures set forth in the accompanying proxy statement, and the giving of your proxy will not affect your right to vote in person if you attend the special meeting.
If you have any questions or need assistance voting your Shares, please call toll-free at 877-373-6374 or outside the U.S. at +1 312-360-5177.
On behalf of the Board and management of the Company, we would like to thank all of our shareholders for their ongoing support as we prepare for this important event in the Company’s history.
This notice and the accompanying proxy statement are first being mailed on or about June 22, 2017.
Sincerely,
/s/ Merle Allan Hinrich
Merle Allan Hinrich Executive Chairman of the Board of Directors and Director

Global Sources Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On July 24, 2017

To Our Shareholders:
NOTICE IS HEREBY given that a special general meeting (the “special meeting”) of the shareholders of Global Sources Ltd. (the “Company”) will be held on July 24, 2017 at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong Special Administrative Region of the People’s Republic of China, at 11:00 a.m., Hong Kong time, for the following purposes:
(a)
Proposal 1:   To approve amendment of Bye-Law 152 of the existing Bye-Laws of the Company by replacing the existing Bye-Law 152 with the following new Bye-Law 152 (the “Bye-Laws Amendment”):

“AMALGAMATION OR MERGER
152.
Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding shares of the Company, voting together as a single class, and the quorum for such meeting shall be that required in Bye-Law 54 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 64.”, and to approve the Company’s adoption of the new Bye-Laws (which are the existing Bye-Laws as amended by the Bye-Laws Amendment), the form of which is attached as Annex A to the accompanying proxy statement (the “New Bye-Laws”), in substitution for and to the exclusion of the existing Bye-Laws of the Company, all with immediate effect (the “Bye-Laws Proposal”);
(b)
Proposal 2:   To approve (i) the amalgamation (the “Amalgamation”) of the Company and Expo Holdings II Ltd. (“Amalgamation Sub”) with the amalgamated company resulting from the Amalgamation continuing as a Bermuda exempted company limited by shares (the “Amalgamated Company”) and becoming a wholly-owned subsidiary of Expo Holdings I Ltd (“Parent”), (ii) the agreement and plan of amalgamation, dated as of May 23, 2017, as amended on May 25, 2017 and as may be further amended from time to time (the “Amalgamation Agreement”), by and among the Company, Parent and the Amalgamation Sub, a copy of which is attached as Annex B to the accompanying proxy statement, and the transactions contemplated by the Amalgamation Agreement (the “Transactions”); and (iii) the authorization of any of the directors of the Company to execute and deliver documents on his/her behalf and on behalf of the Company in connection with, and to do all things necessary to give effect to, the Amalgamation, the Amalgamation Agreement and the matters contemplated thereby ((i), (ii) and (iii), collectively, the “Amalgamation Proposal”); and

(c)
Proposal 3:   To approve an adjournment of the special meeting as the chairman of the special meeting determines in accordance with the Bye-Laws of the Company in order for the Company to take such actions as the board of directors of the Company (the “Board”) may determine as are necessary or appropriate, including to solicit additional proxies, if there are insufficient votes at the time of the special meeting to approve the Bye-Laws Proposal and/or the Amalgamation Proposal (the “Adjournment Proposal”).

The Board has fixed the close of business on June 19, 2017, Hong Kong time, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the special meeting.
Your vote is very important, regardless of the number of the shares of the Company (the “Shares”) you own. The approval of the Bye-Laws Proposal requires the affirmative vote of a majority of the votes cast by the shareholders of the Company present and voting in person or by proxy at the special meeting. Subject to the approval of the Bye-Laws Proposal, the approval of the Amalgamation Proposal requires the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class in accordance with the Company’s New Bye-Laws and the Bermuda Companies Act.
After careful consideration, the Board (comprising all the Directors who would be eligible to serve as Continuing Directors (as defined in the Bye-Laws)) has unanimously (a) approved the Bye-Laws Amendment and the Company’s adoption of the New Bye-Laws; (b) approved the Amalgamation and the Company’s execution, delivery and performance of the Amalgamation Agreement; (c) determined that the terms of the Amalgamation Agreement and the Transactions, and the entering into of the Amalgamation Agreement by the Company are in the best interests of the Company, including its shareholders as a whole; (d) declared the Amalgamation Agreement advisable; (e) resolved to recommend (i) approval of the Bye-Laws Proposal; and (ii) approval of the Amalgamation Proposal by the shareholders of the Company; and (f) directed that the Company submit the approval of the Bye-Laws Proposal and the Amalgamation Proposal to a vote at a meeting of the shareholders of the Company. Our Board recommends that you vote “FOR” the Bye-Laws Proposal, “FOR” the Amalgamation Proposal, and “FOR” the Adjournment Proposal.
Under the Amalgamation Agreement, approval of the Bye-Laws Amendment is one of the conditions precedent to the Company’s, Parent’s and Amalgamation Sub’s obligations to consummate the Amalgamation. As of June 14, 2017, Mr. Merle Allan Hinrich (“Mr. Hinrich”), director and Executive Chairman of the Company, together with his wife Mrs. Miriam Hinrich, and Hinrich Investments Limited, beneficially owned 15,725,904 Shares entitled to vote at the special meeting, or approximately 64.86% of the issued and outstanding Shares. Mr. Hinrich, together with Mrs. Miriam Hinrich, and Hinrich Investments Limited, have each agreed to vote all of their Shares in favor of the Bye-Laws Proposal and the Amalgamation Proposal.
Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by mail prior to the special meeting to ensure that your Shares will be represented at the special meeting if you are unable to attend. If you do not attend or vote in person at the special meeting, and fail to return your proxy card or you return your proxy card after July 21, 2017, your Shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Amalgamation Proposal.
Under the laws of Bermuda, any registered shareholder of the Company who is not satisfied that he/she/it has been offered fair value for his/her/its Shares and did not vote in favor of the Amalgamation and the Amalgamation Agreement may within one month of the giving of the notice of the special meeting of the Company apply to the Supreme Court of Bermuda to appraise the fair value for its Shares. The Board unanimously considers that the amalgamation consideration of US$20.00 in cash per Share without interest (the “Amalgamation Consideration”) constitutes the fair value for each Share. An extract of Section 106 of the Bermuda Companies Act is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenter’s Rights of Appraisal” in the accompanying proxy statement.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE SO AS TO BE RECEIVED BY JULY 21, 2017. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
By Order of the Board of Directors,
/s/ Chan Hoi Ching
Chan Hoi Ching Secretary
Dated June 19, 2017
Hamilton, Bermuda

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE AMALGAMATION
These “Questions and Answers about the Special Meeting and the Amalgamation”, together with the following “Summary Term Sheet”, highlight selected information contained in this proxy statement regarding the Amalgamation. However, it may not contain all of the information that may be important to your consideration of the Amalgamation. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the special general meeting of shareholders of the Company (“special meeting”). In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 68. In this proxy statement, unless otherwise stated or the context otherwise requires, the terms “we”, “us”, “our”, and the “Company” refer to Global Sources Ltd. and its subsidiaries. All references to “dollars”, “US$” and “$” in this proxy statement are to U.S. dollars.
The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed transaction. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
Why am I receiving this proxy statement?

A:
Our board of directors (the “Board”) is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting or at any adjournments of the special meeting.

Q:
What is the proposed transaction?

A:
Under the agreement and plan of amalgamation, dated as of May 23, 2017, as amended on May 25, 2017 and may as be further amended from time to time (the “Amalgamation Agreement”), by and among the Company, Expo Holdings I Ltd (“Parent”), which is an affiliate of the funds managed by Blackstone, and Expo Holdings II Ltd. (“Amalgamation Sub”), the proposed transaction provides that Amalgamation Sub and the Company will be amalgamated (the “Amalgamation”) and the amalgamated company resulting from the Amalgamation shall continue as a Bermuda exempted company limited by shares (the “Amalgamated Company”) and become a wholly-owned subsidiary of Parent.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

(a)
approval of the amendment of Bye-Law 152 of the existing Bye-Laws of the Company to provide that any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding shares (the “Shares”) of the Company, voting together as a single class, and the quorum for such meeting shall be that required in Bye-Law 54 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 64 (the “Bye-Laws Amendment”), and the Company’s adoption of the new Bye-Laws (which are the existing Bye-Laws as amended by the Bye-Laws Amendment), the form of which is attached as Annex A to the accompanying proxy statement (the “New Bye-Laws”), in substitution for and to the exclusion of the existing Bye-Laws of the Company, all with immediate effect (the “Bye-Laws Proposal”);

(b)
approval of  (i) the Amalgamation, (ii) the Amalgamation Agreement and the transactions contemplated thereunder (the “Transactions”), and (iii) the authorization of any of the directors of the Company to execute and deliver documents on his/her behalf and on behalf of the Company in connection with, and to do all things necessary to give effect to, the Amalgamation, the Amalgamation Agreement and the matters contemplated thereby ((i), (ii) and (iii), collectively, the “Amalgamation Proposal”); and

(c)
approval of the proposal to adjourn the special meeting as the chairman of the special meeting determines in order for the Company to take such actions as our Board may determine as are necessary or appropriate, including to solicit additional proxies, if there are insufficient votes at the time of the special meeting to approve the Bye-Laws Proposal and/or the Amalgamation Proposal (the “Adjournment Proposal”).

Q:
As a shareholder, what will I receive in the Amalgamation?

A:
If the Amalgamation is completed, you will be entitled to receive US$20.00 in cash per Share (the “Amalgamation Consideration”), without interest thereon and subject to any applicable withholding taxes, for each Share that you own immediately prior to the effective time of the Amalgamation (the “Effective Time”) as described in the Amalgamation Agreement. Any registered shareholder who is not satisfied that he/she/it has been offered fair value for his/her/its Shares and who did not vote in favor of the Amalgamation Proposal, may, at the appropriate time, exercise his/her/its appraisal rights under Section 106(6) of the Companies Act 1981 of Bermuda (as amended) (the “Bermuda Companies Act”) to have the fair value of his/her/its Shares appraised by the Supreme Court of Bermuda (the “Bermuda Court”).

Q:
When will I receive the Amalgamation Consideration for my Shares?

A:
After the Amalgamation is completed, you will receive written instructions, including a letter of transmittal, which will explain how to exchange your Shares for the Amalgamation Consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent payment of the Amalgamation Consideration for your Shares.

Q:
How will the Company’s Restricted Shares and Restricted Share Units be treated in the Amalgamation?

A:
Immediately prior to the Effective Time, any vesting conditions or other restrictions applicable to each Restricted Share (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) will accelerate in full, and the holders thereof will, in respect of each Restricted Share held by such holder, be entitled to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the Amalgamation Consideration per Share, less applicable taxes required to be withheld with respect to such payment.

Immediately prior to the Effective Time, each Restricted Share Unit (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) outstanding immediately prior to the Effective Time will be cancelled in exchange for a right for the holder thereof, in respect of each Restricted Share Unit held by such holder, to receive (without interest), at or promptly after the Effective Time, a lump-sum cash payment equal to the product of (a) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (b) the Amalgamation Consideration per Share.
Q:
When and where is the special meeting of our shareholders?

A:
The special meeting will be held on July 24, 2017 at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong Special Administrative Region of the People’s Republic of China, at 11:00 a.m., Hong Kong time.

Q:
What vote of our shareholders is required to approve the Amalgamation Proposal and the other proposals?

A:
Approval of the Bye-Laws Proposal by our shareholders requires the affirmative vote of a majority of the votes cast by the shareholders of the Company present and voting in person or by proxy at the special meeting.

Under the Amalgamation Agreement, approval of the Bye-Laws Amendment is one of the conditions precedent to the Company’s, Parent’s and Amalgamation Sub’s obligations to consummate the Amalgamation. Subject to shareholders’ approval of the Bye-Laws Proposal, the approval of the

Amalgamation Proposal by our shareholders requires the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class in accordance with the New Bye-Laws and the Bermuda Companies Act.
The Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the shareholders of the Company present and voting in person or by proxy at the special meeting.
Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Amalgamation Proposal.
As of June 14, 2017, the Company had 24,247,542 issued and outstanding Shares. At the close of business on June 19, 2017, Hong Kong time (the “Record Date”), 24,247,542 Shares are expected to be outstanding and entitled to vote at the special meeting.
Q:
Who can attend and vote at the special meeting?

A:
All registered shareholders as of the close of business on the Record Date, are entitled to receive notice of and to attend and vote at the special meeting, or any adjournment thereof. Shareholders may vote by attending the special meeting and voting in person, or by proxy. In order to attend the special meeting in person, arrive at the meeting time at the address listed above with your proxy card and a form of valid photo identification. If you are a beneficial owner of Shares held in “street name” and you want to vote in person at the special meeting, you must contact the bank, brokerage firm or other nominee that holds your Shares in its name prior to the meeting and obtain from it a valid proxy issued by it in your name giving you the right to vote the Shares registered in its name. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:
How does our Board recommend that I vote?

A:
After careful consideration, the Board (comprising all the Directors who would be eligible to serve as Continuing Directors (as defined in the Bye-Laws)) has unanimously (a) approved the Bye-Laws Amendment and the Company’s adoption of the New Bye-Laws; (b) approved the Amalgamation and the Company’s execution, delivery and performance of the Amalgamation Agreement; (c) determined that the terms of the Amalgamation Agreement and the Transactions, and the entering into of the Amalgamation Agreement by the Company are in the best interests of the Company, including its shareholders as a whole; (d) declared the Amalgamation Agreement advisable; (e) resolved to recommend (i) approval of the Bye-Laws Proposal; and (ii) approval of the Amalgamation Proposal by the shareholders of the Company; and (f) directed that the Company submit the approval of the Bye-Laws Proposal and the Amalgamation Proposal to a vote at a meeting of the shareholders of the Company. Our Board recommends that you vote “FOR” the Bye-Laws Proposal, “FOR” the Amalgamation Proposal, and “FOR” the Adjournment Proposal.

Please see “The Amalgamation — Reasons for the Amalgamation and Recommendation of the Board” beginning on page 23 for a discussion of the factors that our Board considered in deciding to recommend the approval of the Amalgamation Proposal.
Q:
How will our directors and executive officers vote on the Bye-Laws Proposal and the Amalgamation Proposal?

A:
As of June 14, 2017, Mr. Merle Allan Hinrich (“Mr. Hinrich”), director and Executive Chairman of the Company, together with his wife Mrs. Miriam Hinrich and Hinrich Investments Limited, beneficially owned 15,725,904 Shares entitled to vote at the special meeting, or approximately 64.86% of the issued and outstanding Shares. Mr. Hinrich, together with Mrs. Miriam Hinrich, and Hinrich Investments Limited, have each agreed to vote all of their Shares in favor of the approval of the Bye-Laws Proposal and the Amalgamation Proposal.

Q:
Am I entitled to exercise appraisal rights?

A:
Any registered shareholder of the Company who did not vote in favor of the Amalgamation and who is not satisfied that he has been offered fair value for his/her/its Shares (the “Dissenting Shareholders”)

may within one month of the giving of the notice convening the special meeting, apply to the Bermuda Court to appraise the fair value of his/her/its Shares (“Dissenting Shares”) subject to compliance with all of the required procedures, as described in the section of this proxy statement entitled “Dissenter’s Rights of Appraisal”.
Q:
How do I cast my vote if I am a registered shareholder?

A:
If you were a registered shareholder as of the close of business on June 19, 2017, you may submit your proxy or vote your Shares on matters presented at the special meeting in any of the following ways: by mail or by voting in person at the meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted “FOR” the Amalgamation Proposal, “FOR” the Bye-Laws Proposal, and “FOR” the Adjournment Proposal.
Q:
How do I cast my vote if my Shares are held in “street name” by a bank, brokerage firm or other nominee?

A:
If your Shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of the Shares held in “street name”. You will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your Shares voted. Those instructions will identify which of the above choices are available to you in order to have your Shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Q:
What will happen if I abstain from voting or fail to vote on the Amalgamation Proposal?

A:
If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your Shares will not be voted on the Amalgamation Proposal, which will have the same effect as a vote “AGAINST” the Amalgamation Proposal.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. If you are a registered shareholder, you have the right to revoke a proxy at any time before it is voted at the special meeting by (a) signing another proxy card with a later date and returning it to us prior to July 21, 2017, or (b) attending the special meeting and voting in person. Any such new or later-dated proxy should be delivered (by mail) to Computershare Proxy Tabulation (“Computershare”). If sent by mail or facsimile, please send it to PO Box 505008, Louisville, KY 40233-9814 USA, Attn.: GSOL, or via facsimile to (312) 601-4346. Any such new or later-dated proxies must be received by Computershare prior to July 21, 2017. Receipt by the Computershare of such new or later-dated proxy prior to July 21, 2017 is, in itself, sufficient to revoke a prior proxy by that shareholder. If you hold your Shares in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a registered shareholder and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:
If I am a holder of certificated Shares, should I send in my share certificates now?

A:
No. Promptly after the Amalgamation is completed, each registered shareholder as of the time of the Amalgamation will be sent written instructions for exchanging their share certificates for the

Amalgamation Consideration. These instructions will tell you how and where to send in your share certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send in your share certificates with your proxy.
Holders of uncertificated Shares represented by book-entry interests will receive a check provided that the paying agent has received the letter of transmittal and other documents as may reasonably be required by the paying agent.
Holders who have a combination of both certificated Shares and book-entry interests will receive a check provided that the paying agent has received all share certificates with the letter of transmittal and any other documents as may be required by the paying agent.
Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of at least two shareholders entitled to vote representing the holders of more than 50% of the issued Shares is necessary to constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Q:
What happens if I sell my Shares before the special meeting?

A:
The Record Date for voting at the special meeting is the close of business on June 19, 2017, Hong Kong time, which is earlier than the date of the special meeting and the date that the Amalgamation is expected to be completed. If you transfer your Shares after the close of business on the Record Date but before the special meeting, you will retain your right to vote at the special meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the Amalgamation Consideration, without interest and less any applicable withholding taxes, for each Share you own as of immediately prior to the Effective Time to the person to whom you transfer your Share, so long as such person is registered as the owner of such Share when the Amalgamation is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:
What happens if the Amalgamation is not completed?

A:
If the Amalgamation Proposal is not approved by our shareholders, or if the Amalgamation is not completed for any other reason, you will not receive any payment for your Shares pursuant to the Amalgamation Agreement. Instead, we will remain as a publicly traded company and the Shares will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed and traded on the NASDAQ Global Select Market. Under certain circumstances specified in the Amalgamation Agreement, we may be required to pay Parent a termination fee of US$12,923,346, or Parent may be required to pay us a termination fee of US$25,846,691. See “The Agreement and Plan of Amalgamation — Termination Fee” beginning on page 57 for additional information.

Q:
When is the Amalgamation expected to be completed?

A:
We are working to complete the Amalgamation as quickly as possible and expect the Amalgamation to close no later than the Termination Date (as defined in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) under the Amalgamation Agreement, subject to all conditions to the Amalgamation having been satisfied or waived. However, we cannot assure you that all conditions to the Amalgamation will be satisfied or waived by then or at all.

Q:
What is householding and how does it affect me?

A:
The Securities and Exchange Commission (the “SEC”) permits companies to send a single set of certain disclosure documents to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. As a result of householding, certain shareholders who share an address are being delivered only one copy of this proxy statement unless the Company or one of its mailing agents has received contrary instructions. Upon the written request of a shareholder at a shared address to which a single copy of this proxy statement was delivered, the Company will promptly deliver a separate copy of this proxy statement to such shareholder. Written requests by regular mail should be made to Computershare/GSOL, PO BOX 505000 Louisville, KY 40233-5000, United States, or by overnight delivery should be made to Computershare/GSOL, 462 South 4th Street Suite 1600 Louisville, KY 40202, United States, or by telephone toll free at 877-373-6374 or toll at +1 (312)-360-5177, or other contact information available at Computershare’s website (www-us.computershare.com/Investor/).
Q:
Who can help answer my questions?

A:
If you have any questions about the Amalgamation or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact Computershare toll-free at 877-373-6374, outside the U.S. at +1 312-360-5177, or other contact information available at Computershare’s website (www-us.computershare.com/Investor/Contact), or contact the Company’s investor relations agent LHA inside the U.S. at 415-433-3777.

SUMMARY TERM SHEET
The Parties Involved in the Amalgamation
The Company
Global Sources Ltd., which we refer to as the “Company”, is a leading business-to-business media company and a primary facilitator of trade with Greater China. The Company’s core business facilitates trade between Asia and the world using English-language media such as online marketplaces (GlobalSources.com), trade shows, magazines, and apps. The registered office of the Company is located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.
Parent
Expo Holdings I Ltd, which we refer to as “Parent”, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent is formed solely for the purpose of engaging in the Amalgamation. The registered office of Parent is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.
Amalgamation Sub
Expo Holdings II Ltd., which we refer to as “Amalgamation Sub”, is an exempted company incorporated under the laws of the Bermuda and was formed by Parent solely for the purpose of engaging in the Amalgamation. Amalgamation Sub is a wholly-owned subsidiary of Parent. The registered office of Amalgamation Sub is located at the offices of Compass Administration Services Ltd., Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda.
The Bye-Laws Amendment
As a condition precedent to the closing of the Amalgamation (the “Closing”), the Company intends to amend Bye-Law 152 and other relevant Bye-Laws (if any) of the existing Bye-Laws of the Company to provide that any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class, and the quorum for such meeting shall be that required in Bye-Law 54 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 64.
The Amalgamation (Page 16)
You are being asked to vote to approve the Amalgamation Proposal, once the Amalgamation Proposal is approved by the required shareholder approval and the other conditions to the completion of the Transactions are satisfied or waived in accordance with the terms of the Amalgamation Agreement, Amalgamation Sub and the Company will be amalgamated and the Amalgamated Company resulting from the Amalgamation shall continue as a Bermuda exempted company limited by shares. The Amalgamated Company, will continue to conduct business which was conducted by the Company following the Amalgamation and will be wholly-owned by Parent. If the Amalgamation is completed, the Amalgamated Company will cease to be a publicly traded company. A copy of the Amalgamation Agreement is attached as Annex B to this proxy statement. We encourage you to read the Amalgamation Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Amalgamation.
Amalgamation Consideration (Page 36)
If the Amalgamation Proposal is approved by the requisite vote of the Company’s shareholders and the Amalgamation is consummated, each issued and outstanding Share (except for the Excluded Shares and the Dissenting Shares, in either case, as described below) will be cancelled in exchange for the right to receive US$20.00 per Share, in cash without interest and subject to applicable withholding taxes. Shares (a) held by the Company as treasury shares or any of the Company’s subsidiaries, if any, (b) owned by Parent, Amalgamation Sub, or any of Parent’s other direct or indirect subsidiaries and (c) reserved by the

Company for issuance and allocation pursuant to its Stock Incentive Plans (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) ((a), (b) and (c) collectively, the “Excluded Shares”) will be cancelled and cease to exist and no payment or distribution will be made to the holders of such Excluded Shares. Any registered shareholder who is not satisfied that he/she/it has been offered fair value for his/her/its Shares and who did not vote in favor of the Amalgamation Proposal, may, at the appropriate time, exercise his/her/its appraisal rights under Section 106(6) of the Bermuda Companies Act to have the fair value of the Dissenting Shares appraised by the Bermuda Court. Please refer to “Dissenter’s Rights of Appraisal” beginning on page 59 for additional information. Payment of the Amalgamation Consideration to holders of Shares entitled thereto is conditioned on the Amalgamation being completed and will be made by a paying agent with funds from Parent.
Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Amalgamation Consideration. Prior to or at the Effective Time, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payments to the holders of Shares pursuant to the Amalgamation Agreement. As promptly as practical after the Effective Time (but in any event no later than three business days following the Effective Time), the paying agent will mail to each eligible registered shareholder pursuant to the Amalgamation Agreement (a) a letter of transmittal in customary form and (b) instructions for use in effecting the surrender of any share certificates in exchange for the applicable Amalgamation Consideration. Do not return your share certificates with the enclosed proxy card, and do not forward your share certificates to the paying agent without a letter of transmittal. You will not be entitled to receive the Amalgamation Consideration until you surrender your share certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of Shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. See “The Agreement and Plan of Amalgamation — Exchange Procedures” beginning on page 45 for additional information.
Treatment of the Restricted Shares and Restricted Share Units (Page 44)
At or prior to the Effective Time, the Company will (a) adopt the Re-allocated Stock Incentive Plan (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) and cause the vesting conditions or other restrictions applicable to each Restricted Share (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) allotted to the eligible grantees thereunder to accelerate in full and cause the holder of each Restricted Share, be entitled to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the Amalgamation Consideration per Share, less applicable taxes required to be withheld with respect to such payment; (b) (i) amend the 2007 Stock Incentive Plan as permitted hereunder to cause the Restricted Share Units (as defined in the section entitled “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units”) granted thereunder, and (ii) cause the other outstanding Restricted Share Units immediately prior to the Effective Time (if any) to be cancelled in exchange for a right for the holder of each Restricted Share Unit thereof, to receive (without interest), at or promptly after the Effective Time, a lump-sum each payment equal to the product of  (A) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (B) the Amalgamation Consideration per Share; and (c) terminate the Stock Incentive Plans and any relevant award agreements or documents applicable to the Stock Incentive Plans as of the Effective Time. Please see “The Agreement and Plan of Amalgamation — Treatment of the Restricted Shares and Restricted Share Units” beginning on page 44 for additional information.
Support Agreements (Page 35)
Concurrently with the execution and delivery of the Amalgamation Agreement, Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited have each entered into a voting and support agreement (collectively, the “Support Agreements”) with Parent and Amalgamation Sub, pursuant to which each of Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited has agreed to (a) vote all their

Shares, which represents approximately 64.86% of the issued and outstanding Shares entitled to vote as of June 14, 2017, in favor of, among others, (i) the approval of the Bye-Laws Proposal, and (ii) the approval of the Amalgamation Proposal, and (b) restrict the transfer of their Shares, in each case in accordance with the terms of the Support Agreements.
The Special Meeting (Page 40)
The special meeting will be held on July 24, 2017 at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong Special Administrative Region of the People’s Republic of China, at 11:00 a.m., Hong Kong time, or at any adjournment thereof. At the special meeting, you will be asked to, among other things, approve the Amalgamation Proposal. Please see “Questions and Answers About the Special Meeting and the Amalgamation” beginning on page 1 for additional information on the special meeting, including how to vote your Shares.
Shareholders Entitled to Vote; Vote Required to Approve the Bye-Laws Proposal, and to Approve the Amalgamation Proposal (Page 40)
You may vote at the special meeting if you are a registered holder of any Shares at the close of business on the Record Date. On that date, 24,247,542 Shares are expected to be issued and outstanding and entitled to vote at the special meeting. Each Share entitles its registered holder to one vote on all matters properly coming before the special meeting. Approval of the Bye-Laws Proposal at the special meeting of shareholders of the Company requires the affirmative vote of a majority of the votes cast by the shareholders of the Company present and voting in person or by proxy at the special meeting. Approval of the Amalgamation Proposal at the special meeting of shareholders of the Company requires the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class in accordance with the Company’s New Bye-Laws and the Bermuda Companies Act.
As of June 14, 2017, Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited beneficially owned, in aggregate, approximately 64.86% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the Support Agreements, all the Shares owned by Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited will be voted in favor of the approval of the Bye-Laws Proposal and the approval of the Amalgamation Proposal at the special meeting.
If your Shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of the Shares held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is the registered shareholder of those Shares. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your Shares by following their instructions for voting. Please see “The Agreement and Plan of Amalgamation” beginning on page 43 and “The Special Meeting” beginning on page 40 for detailed information.
Reasons for the Amalgamation and Recommendation of the Board (Page 23)
After careful consideration, the Board (comprising all the Directors who would be eligible to serve as Continuing Directors (as defined in the Bye-Laws)) has unanimously (a) approved the Bye-Laws Amendment and the Company’s adoption of the New Bye-Laws; (b) approved the Amalgamation and the Company’s execution, delivery and performance of the Amalgamation Agreement; (c) determined that the terms of the Amalgamation Agreement and the Transactions, and entering into of the Amalgamation Agreement by the Company are in the best interests of the Company, including its shareholders as a whole; (d) declared the Amalgamation Agreement advisable; (e) resolved to recommend (i) approval of the Bye-Laws Proposal; and (ii) approval of the Amalgamation Proposal by the shareholders of the Company; and (f) directed that the Company submit the approval of the Bye-Laws Proposal and the Amalgamation Proposal to a vote at a meeting of the shareholders of the Company. OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BYE-LAWS PROPOSAL, “FOR” THE AMALGAMATION PROPOSAL, AND “FOR” THE ADJOURNMENT PROPOSAL.
For a discussion of the material factors considered by our Board in determining to recommend the approval of the Amalgamation Proposal, and in determining that the Amalgamation is in the best interests of the Company, including its shareholders as a whole, please see “The Amalgamation — Reasons for the Amalgamation and Recommendation of the Board” beginning on page 23 for additional information.
Opinion of the Board’s Financial Advisor (Page 26)
The Board retained CVCapital Securities, LLC (“CVCapital”) as its financial advisor to deliver a fairness opinion in connection with the Amalgamation. At the meetings of the Board on May 23, 2017 and May 25, 2017, CVCapital rendered its oral opinion to the Board, respectively, which was subsequently confirmed in writing by delivery of CVCapital’s written opinion to the Board, dated May 23, 2017 and May 25, 2017, that, as of each of such dates and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Amalgamation Consideration per Share was fair, from a financial point of view, to the holders of Shares (other than any Excluded Shares and any Dissenting Shares).
The full text of the written opinion of CVCapital, dated May 25, 2017, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of CVCapital set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares are urged to read the opinion in its entirety. CVCapital’s written opinion is addressed to the Board (in its capacity as such), is directed only to the fairness from a financial point of view of the Amalgamation Consideration per Share to be paid in the Amalgamation, does not address any other aspects of the Amalgamation and does not constitute a recommendation to any holder of Shares as to how such holder should vote or act with respect to the Amalgamation or any other matter.
Financing of the Amalgamation (Page 35)
Parent has represented to us in the Amalgamation Agreement that it will have available to it, as of or immediately after the Effective Time, all funds necessary for the payment to the paying agent of the aggregate amount of the exchange fund and any other amounts required to be paid by Parent in connection with the consummation of the Amalgamation and the other Transactions and to pay all related expenses required to be paid by Parent and satisfy any of its other payment obligations under the Amalgamation Agreement, subject to applicable Closing conditions. Such amounts are required to be funded by an equity commitment of up to US$516,933,820 by Blackstone Capital Partners (Cayman) VII L.P., Blackstone Real Estate Partners Asia-NQ L.P. and Blackstone Real Estate Partners (Offshore) VIII-NQ L.P. (collectively, the “sponsors”) pursuant to a commitment letter issued by the sponsors on May 23, 2017, as amended on May 25, 2017 and as may be further amended from time to time (the “Equity Commitment Letter”). While, as set forth in “The Agreement and Plan of Amalgamation — Financing” beginning on page 50, Parent may obtain debt financing for a portion of the required funds to consummate the Amalgamation, the completion of the Amalgamation is not subject to any financing condition.
Limited Guaranty (Page 35)
Concurrently with the execution and delivery of the Amalgamation Agreement, the sponsors entered into a limited guaranty (as amended on May 25, 2017 and as may be further amended from time to time) (the “Limited Guaranty”) in favor of the Company with respect to certain payment obligations of Parent under the Amalgamation Agreement for the termination fee, certain costs and expenses, or the reimbursement for certain liabilities, that in each case, may become payable to the Company by Parent under certain circumstances as set forth in the Amalgamation Agreement.
Conditions to the Amalgamation (Page 55)
The respective obligations of each of the Company, Parent and Amalgamation Sub to consummate the Amalgamation are subject to the satisfaction or waiver of certain conditions, including among other things, approval of the Bye-Laws Proposal and the requisite vote of the Company’s shareholders. For a more detailed description of these conditions, please see “The Agreement and Plan of Amalgamation — Conditions to the Amalgamation” beginning on page 55 for additional information.

Interests of Our Executive Officers and Directors in the Merger (Page 37)
In considering the recommendation of our Board, our shareholders should be aware that certain of the Company’s directors and executive officers have interests with respect to the Amalgamation that are, or may be, different from, or in addition to those of our shareholders generally. These interests include, among others:
(a)
Upon the consummation of the Amalgamation, executive officers and directors of the Company holding Shares will be entitled to receive Amalgamation Consideration for such Shares. Among the executive officers and directors of the Company, Mr. Hinrich, together with his wife Mrs. Miriam Hinrich and Hinrich Investments Limited, beneficially owned 15,725,904 Shares as of June 14, 2017 and are entitled to receive an aggregate Amalgamation Consideration of US$314,518,080 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law). As of the date of this proxy statement, we estimate that the total amount to be paid to the directors and executive officers of the Company in connection with the Shares owned by them will be approximately US$324,989,620 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law).

(b)
Some of the holders of the Company’s Restricted Share Units are directors and executive officers of the Company.

If the Amalgamation is consummated, immediately prior to the Effective Time, each Restricted Share Unit outstanding immediately prior to the Effective Time will be cancelled in exchange for a right for the holders of Restricted Share Units, to receive (without interest), at or promptly after the Effective Time, a lump-sum cash payment equal to the product of  (i) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (ii) the Amalgamation Consideration per Share.
Among the executive officers and directors of the Company, Mr. Hinrich held 153,248 Restricted Share Units as of June 14, 2017 and is entitled to receive an aggregate cash payment of US$3,064,960 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law) for such Restricted Share Units at the Closing. As of the date of this proxy statement, we estimate that the total amount to be paid to the directors and executive officers of the Company in connection with the Restricted Share Units will be approximately US$9,389,440 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law) at the Closing.
(c)
Pursuant to the employment agreement between Mr. Hinrich and Trade Media Holdings Limited (“TMHL”), if following the consummation of the Amalgamation and upon the occurrence of certain events as specified therein, Mr. Hinrich will be entitled to a lump sum cash payment equal to five (5) times the sum of: (i) Mr. Hinrich’s base salary immediately before the Amalgamation and (ii) the bonus paid to Mr. Hinrich for the year preceding the Amalgamation..

(d)
The Company’s directors and executive officers are entitled to insurance coverage and continued indemnification under certain indemnification agreements, employment agreements and the Amalgamation Agreement. Please see “The Agreement and Plan of Amalgamation — Indemnification; Directors’ and Officers’ Insurance” beginning on page 53 for additional information.

Limitation on Solicitation and Considering Acquisition Proposals
The Amalgamation Agreement restricts the Company’s ability to solicit or engage in discussions or negotiations with third parties regarding Acquisition Proposals (as defined in the section entitled “The Agreement and Plan of Amalgamation — Competing Transactions”). However, subject to specified conditions and requirements, the Company may furnish information to, or enter into discussions or negotiations with, a third party in response to an unsolicited Acquisition Proposal from such third party if our Board determines in its good faith judgement, after consultation with its outside legal counsel and financial advisor, that the Acquisition Proposal constitutes or may be reasonably expected to lead a Superior Proposal (as defined in the section entitled “The Agreement and Plan of Amalgamation — Competing Transactions”). See “The Agreement and Plan of Amalgamation — Competing Transactions” beginning on page 51 for additional information.
Termination of the Amalgamation Agreement (Page 56)
The Amalgamation Agreement may be terminated at any time prior to the Effective Time:
(a)
by mutual written consent of Parent, Amalgamation Sub and the Company;

(b)
by either the Company or Parent, if:

(i)
a Termination Date Termination Event (as defined and further described in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) occurs;

(ii)
any governmental authority having competent jurisdiction enacts, issues, promulgates, enforces or enters any Injunction (as defined in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) which has become final and non-appealable; provided that this termination right will not be available to any party whose breach of, or failure to fulfill, any of its obligations under the Amalgamation Agreement is the primary cause of, or primarily results in the enactment, issuance, promulgation, enforcement or entry of an Injunction by any government authority; provided further that the party seeking for this termination right shall have used reasonable best efforts to prevent, oppose and remove such restraint, Injunction or other prohibition; or

(iii)
a No Vote Termination Event (as defined and further described in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) occurs; or

(c)
by the Company, if:

(i)
a Buyer Breach Termination Event (as defined and further described in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) occurs; or

(ii)
a Buyer Delayed Closing Termination Event (as defined and further described in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) occurs; or

(iii)
a Change of Recommendation Termination Event (as defined and further described in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) occurs; or

(d)
by Parent, if:

(i)
a Company Breach Termination Event (as defined and further described in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”) occurs; or

(ii)
the Board has effected and not withdrawn a Change in the Company Recommendation (as defined in the section entitled “The Agreement and Plan of Amalgamation — Competing Transactions”) or failed to include the Company Recommendation (as defined in the section entitled “The Agreement and Plan of Amalgamation — Competing Transactions”) in the proxy statement.

Termination Fee (Page 57)
(a)
The Company will be required to pay Parent a termination fee in the event that the Amalgamation Agreement is terminated:

(i)
by Parent if the Board has effected and not withdrawn a Change in the Company Recommendation or failed to include the Company Recommendation in the proxy statement; or

(ii)
by the Company in case of a Change of Recommendation Termination Event; or

(iii)
by the Company or Parent in case of a Termination Date Termination Event without obtaining the requisite vote of the Company’s shareholders; or

(iv)
by the Company or Parent in case of a No Vote Termination Event; or

(v)
by Parent in case of a Company Breach Termination Event;

for items (iii) to (v) above, if at the time of such termination, a bona fide Competing Transaction (as defined in the section entitled “The Agreement and Plan of Amalgamation — Competing Transactions”, but for the purpose of this subsection (a), all references to “20%” thereunder shall be deemed to be references to “50%”) has been publicly announced or publicly made, disclosed or otherwise become publicly known or delivered to the Company, and not irrevocably withdrawn prior to the termination of the Amalgamation Agreement, and within nine (9) months after such termination the Company or any Company’s subsidiary consummates a Competing Transaction, whether or not it is the same Competing Transaction.
(b)
Parent will be required to pay the Company a termination fee in the event that the Amalgamation Agreement is terminated:

(i)
by the Company in case of a Buyer Breach Termination Event; or

(ii)
by the Company in case of a Buyer Delayed Closing Termination Event.

Remedies (Page 58)
Subject to the right to seek specific performance, other than with respect to the Company’s claims for certain indemnification and reimbursement of costs and expenses described in the Amalgamation Agreement, the Company’s right to receive from Parent a reverse termination fee of US$25,846,691 is the sole and exclusive remedy of the Company Group (as defined in the section entitled “The Agreement and Plan of Amalgamation — Remedies”) against the Parent Group (as defined in the section entitled “The Agreement and Plan of Amalgamation — Remedies”) with respect to any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement under the Amalgamation Agreement, or any failure of the Transactions to be consummated.
Subject to the right to seek specific performance, the right of Parent to receive the payment of Company termination fee of US$12,923,346 and, if applicable, all reasonable and documented costs and expenses actually incurred or accrued by Parent in connection with any Action (as defined below) which results in a judgment against the Company in connection with a failure to pay the termination fee, is the sole and exclusive remedy of the Parent Group against the Company Group with respect to any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement under the Amalgamation Agreement, or any failure of the Transactions to be consummated.
In the event of any breach by any party, other parties will be entitled to seek specific performance of the terms of the Amalgamation Agreement, including an injunction or injunctions to prevent breaches of the Amalgamation Agreement by any party. The Company is entitled to seek an injunction or injunctions, or other appropriate form of specific performance or equitable relief to cause Parent and Amalgamation Sub to consummate the Amalgamation under certain circumstances. However, under no circumstances is any party permitted or entitled to both a grant of specific performance that results in completion of the Amalgamation and payment of the termination fee.

Dissenter’s Rights of Appraisal (Annex D)
Under Bermuda law, any registered shareholder of the Company who is not satisfied that he/she/it has been offered a fair price for his/her/its Shares and who did not vote in favor of the Amalgamation and the Amalgamation Agreement may, at the appropriate time, apply to the Bermuda Court to appraise the fair value for his/her/its Shares. Please see “Dissenter’s Rights of Appraisal” beginning on page 59 for detailed information.
Certain Material U.S. Federal Income Tax Consequences of the Amalgamation (Page 62)
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “Certain Material U.S. Federal Income Tax Consequences of the Amalgamation”) in exchange for such U.S. Holder’s Shares in the Amalgamation generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Amalgamation and such U.S. Holder’s adjusted tax basis in the Shares surrendered in the Amalgamation.
A Non-U.S. Holder (as defined under the caption “Certain Material U.S. Federal Income Tax Consequences of the Amalgamation”) generally will not be subject to U.S. federal income tax with respect to the exchange of the Shares for cash in the Amalgamation.
For more information, see the section of this proxy statement captioned “Certain Material U.S. Federal Income Tax Consequences of the Amalgamation”. Shareholders of the Company are encouraged to consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Amalgamation in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Certain Material PRC Tax Consequences of the Amalgamation (Page 65)
The Company does not believe that it should be considered a resident enterprise under the Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of the Amalgamation Consideration for the Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of the Amalgamation Consideration for our Shares pursuant to the Amalgamation by our shareholders who are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of the Amalgamation Consideration for Shares will be subject to PRC tax if the holders of such Shares are PRC tax residents. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the Amalgamation to you, including any PRC tax consequences. Please see “Certain Material PRC Tax Consequences of the Amalgamation” beginning on page 65 for additional information.
Certain Material Bermuda Tax Consequences of the Amalgamation (Page 67)
There is currently no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its members in respect of the shares of the Company, other than members ordinarily resident in Bermuda. Further, no such tax is imposed by withholding or otherwise on any payment to be made to or made by the Company. An assurance has been received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 for an assurance that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not until 31st March, 2035 be applicable to the Company or to any of its operations or to the shares, debentures or other obligations of the Company except the assurance shall not be construed so as to prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda, and to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 in Bermuda or otherwise payable in relation to the land leased to the Company.

Regulatory Matters (Page 38)
Pursuant to Articles 20 and 21 of the PRC Anti-Monopoly Law of August 1, 2008 (the “AML”), and the rules and regulations promulgated thereunder, a concentration of business operators (including a share acquisition by way of amalgamation) must be reported to PRC Ministry of Commerce (“MOFCOM”) for clearance if certain business turnover thresholds are met. As a result, the Company cannot complete the Amalgamation until MOFCOM is notified of the Amalgamation through the AML filing (the PRC merger control filing) and MOFCOM approves the Amalgamation.
The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the Amalgamation other than the approvals, filings or notices required under the U.S. federal securities laws and the rules and regulations of the NASDAQ Global Select Market, the AML filing, and the filing with the Registrar of Companies in Bermuda (the “Registrar”) to register the Amalgamation pursuant to the Bermuda Companies Act with respect to the Amalgamation.
Expenses (Page 57)
Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with the Amalgamation Agreement and the Amalgamation and other Transactions shall be paid by the party incurring such expense, except that (a) the expenses incurred in connection with the filing, printing and mailing of the proxy statement (including the applicable SEC filing fees) and the solicitation of the shareholder approval shall be shared equally by Parent and the Company and (b) Parent shall pay all filing fees and other charges for all filings, if any, required under AML.
Delisting and Deregistration of the Shares (Page 37)
If and only after the Amalgamation is completed, the Shares will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.
Where You Can Find More Information (Page 68)
You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 68.

THE AMALGAMATION
Background of the Amalgamation
Events leading to the execution of the Amalgamation Agreement described in this “Background of the Amalgamation” occurred in Hong Kong. As a result, Hong Kong Time is used for all dates and times given.
The Board and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management also have periodically reviewed strategic alternatives that may be available to the Company. In recent years, from time to time, the Board had regular discussions about the business strengths of the Company, as well as the industry-wide challenges the Company faced, including the challenges on their online and offline B2B media or OOM business model, and also asked Mr. Hinrich, as Executive Chairman of the Board, to consider potential strategic alternatives that may be available to the Company considering Mr. Hinrich’s age and potential retirement in the coming years.
Prior to joining CVCapital, Mr. John Ma (“Mr. Ma”) served as Director of China Research of an international investment bank, and covered the Company as a research analyst between November 2006 and February 2011. He has maintained contact with the Company’s management and monitored the Company’s performance since that time.
In August 2014, Mr. Ma of CVCapital contacted the Company’s management to further discuss possible strategic alternatives for the Company, including, without limitation, continuing as an independent company, and a sale of the Company to either financial or strategic investors. In late 2014, the Board started consideration of such alternatives and interviewed potential financial and legal advisors (including, without limitation, CVCapital and Cleary Gottlieb Steen & Hamilton LLP (“Cleary”)). During such time period, CVCapital introduced Mr. Hinrich, as Executive Chairman of the Board, to a total of 11 potential financial and strategic investors, including Party A, which is a potential financial investor, to determine the level of interest in the market regarding a potential transaction involving the Company. On March 10, 2015, the Company entered into a non-disclosure agreement with an affiliate of Party A. The Company did not sign any non-disclosure agreements with any other potential investors during this period, or receive any written offers from such potential investors. This initial consideration of strategic alternatives was later suspended because management of the Company decided to focus on the challenges the Company faced and on improving the performance of the Company.
On September 9, 2016, Mr. Ma met with Mr. Hinrich in Hong Kong and reopened discussions about possible strategic alternatives, including a possible sale of all of the shares of the Company or disposal of all or a portion of the Company’s operating businesses. With the consent of Mr. Hinrich, from September 2016 through December 2016, CVCapital re-initiated contact with four of the potential investors they contacted in late 2014 and early 2015, including Party A, and contacted an additional 10 potential investors, including Blackstone. Cumulatively since late 2014, CVCapital contacted a total of 21 potential investors, including 13 financial investors and eight strategic buyers.
On September 24, 2016, Mr. Ma met with representatives of Blackstone to discuss a potential transaction involving the Company, including a potential sale of all of the Company shares or disposal of all or a portion of the Company’s operating businesses. Blackstone indicated that it was interested in acquiring the entire Company, including the office properties, because Blackstone had an extensive real-estate portfolio in Asia.
On October 16, 2016, Mr. Ma discussed a potential transaction involving the Company, including a potential sale of all of the Company shares or disposal of all or a portion of the Company’s operating businesses, with Party A. Party A thereafter arranged a follow-up meeting with Mr. Hinrich in Hong Kong on October 17, 2016. On October 18, 2016, Mr. Ma met with Mr. Hinrich in Hong Kong and provided an update and report on the responses received from potential investors, and subsequently arranged a number of investor meetings with Mr. Hinrich. Most potential investors (other than Blackstone and Party A) were not interested in a potential transaction because of the Company’s PRC real estate holdings, as they preferred to invest in asset-light businesses.
On October 18, 2016, Mr. Hinrich had an initial meeting with Blackstone in Hong Kong, and a follow-up meeting on November 16, 2016. At these meetings, Blackstone expressed its strong interest in the Company.

On November 17, 2016, CVCapital met with representatives of Party A, who expressed continued interest in the Company. Around the same time, CVCapital commenced discussions with the Company in respect of formalizing its potential engagement as financial advisor to the Company. Given that most potential investors expressed reservations in holding the Company’s PRC real estate properties, CVCapital suggested to Mr. Hinrich that the Company also consider an asset sale alternative, which would involve the buyer acquiring the assets that make up the exhibitions, online and other media businesses of the Company, or all the shares of an entity that own and operate such businesses following an internal restructuring (“asset sale transaction”), to the extent that such a transaction would enhance shareholder value.
On January 10, 2017, CVCapital discussed with Mr. Hinrich the general feedback from Blackstone.
On January 13, 2017, Blackstone provided an initial non-binding indication of interest to Mr. Hinrich, as the Executive Chairman of the Board, to acquire all of the Shares. Such indication was based solely on the Company’s public information and no non-public due diligence had been performed by Blackstone at that time.
On January 20, 2017, Party A provided an initial non-binding indication of interest to Mr. Hinrich, as the Executive Chairman of the Board, to acquire all of the Shares. In addition, Party A indicated it was willing to consider an offer to acquire (a) the exhibition segment on a standalone basis, or (b) both the exhibition and OOM segments. Such indication was based solely on the Company’s public information and no non-public due diligence had been performed by Party A at that time.
On the same day, the Company entered into a confidentiality agreement with Blackstone.
In the following weeks, CVCapital had numerous discussions with both Blackstone and Party A regarding their indications of interest. CVCapital met with Blackstone and Party A on February 20 and 21, 2017, respectively, and suggested each improve its indication of interest (without indicating any specifics) in the following days. During this period, Mr. Hinrich updated the members of the Board regarding the preliminary indications of interest from, and ongoing discussions with, Blackstone and Party A from time to time.
On February 24, 2017, Blackstone submitted its revised improved non-binding indication of interest to acquire all of the Shares and proposed, as an alternative, to acquire the Company’s operating businesses while the Company would retain all of the cash on its balance sheet.
On the same day, Party A submitted a revised improved non-binding indication of interest to acquire all of the Shares. In addition, Party A again indicated that it was willing to consider an offer to acquire (i) the exhibition segment on a standalone basis, or (ii) both the exhibition and OOM segments at improved price ranges.
On February 27, 2017, Mr. Hinrich informed the Board of the non-binding indications of interest that the Company received from Blackstone and Party A.
On March 2, 2017, the Board held a telephonic meeting to discuss the revised non-binding indications of interest that the Company received from Blackstone and Party A. Mr. Hinrich, who was a significant shareholder of the Company, declared and confirmed to the Board that in connection with any potential transaction, he intended to sell all of his Shares (in the context of a sale of the Company), and that (whether in the context of a sale of the Company or a sale of the Company’s assets and businesses) he had no current intention to retain any shareholding or ownership interest in, or to be engaged in any special managerial role in, the post-transaction acquired entity or assets and businesses. In view of the above, the Board determined that there was no potential conflict of interest on Mr. Hinrich’s part in relation to any proposed transaction, and gave its approval for Mr. Hinrich, as Executive Chairman of the Board, to proceed with further discussions with Blackstone and Party A. During the meeting, after considering CVCapital’s experience in advising boards of directors in U.S. public transactions, ability to communicate in both English and Mandarin, and the fact that based on a review of its records, CVCapital had not been engaged by or received fees from the Company, Blackstone or Party A or their respective affiliates, the Board determined to engage CVCapital as the Company’s financial advisor in connection with the potential transaction and gave its approval for Mr. Hinrich to proceed to finalize and execute the engagement agreement with CVCapital.

On March 8, 2017, the Company entered into a non-disclosure agreement with Party A to renew their non-disclosure agreement dated March 10, 2015. The Company did not sign any non-disclosure agreements with any other potential investors during this period, or receive any written offers from any other potential investors.
On the same day, representatives of Cleary met with the CFO and General Counsel of the Company to discuss the potential engagement of Cleary as the Board’s U.S. legal counsel with respect to the proposed transaction.
On March 13, 2017, the Board held a telephonic meeting and discussed preliminary considerations regarding the indications of interest received from Blackstone and Party A, and the management’s exploratory discussions with Cleary as the Board’s potential U.S. legal counsel. The Board requested that CVCapital commence work on and provide preliminary valuation analyses, based on public market information, and noted that it would engage CVCapital to provide a fairness opinion if and when the Company received a formal offer from a potential buyer. At the meeting, the Board also discussed the legal process for the proposed transaction, considered the Board’s fiduciary duties in connection with the proposed transaction, and decided to retain Cleary as its U.S. legal counsel with respect to the proposed transaction.
On March 14, 2017, the CFO of the Company, on behalf of the Executive Chairman, circulated to the Board, among other things, the draft response to Blackstone and Party A, the engagement letter of Cleary as U.S. legal counsel to the Board, a list of key issues suggested by Cleary that the Board should consider in connection with the proposed transaction, and an illustrative timetable of the proposed transaction. The draft response to Blackstone and Party A was then further revised and finalized to reflect comments received from the Board members, who confirmed and authorized the Executive Chairman to proceed to meet with and provide the finalized response to Blackstone and Party A, discuss and follow-up with them accordingly, and to report back to the Board as appropriate.
On March 21, 2017, Mr. Hinrich, as Executive Chairman of the Board, circulated to the Board the preliminary valuation analyses (the “March Valuation Analyses”) prepared by CVCapital and the draft response to Blackstone and Party A.
On March 22, 2017, the Company entered into an engagement letter with CVCapital regarding the financial advisory services to be provided by CVCapital in connection with the proposed transaction.
Subsequently, the Company sent to each of Blackstone and Party A a response letter, dated March 24, 2017, which set forth a requested price of  $17.00 per Share, on the basis of the March Valuation Analyses and the better than expected results of the Company in the first quarter of 2017. In addition, the Company requested in its response letters that all approximately 1.75 million unvested Shares to be issued to the employees of the Company under the Stock Incentive Plan, would immediately accelerate and be fully vested in connection with any proposed transaction.
On March 29, 2017, Party A further revised its non-binding indication of interest to acquire all of the Shares to $16.00 per Share, while leaving the operating assets purchase offer unchanged. Party A’s asset purchase price assumed that it would enter into a long-term lease agreement with the Company for the real estate assets that would still be owned by the Company at a capitalization rate of property value lower than that which was valued by Savills. As a result, Party A would pay a below-market rate of lease expenses which had the potential to result in a significantly lower property value for the real estate assets than the fair market value.
On April 3, 2017, Blackstone further revised its non-binding indication of interest to acquire all of the Shares with a price range of  $15.50 to $16.00 per Share, which was higher than the range in its February 24 revised indication of interest.
On April 7, 2017, Mr. Hinrich, in his capacity as Executive Chairman of the Board, sent a process letter to each of Blackstone and Party A, which set forth a submission deadline for any final binding offer of May 10, 2017. Because no decision on the proposed transaction structure had then been made, the Board decided not to provide draft transaction document(s) to Blackstone and Party A. Instead, the Board requested in the process letter that Blackstone and Party A include all the material terms they expect to be included in the definitive transaction document(s).

In Party A’s letter dated March 29, 2017 and Blackstone’s letter dated April 3, 2017, each of Party A and Blackstone requested the opportunity to conduct due diligence on the Company. Prior to this request, limited non-public information relating to the Company had been provided to Party A and Blackstone for their review. After April 7, 2017, the Company’s management provided Blackstone’s and Party A’s respective representatives access to non-public due diligence materials requested by them to submit a binding offer and access was granted to an electronic dataroom maintained by a service provider designated by the Company containing information that might be provided in response to due diligence requests, including the management budget for 2017. From April to May 2017, the management of the Company and representatives of Blackstone and Party A held a number of due diligence meetings, including site visits to trade shows organized by the Company’s subsidiary.
During the months of April and May 2017, Company management, along with its financial, legal and tax advisers, were instructed by the Board to conduct extensive discussions and analyses on the respective advantages and disadvantages of an asset sale transaction as compared to a sale of the Company. A number of factors were considered, including transaction certainty, additional tax liability related to any asset sale, future business plans, including if the Company were to remain a publicly-listed company in the U.S., costs and expenses, employee stock compensation, tax consequences to U.S. shareholders, and timing.
On April 19, 2017, the Board held a meeting at the Company’s offices, with representatives of CVCapital and Cleary in attendance. Representatives of CVCapital presented to the Board the historical events that led to the current status of the proposed transaction, and a summary of all 21 potential investors that they had contacted in connection with the proposed transaction noting that most of such potential investors had declined to engage in the proposed transaction, with some of them provided no response at all. CVCapital noted that Mr. Hinrich, as the Executive Chairman of the Board, had met with six financial investors, and eventually only two (Blackstone and Party A) provided indications of interest. The main concerns of potential investors were about the Company’s PRC real estate and/or the limited resources those parties would be willing to invest in the Company post-acquisition. With respect to the potential transaction structure, the Board noted that it would be difficult to compare an asset sale transaction with a sale of the Company, unless the Board had a better understanding of the internal restructuring plan necessary to facilitate an asset sale transaction. The Board therefore instructed CVCapital, Cleary and the management team, together with the Company’s tax advisor and PRC legal advisor, to finalize their analyses with respect to the potential issues involved in an internal restructuring plan for the Board’s consideration. During the meeting, representatives of Cleary briefed the Board on some legal aspects in connection with the proposed transaction, including the Board’s fiduciary duties, record-keeping requirements, proxy statement and other SEC filings, and transaction process, and also clarified some related questions raised by the Board.
During the course of the next few days, CVCapital continued its discussions with each of Party A and Blackstone to answer their questions before their submission of final binding offers prior to the submission deadline.
On April 28, 2017, the Board held a telephonic meeting. Mr. Ma from CVCapital provided an update to the Board about his communications with Blackstone and Party A, and the CFO of the Company reported to the Board on the status of the due diligence conducted by Blackstone and Party A. Thereafter, the Board further discussed and analyzed with the management the potential issues involved with the internal restructuring plan necessary to facilitate an asset sale transaction, including, among others, the timing for the restructuring, the properties remaining with the Company post-transaction, and the tax costs and leakages of such a restructuring. As a consequence of such discussions and analyses, the Board determined that an asset sale transaction would need to be at a substantial premium over a sale of the Company to be further considered as part of the sale process. The Executive Chairman then instructed Cleary to start preparing a draft agreement for a sale of the Company, the circulation of which should be subject to the final decision of the Board on the deal structure.
On May 7, 2017, Cleary sent an initial draft of the transaction agreement with respect to a sale of the Company to the Company’s management for review.
On May 10, 2017, both Blackstone and Party A submitted their binding offers, including their respective proposed drafts of the transaction documents, both of which contemplated a sale of the Company. Party A submitted its binding offer at $17.50 per Share and further provided an asset purchase option to acquire the Company’s operating business for $220 million in enterprise value, assuming a market-rate lease payment. Blackstone submitted a binding offer at $17.25 per Share. Both Blackstone and Party A requested an exclusivity period of 21 days to complete due diligence and negotiation of a definitive agreement. In terms of treatment of Stock Incentive Plans, Blackstone proposed that each share award granted under the Stock Incentive Plan, whether vested or unvested, shall be cancelled upon closing of the proposed transaction and converted into the right to receive the cash price per Share paid to all shareholders, while Party A noted that the treatment of options and form and amount of employee share rollover were subject to discussion by the parties. In terms of financing conditions, Blackstone noted that it was fully prepared to use equity financing to fund the entire consideration, while Party A intended to use debt financing, equity financing, and also a portion of the cash on the Company’s balance sheet prior to the Closing and thus requested that the Company maintain a certain level of cash available offshore until Closing. Party A also requested, among other things, that the Company complete a restructuring of its real estate assets into a property sub-group prior to the closing of the proposed transaction. Both Blackstone and Party A requested that a voting agreement be signed by Mr. Hinrich and his affiliates at the signing of the definitive agreement, pursuant to which Mr. Hinrich and his affiliates would commit to vote their Shares in favor of the proposed transaction at the Company’s shareholders’ meeting. It was noted that Blackstone’s proposed draft of the voting agreement provided that Mr. Hinrich and his affiliates would not be able to terminate the voting agreement if the Company decided to pursue an alternative acquisition proposal.
In the meantime, CVCapital, Cleary and Ernst & Young prepared a comparison of an asset sale transaction and a sale of the Company for the Board’s consideration (the “structure comparison”).
On May 12, 2017, the management of the Company circulated to the Board a collection of materials, which included, among other things, the structure comparison, the offer letters from Blackstone and Party A, a summary comparison of the key commercial terms and the key legal terms of Blackstone’s and Party A’s offers, and a summary of key terms of the draft of the transaction agreement prepared by Cleary, in advance of the next Board meeting held on May 19, 2017. Prior to the Board meeting held on May 19, 2017, members of the Board shared their views on the key legal terms of the draft of the transaction agreement, as well as the deal structure of the proposed transaction and determined to primarily focus on a sale of the Company.
On May 16, 2017, the Company entered into an engagement letter with CVCapital to formalize the engagement of CVCapital regarding the fairness opinion to be rendered by CVCapital in connection with the proposed transaction. In the meantime, the CFO of the Company provided CVCapital with the financial projections of the Company prepared by the management of the Company (which financial projections are summarized under “The Amalgamation — Certain Projections”).
On May 16, 2017, as authorized by the Board, Mr. Hinrich, in his capacity as Executive Chairman of the Board, sent a letter to each of Blackstone and Party A, accompanied with a draft of an amalgamation agreement which had been approved by the Board. This draft of the amalgamation agreement also included a requested price of  $17.50 per Share, taking account of the offers received from Party A and Blackstone to date. The letters noted that (a) given the competitive nature of the bidding process, the Board was not prepared to offer exclusivity as requested in the proposals from Blackstone and Party A, but would only consider granting exclusivity when all major commercial terms and other relevant matters were resolved and a final, definitive and binding mark-up of the amalgamation agreement was reached; (b) each of Blackstone and Party A was asked to submit a definitive and binding mark-up of the amalgamation agreement to the Board no later than 5 p.m. (Hong Kong time) on May 23, 2017; and (c) Mr. Hinrich, as Executive Chairman of the Board, invited each of Blackstone and Party A to a follow-up session with him on May 18, 2017, to clarify certain aspects of their proposals.
On May 18, 2017, Mr. Hinrich met with representatives of Blackstone and Party A to clarify certain aspects of each of their proposals. Representatives of Blackstone confirmed with Mr. Hinrich that they had completed due diligence on the Company, and that they accepted the Board’s requested price of  $17.50 per Share. Representatives of Party A confirmed with Mr. Hinrich that it would not insist on the employee share rollover, and that it would not use the Company’s cash as one of its financing sources. On the same day, each of Blackstone and Party A reverted with its comments on the Company’s draft of the amalgamation agreement, which reflected their discussions with Mr. Hinrich earlier that day, except that in Blackstone’s response, Blackstone revised its offer price from $17.50 per Share to $17.75 per Share.

On May 19, 2017, the Board held a telephonic meeting with representatives of CVCapital and Cleary. At the Board’s request, representatives of CVCapital and Cleary reviewed with the Board the key commercial terms of the binding offers and mark-ups of the Company’s draft of the amalgamation agreement and other ancillary documents received from Blackstone and Party A. The Board noted the restrictions proposed by Blackstone on Mr. Hinrich’s ability to terminate the voting agreement in certain circumstances, and insisted on removing the restriction on termination of the voting agreement when the amalgamation agreement is terminated. At that meeting, representatives of CVCapital also reviewed with the Board their updates to the financial discussion materials relating to the Company and the proposed transaction that they had previously provided to the Board (such updated materials, the “May 19 Discussion Materials”). The May 19 Discussion Materials included, among other things, various valuation metrics and approaches as well as evaluations of  $17.75 cash consideration per Share, both in comparison to the Company’s stand-alone value and as an implied premium to various trading prices. The Board noted that the offer price of  $17.75 per Share was within the upper end of the reference ranges contained in CVCapital’s financial analyses. After discussion and deliberation, the Board viewed the Blackstone binding offer as more favorable, for the following reasons: (a) Blackstone’s offer price of  $17.75 per Share was higher than Party A’s offer price of  $17.50 per Share; (b) Blackstone provided a 100% equity commitment with three affiliated private equity and real estate funds that were participating in its acquisition proposal, which provided greater financing certainty than Party A, which intended to utilize third party lending to partially finance its acquisition proposal; (c) Party A required that one of the conditions to its obligations to close the proposed transaction would be the completion by the Company of a restructuring of its real estate assets into a property sub-group to accommodate a requirement of its debt financing provider; and (d) Blackstone had experience with real estate and other portfolio companies in similar industries as the Company which likely would be beneficial to the Company’s business after the closing of the proposed transaction. The Board, therefore, instructed management and Cleary to prioritize finalizing all transaction documents with Blackstone over the upcoming weekend, but also to continue discussions and make progress on the transaction documents with Party A.
On May 20, 2017, representatives of Blackstone and the Company met to negotiate the amalgamation agreement and other ancillary transaction documents. In the afternoon of the same day, Party A met with Mr. Hinrich and raised its offer price to $18.00 per Share. Following protocols and parameters previously approved by the Board, Mr. Hinrich instructed management and Cleary to also finalize the transaction documents with Party A in parallel over the weekend.
On May 21, 2017, representatives of Party A and the Company met to negotiate the transaction documents. In the meantime, representatives of Blackstone and the Company continued their negotiations on the amalgamation agreement and other ancillary transaction documents. On the same day, Mr. Hinrich had a meeting with representatives of Blackstone, informing them that their offer price of  $17.75 per Share was no longer the highest bid.
On May 22, 2017, representatives of the Company and Cleary continued their negotiations and finalized all the transaction documents with Blackstone and Party A.
On May 23, 2017, the Board convened a meeting at Cleary’s Hong Kong office, with representatives of CVCapital and Cleary in attendance, to evaluate and consider the offers, including the finalized transaction documents, from Blackstone and Party A. Shortly before the Board meeting, Party A sent an offer letter to Mr. Hinrich as Executive Chairman of the Board to raise its offer price to $18.10 per Share and Blackstone also sent an offer letter to Mr. Hinrich as Executive Chairman of the Board to raise its offer price to $18.00 per Share.
Prior to the meeting, CVCapital circulated to the Board its financial analyses dated as of May 23, 2017, which took into account the information contained in the Company Projections. During the meeting, at the request of the Board, representatives of CVCapital first reviewed and discussed CVCapital’s valuation analyses. Representatives of Cleary then gave an overview of the key terms of the finalized transaction documents with each of Blackstone and Party A, including the amalgamation agreement (merger agreement in case of Party A), voting agreement, limited guaranty, equity commitment letter and debt commitment letter. While Party A’s offer price was slightly higher than Blackstone’s, Blackstone provided a 100% equity commitment with higher financing certainty than Party A, which intended to utilize third party lending to partially finance its acquisition proposal, and Party A required that the Company complete a restructuring of its real estate assets into a property sub-group prior to the Closing; in addition, the Board noted Blackstone’s experience with real estate and other portfolio companies in similar industries as the Company. Representatives of Cleary then reviewed with the Board the directors’ fiduciary duties in connection with approving the proposed transaction. The Board discussed and deliberated, and taking into account its fiduciary duties to the Company, determined that after comparing the key terms of the offers from Blackstone and Party A and the potential prospects of the Company’s business if each of Blackstone and Party A acquired the Company, the Board viewed the Blackstone’s offer as more favorable. Thereafter, at the request of the Board, CVCapital verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of CVCapital’s written opinion addressed to the Board dated May 23, 2017), as to the fairness, from a financial point of view, of Blackstone’s offer of  $18.00 per Share to be paid in the Amalgamation. Please see “The Amalgamation — Opinion of the Board’s Financial Advisor” beginning on page 26 for further details. The Board unanimously (a) approved the Amalgamation and the Company’s execution, delivery and performance of the Original Amalgamation Agreement (as defined below); (b) determined that the terms of the Original Amalgamation Agreement, the Transactions, and the entering into the Original Amalgamation Agreement by the Company are in the best interests of the Company, including its shareholders as a whole; (c) declared the Original Amalgamation Agreement advisable; (d) resolved to recommend adoption of the Original Amalgamation Agreement and approval of the Transactions by the shareholders of the Company; and (e) directed that the Company submit the Amalgamation, the other Transactions, and the Original Amalgamation Agreement to a vote at a meeting of the shareholders of the Company. After the Board meeting, the Company, Parent and Amalgamation Sub executed the Agreement and Plan of Amalgamation (the “Original Amalgamation Agreement”) and other ancillary transaction documents.
Immediately after the Board meeting on May 23, 2017 and the execution of the Original Amalgamation Agreement by the Company and Blackstone as approved by the Board, without knowledge of the execution of the Original Amalgamation Agreement by the Company and Blackstone, Party A sent another offer letter to Mr. Hinrich as Executive Chairman of the Board and raised its binding offer to $18.60 per Share (the “May 23 Offer”) and had a telephone conversation with Mr. Hinrich about its revised offer to reiterate its strong interest in the Company.
Later on that day, the Company issued a press release announcing its entry into the Original Amalgamation Agreement, and filed the press release and the Original Amalgamation Agreement as exhibits to its current report on Form 6-K.
On May 24, 2017, Party A submitted a binding offer and revised transaction documents. In the revised draft of the merger agreement, Party A further raised its binding offer to $20.00 per Share and removed the closing condition requiring the Company to complete restructuring of its real estate assets into a property sub-group (the “May 24 Offer”). In the evening of May 24, 2017, Party A submitted a further revised draft of the merger agreement, in which it increased the amount of the termination fee payable by Party A to the Company. Under the revised draft of the merger agreement, Party A would be required to pay a termination fee to the Company in the event of termination of the merger agreement by the Company due to Party A’s breach of any of its representations, warranties and covenants which were not cured within a specified timeframe, or Party A’s failure to close the transaction within a specified timeframe after all conditions to closing were satisfied or otherwise waived. The revised termination fee also covered the amount of termination fee payable by the Company to Blackstone contemplated under the Original Amalgamation Agreement, should the Original Amalgamation Agreement be terminated by the Company due to the May 24 Offer.
Pursuant to the terms and conditions of the Original Amalgamation Agreement, Company management informed Blackstone of the May 23 Offer and the May 24 Offer later on the same day. Mr. Hinrich then called a Board meeting on May 25, 2017 to consider whether the May 24 offer constituted a superior proposal, given Party A’s higher offer price coupled with Party A’s removal of the closing condition relating to the Company’s restructuring of its real estate assets into a property sub-group.
On May 25, 2017, shortly before the Board meeting, Blackstone submitted an offer letter and revised transaction documents, raising its offer price to $20.00 per Share. During the Board meeting, at the request of the Board, representatives of Cleary gave an overview of the revised transaction documents from

Blackstone, including the Amendment No. 1 to the Original Amalgamation Agreement, Amendment No. 1 to the Limited Guaranty, and Amendment to the Equity Commitment Letter, as well as the revised transaction documents submitted by Party A on May 24, 2017. The Board discussed and deliberated, and taking into account its fiduciary duties to the Company, including its shareholders as a whole, determined that after comparing the key terms of the offers from Blackstone and Party A, and given that both offer prices were identical and both offers’ key terms were comparable, the Board did not view the May 24 Offer submitted by Party A as being sufficient to constitute a superior proposal under the Original Amalgamation Agreement. Thereafter, CVCapital confirmed to the Board that it would reissue its written opinion to the Board as to the fairness, from a financial point of view, of Blackstone’s offer of  $20.00 per Share to be paid in the Amalgamation. Please see “The Amalgamation — Opinion of the Board’s Financial Advisor” beginning on page 26 for further details. The Board unanimously (a) approved the Company’s execution, delivery and performance of the Amendment No. 1 to the Original Amalgamation Agreement, Amendment No. 1 to the Limited Guaranty, and Amendment to the Equity Commitment Letter; (b) determined that the terms of the Amalgamation Agreement, the Transactions, and the entering into the Amalgamation Agreement are in the best interests of the Company, including its shareholders as a whole; (c) declared the Amalgamation Agreement advisable; (d) resolved to recommend adoption of the Amalgamation Agreement and approval of the Transactions by the shareholders of the Company; and (e) directed that the Company submit the Amalgamation, the other Transactions, and the Amalgamation Agreement to a vote at a meeting of the shareholders of the Company. After the Board meeting, the Company, Parent and Amalgamation Sub executed the Amendment No. 1 to the Original Amalgamation Agreement, Amendment No. 1 to the Limited Guaranty, and Amendment to the Equity Commitment Letter, and CVCapital reissued its written opinion as to the fairness, from a financial point of view, of Blackstone’s offer of  $20.00 per Share to be paid in the Amalgamation. Please see “The Amalgamation — Opinion of the Board’s Financial Advisor” beginning on page 26 for further details.
Later on that day, the Company issued a press release announcing its entry into the Amendment No. 1 to the Original Amalgamation Agreement, and filed the press release and the Amendment No. 1 to the Original Amalgamation Agreement as exhibits to its current report on Form 6-K.
Reasons for the Amalgamation and Recommendation of the Board
Our Board determined that the Amalgamation, on the terms and subject to the conditions set forth in the Amalgamation Agreement, is advisable, fair to, and in the best interests of the Company, including its shareholders as a whole.
At a meeting on May 23, 2017 and a meeting on May 25, 2017, our Board (comprising all the Directors who would be eligible to serve as Continuing Directors (as defined in the Bye-Laws)) unanimously (a) approved the Bye-Laws Amendment and the Company’s adoption of the New Bye-Laws; (b) approved the Amalgamation and the Company’s execution, delivery and performance of the Amalgamation Agreement; (c) determined that the terms of the Amalgamation Agreement and the Transactions, and entering into of the Amalgamation Agreement by the Company are in the best interests of the Company, including its shareholders as a whole; (d) declared the Amalgamation Agreement advisable; (e) resolved to recommend (i) approval of the Bye-Laws Proposal; and (ii) approval of the Amalgamation Proposal, and the Company’s adoption of the Amalgamation Agreement by the shareholders of the Company at the shareholders’ meeting; and (f) directed that the Company submit the approval of the Bye-Laws Proposal and the Amalgamation Proposal to a vote at a meeting of the shareholders of the Company.
In the course of reaching its determinations, our Board considered the following substantive factors and potential benefits of the Amalgamation, each of which our Board believed supported their respective decisions, but which are not listed in any relative order of importance:
(a)
the all-cash Amalgamation Consideration, which will allow our shareholders an opportunity to immediately realize a fixed amount of cash for their investment, which amount the Board believes to be fair to our shareholders, without incurring brokerage and other costs typically associated with market sales and not to be exposed to the risks and uncertainties relating to the Company’s prospects;

(b)
the current and historical market prices of the Shares, including the fact that the US$20.00 per Share Amalgamation Consideration represents approximately a 66.7% premium over the closing price of US$12.00 per Share on May 22, 2017, the last trading day prior to the date that the Company entered into the Amalgamation Agreement, and approximately a 91.7% premium over the volume-weighted average closing prices of the Shares during the thirty trading days prior to May 22, 2017;
(c)
the extensive negotiations with respect to the Amalgamation Consideration, which led to the US$20.00 per Share Amalgamation Consideration which represents approximately a 131.2% premium over the closing price per Share on January 13, 2017, which is the date when the initial preliminary offer from an affiliate of Parent was received by the Board;

(d)
the fact that Parent had increased the Amalgamation Consideration from US$18.00 per Share under the Original Amalgamation Agreement to US$20.00 per Share, as a result of the offer that the Company received from Party A on May 24, 2017 (see above discussion under the section entitled “Background of the Amalgamation”);

(e)
the fact that the Board, after extensive discussion and deliberation and comparison of the key terms of Parent’s proposal and Party A’s proposal submitted to the Board before the Board meeting held on May 23, 2017, determined that Parent’s proposal is more favorable than Party A’s proposal, for the following reasons: (i) Parent’s proposal provided greater financing certainty than Party A’s, (ii) Parent did not require the Company to have completed restructuring of its real estate prior to the Closing, and (iii) Blackstone had experience with real estate and other portfolio companies in similar industries as the Company which likely would be beneficial to the Company’s business after the Closing;

(f)
the thorough review of the Company’s strategic alternatives, including that, per the direction of the Board, representatives of CVCapital contacted a total of 21 parties, composed of 13 financial investors and 8 potential strategic buyers, in an effort to obtain the best offer available to the Company, and only Blackstone and Party A made firm offers to acquire the Company;

(g)
the financial analysis reviewed and discussed with the Board by representatives of CVCapital, as well as the oral opinions delivered by CVCapital to the Board on May 23, 2017 and on May 25, 2017 respectively (which were subsequently confirmed in writing by delivery of CVCapital’s written opinions addressed to the Board dated as of May 23, 2017 and May 25, 2017, as to the fairness, from a financial point of view as of the date of such opinion, to the holders of Shares (other than any Excluded Shares and any Dissenting Shares) of the Amalgamation Consideration to be received by such holders in the Amalgamation pursuant to the Amalgamation Agreement. Please see “The Amalgamation — Opinion of the Board’s Financial Advisor” beginning on page 26 for additional information;

(h)
the belief of the Board that the terms of the Amalgamation Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

(i)
the likelihood that the Amalgamation would be completed based on, among other things (not in any relative order of importance):

(i)
the likelihood and anticipated timing of completing the Amalgamation in light of the scope of the conditions to completion, including the absence of significant regulatory approvals being required in connection with the Amalgamation;

(ii)
the equity financing provided in favor of Parent was for an aggregate amount sufficient to cover all of the aggregate Amalgamation Consideration, and that the Company is a named third party beneficiary of the Equity Commitment Letter;

(iii)
the fact that the Amalgamation Agreement provides that, in the event of the failure of the Amalgamation to be completed under certain circumstances, Parent will pay the Company a termination fee of US$25,846,691, and the guarantee of such payment obligation of Parent by the sponsors, severally (and not jointly or jointly and severally), pursuant to the Limited Guaranty;

(iv)
the Company’s right, pursuant to the Amalgamation Agreement, to obtain an injunction, specific performance or other equitable relief to cause Parent and Amalgamation Sub to consummate the Amalgamation under certain circumstances; and

(v)
Parent’s and Amalgamation Sub’s agreement in the Amalgamation Agreement to use its reasonable best efforts to consummate the Amalgamation.

(j)
the ability of the Company, under certain circumstances, based on the recommendation of the Board, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to approve the Amalgamation Proposal;

(k)
the ability of the Company, subject to compliance with the terms and conditions of the Amalgamation Agreement, to terminate the Amalgamation Agreement prior to the receipt of the required shareholder approvals in order to accept an alternative transaction proposed by a third party that is a Superior Proposal; and

(l)
the terms and conditions of the Amalgamation Agreement were the product of extensive negotiations between the Board and its advisors, on the one hand, and Parent and its advisors, on the other hand, which, among other things, resulted in a substantial increase in the Amalgamation Consideration from the initial offer received from an affiliate of Parent to US$20.00 per Share.

The Board also considered a variety of potentially negative factors, including the factors discussed below, concerning the Amalgamation Agreement and the Amalgamation (which are not listed in any relative order of importance):
(a)
the fact that the shareholders will have no ongoing equity participation in the Company following the Amalgamation, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

(b)
the possibility that Parent could sell part or all of the Company following the Amalgamation to one or more purchasers at a valuation higher than that being paid in the Amalgamation;

(c)
the restrictions on the conduct of the Company’s business prior to the completion of the Amalgamation, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Amalgamation;

(d)
the risks and costs to the Company if the Amalgamation does not close, including the diversion of management and employee attention, potential employee attrition, the potential disruptive effect on business and customer relationships, and the negative impact of a public announcement of the Amalgamation on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

(e)
the risk that, while the Amalgamation is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Amalgamation will be satisfied, and as a result, it is possible that the Amalgamation may not be completed even if approved by the Company’s shareholders, e.g., the Amalgamation cannot be completed until MOFCOM is notified of the Amalgamation through the AML filing and MOFCOM approves the Amalgamation;

(f)
the risk of incurring substantial expenses related to the Amalgamation, including in connection with potential litigation related to the Amalgamation;

(g)
the Company will be required, under certain circumstances, to pay Parent, which is beneficially owned by the sponsors, a termination fee of US$12,923,346, in connection with the termination of the Amalgamation Agreement;

(h)
the Company’s remedy for damages in the event of breach of the Amalgamation Agreement by Parent or Amalgamation Sub is limited to receipt of a reverse termination fee of US$25,846,691, guaranteed by the Limited Guaranty, and under certain circumstances the Company may not be entitled to this reverse termination fee at all; and

(i)
the possibility that Parent and Amalgamation Sub may be unable or unwilling to complete the Amalgamation, including if the financing as described above cannot be obtained despite Parent and Amalgamation Sub’s compliance with their financing obligations set forth in the Amalgamation Agreement or if Parent or Amalgamation Sub chooses not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive, but includes all the material factors considered by the Board. In view of the wide variety of factors considered by the Board, the Board found it impracticable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Our Board authorized and approved the Amalgamation Agreement based upon the totality of the information presented to and considered by it.
Our Board recommends that you vote “FOR” the Bye-Laws Proposal, “FOR” the Amalgamation Proposal, and “FOR” the Adjournment Proposal.
Opinion of the Board’s Financial Advisor
Pursuant to an engagement letter dated May 16, 2017, the Company retained CVCapital as its financial advisor to deliver a fairness opinion in connection with the Amalgamation.
At the meeting of the Board on May 23, 2017 and the subsequent meeting on May 25, 2017, CVCapital rendered its oral opinion to the Board, respectively, which was subsequently confirmed in writing by delivery of CVCapital’s written opinion to the Board, dated May 23, 2017 and May 25, 2017, that, as of each of such dates and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Amalgamation Consideration per Share was fair, from a financial point of view, to the holders of Shares (other than any Excluded Shares and any Dissenting Shares). No limitations were imposed by the Board upon CVCapital with respect to the investigations made or procedures followed by it in rendering its opinion.
The full text of the written opinion of CVCapital, dated May 25, 2017, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of CVCapital set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares are urged to read the opinion in its entirety. CVCapital’s written opinion is addressed to the Board (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Amalgamation Consideration per Share to be paid in the Amalgamation, does not address any other aspects of the Amalgamation and does not constitute a recommendation to any holder of Shares as to how such holder should vote or act with respect to the Amalgamation or any other matter.
In arriving at its opinion, CVCapital, among other things:
(a)
reviewed certain publicly available financial statements and other business and financial information relating to the Company;

(b)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with CVCapital by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company;

(c)
discussed the past and current business, operations, financial condition and prospects of the Company with members of the management of the Company;

(d)
reviewed the trading history of the Shares and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(e)
compared certain financial and stock information of the Company with similar information of the companies we deemed relevant;

(f)
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(g)
reviewed: (i) a draft, dated May 22, 2017, of the Agreement and Plan of Amalgamation (the “Draft Agreement”); (ii) a draft, dated May 25, 2017, of Amendment No. 1 to Agreement and Plan of Amalgamation (the “Amendment No. 1” and together with the Draft Agreement, the “Amended Agreement”); (iii) drafts, dated May 22, 2017, of the voting and draft support agreements by and among Parent, Amalgamation Sub and each of certain shareholders of the Company (the “Draft Support Agreements”); (iv) a draft, dated May 22, 2017, of the Equity Commitment Letter (the “Draft Equity Commitment Letter”); (v) a draft, dated May 25, 2017, of the Letter Amendment to the Draft Equity Commitment Letter (the “Letter Amendment”); (vi) a draft, dated May 22, 2017, of the Limited Guaranty (the “Draft Limited Guaranty”); and (vii) a draft, dated May 25, 2017, of Amendment No. 1 to Limited Guaranty (the “Amendment No. 1 to Limited Guaranty”); and

(h)
performed such other analyses and studies and considered such other information and factors as it deemed appropriate.

In rendering its opinion, CVCapital assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with CVCapital as provided by the Company and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to CVCapital. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with CVCapital as provided by the Company, CVCapital was advised by the management of the Company, and CVCapital assumed, with the Company’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. CVCapital expressed no view as to any projected financial data relating to the Company or the assumptions on which they were based. The issuance of CVCapital’s opinion was authorized by its fairness opinion committee.
CVCapital did not make or was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did CVCapital make any physical inspection of the properties or assets of the Company. CVCapital did not evaluate the solvency of the Company or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. CVCapital assumed, with the Company’s consent, that (a) the Amalgamation will be consummated in accordance with the terms of the Amended Agreement without waiver, modification or amendment of any material term, condition or agreement, (b) each of the Draft Support Agreements, Draft Equity Commitment Letter as amended by the Letter Amendment, and Draft Limited Guaranty as amended by Amendment No. 1 to Limited Guaranty will be executed concurrently with the execution and delivery of the Amended Agreement, and (c) in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the proposed transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company or the Amalgamation. Representatives of the Company advised CVCapital, and CVCapital also assumed, that the final terms of the Amended Agreement, the Draft Support Agreements, the Draft Equity Commitment Letter as amended by the Letter Amendment, and the Draft Limited Guaranty as amended by Amendment No. 1 to Limited Guaranty did not vary materially from those set forth in the drafts reviewed by CVCapital. CVCapital also assumed that the representations and warranties made in the Amended Agreement by the parties thereto are and will be true and correct in all respects material to its analysis. CVCapital did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and relied, with the Company’s consent, upon the assessments of representatives of the Company as to such matters.
CVCapital’s opinion did not address any terms (other than with respect to the Amalgamation Consideration per Share to the extent expressly specified in its fairness opinion letter) or other aspects or implications of the Amalgamation. CVCapital expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect the Amalgamation, the relative merits of the

Amalgamation as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. CVCapital also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Amalgamation, or any class of such persons, relative to the Amalgamation Consideration per Share or otherwise.
CVCapital’s opinion was limited to the fairness, from a financial point of view, of the Amalgamation Consideration per Share to be paid to the holders of the Shares (other than any Excluded Shares and any Dissenting Shares) in the Amalgamation, and expressed no opinion as to the fairness of the Amalgamation to, or any consideration paid in connection with the Amalgamation to, the holders of any other class of securities, creditors or other constituencies of Amalgamation. CVCapital’s opinion was necessarily based upon information available to CVCapital, and financial, stock market and other conditions and circumstances existing and disclosed to CVCapital, as of the date of its fairness opinion letter. It should be understood that subsequent developments may affect CVCapital’s opinion and that it does not have any obligation to update, revise, or reaffirm its opinion.
CVCapital’s advisory services and its opinion were provided for the information of the Board (in its capacity as such) in its evaluation of the Amalgamation, and CVCapital’s opinion was not intended to be and does not constitute a recommendation to any holder of Shares as to how such holder should vote or act on any matters relating to the Amalgamation.
In accordance with customary investment banking practice, CVCapital employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by CVCapital in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by CVCapital, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CVCapital’s financial analyses.
Sum of the Parts Analysis
CVCapital conducted a sum of the parts valuation analysis for the purpose of estimating the diluted equity value per Share, based on the stand-alone valuation of the three components of the Company’s business, namely the “Exhibitions Segment”, the Online and Other Media Services (the “OOM Segment”), and the “Properties Segment”, with consideration for the intersegment adjustments. CVCapital used a discounted cash flow methodology, a comparable companies multiples and comparable transactions multiples methodology for the “Exhibitions Segment” and the “OOM Segment”. For the passive “Properties Segment”, CVCapital used a US$226.2 million fair valuation pursuant to independent valuation reports prepared by Savills Valuation and Professional Services Limited (“Savills”) as at 31 December 2016 and tax effected the amount resulting in US$175.7 million net proceeds to the shareholders from the hypothetical sale of the properties pursuant to the tax computation provided by Shanghai Deloitte Tax Ltd (“Deloitte”). CVCapital engaged Deloitte to prepare its report on the relevant tax implications with respect to the disposal of such properties in various tax jurisdictions, as well as to conduct its simulation of the tax costs and the net cash proceeds to be received by the Shareholders in connection with such sales.
Discounted Cash Flow Analysis
CVCapital conducted a discounted cash flow analysis for the purpose of estimating the diluted equity value per Share. CVCapital calculated the projected unlevered free cash flows that the Company is expected to generate during the second half year of 2017 and fiscal years 2018 to 2021 based upon financial projections prepared by the management of the Company.
CVCapital also calculated a range of terminal enterprise values of the Company at the conclusion of the projection period ending 2021 by applying a perpetual growth rate ranging from 2.0% to 3.0%, which was selected by CVCapital based on its experience and judgment, to the projected unlevered free cash flow of the Company in the terminal year. The unlevered free cash flows and the range of terminal enterprise values were then discounted to present values using a range of discount rates from 12.3% to 16.3%, which range was chosen by CVCapital based upon an analysis of the weighted average cost of capital of the Company. The calculation of the present value of the projected unlevered free cash flows, the range of terminal enterprise values and tax-effected net proceeds of the hypothetical property sale indicated an estimated combined enterprise value of US$313.2 million to US$387.6 million. Based on the estimated range of enterprise value, CVCapital estimated the range of implied equity value of the Company to be US$355.1 million to US$429.6 million by: (i) adding net cash of US$46.0 million outstanding as of March 31, 2017; and (ii) subtracting minority interests of US$4.1 million.
Based on the foregoing, the discounted cash flow analysis indicated an implied equity value reference range of US$13.74 to US$16.62 per Share, as compared to the Amalgamation Consideration of US$20.00.
Selected Comparable Companies and Comparable Transactions Analyses
CVCapital analyzed selected comparable companies and selected comparable transactions for the purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the proposed transaction. CVCapital does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the proposed transaction cannot rely solely upon a quantitative review of the selected comparable companies and selected transactions but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected comparable companies and selected comparable transactions analysis is subject to certain limitations.
Selected Comparable Companies Analysis.   CVCapital compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which CVCapital judged to be most similar to the Exhibitions Segment and the OOM Segment, respectively. The companies selected by CVCapital were:
Exhibitions:
(a)
UBM

(b)
China South City

(c)
Emerald Expositions

(d)
Ascential

(e)
ITE Group

(f)
Pico Far East

(g)
MCH Group

(h)
Tarsus Group

OOM:
(a)
Cogobuy Group

(b)
Etsy

(c)
Focus Technology

(d)
Shanghai Ganglian

(e)
HC International

(f)
Infomart Corporation

(g)
LightInTheBox

The Company’s OOM business is not directly comparable to the comparable companies in the OOM Segment given certain characteristics of the comparable companies including, but not limited to, size, business comparability, growth rates and profit margins. Therefore, although reviewed, CVCapital did not select valuation multiples for the Company based on the comparable companies analysis for OOM Segment.
Selected Comparable Transactions Analysis.   CVCapital compared the Company to the fourteen target companies involved in comparable transactions. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the relevant transaction compared to the Transaction and the availability of public information related to the relevant transaction.
CVCapital applied a 25th percentile and 75th percentile reference range of  (a) 11.1x to 13.8x for enterprise value to the Exhibition Segment’s adjusted EBITDA for fiscal year 2016 of US$12.8 million, (b) 0.4x to 1.5x for enterprise value to the OOM Segment’s revenue for fiscal year 2016 of US$58.3 million, and (c) tax-effected net proceeds of US$175.7 million to the shareholders from the hypothetical sale of properties. This resulted in an estimated range of implied equity value of the Company of US$383.4 million to US$482.4 million. Based on the foregoing, these analyses indicated an implied equity value reference range of US$14.83 to US$18.66 per Share, as compared to the Amalgamation Consideration of US$20.00 per Share.
Results of the discounted cash flow analysis and selected comparable companies/selected comparable transactions analyses are presented in the following table:
	Discounted Cash Flow	Selected Comparable Companies / Selected Comparable Transactions(1)
Exhibitions	Implied Exhibitions segment enterprise value of $81.2mm – $125.0mm	2016 Exhibitions Adjusted EBITDA(2) of $12.8mm Applied EBITDA multiple of 11.1x – 13.8x(3) Implied Exhibitions segment enterprise value of $142.9mm – $177.2mm
OOM	Implied OOM segment enterprise value of $56.3mm – $86.9mm	2016 OOM Revenue of $58.3mm Applied revenue multiple(4) of 0.4x – 1.5x Implied OOM segment enterprise value(3) of $22.8mm – $87.5mm
Properties	$175.7mm tax-effected net proceeds to the shareholders(5)
Combined Enterprise Value	$313.2mm – $387.6mm	$341.4mm – $440.4mm
Implied Equity Value	Implied equity value of $355.1mm – $429.6mm	Implied equity value of $383.4mm – $482.4mm
Implied Per Share Value(6)	$13.74 – $16.62	$14.83 – $18.66

(1)
Valuation range based on 25th to 75th percentile

(2)
Rental expenses of  $3.0mm are realized for the calculation of 2016 adjusted EBITDA for exhibitions segment (as provided by Management).

(3)
Reflects multiples of selected comparable companies / selected transactions for exhibitions segment

(4)
Reflects multiples of selected transactions for OOM segment

(5)
Based on independent valuation reports provided by Savills and tax computation prepared by Deloitte

(6)
Based on 25.85mm diluted shares

Premiums Paid Analysis
CVCapital analyzed the premiums paid over the public market trading prices in U.S.-listed company 100% acquisition transactions (where the buying group did not own any portion of the target company) since January 1, 2014 and U.S.-listed China company going-private transactions since January 1, 2010. For each transaction, CVCapital calculated and compared the premium of the offer price to (a) the closing price on the last trading day prior to the announcement of the proposed transaction, and (b) the closing price thirty days prior to the proposed transaction.
CVCapital observed that the 25th percentile and the 75th percentile of precedent premiums paid in U.S.-listed company 100% acquisition transactions, over the last trading day and over the closing price thirty days prior, were 11.5% to 39.4%, and 16.5% to 45.4%, respectively, which indicated an implied equity value reference range of US$13.38 to US$16.73 per Share and US$13.98 to US$17.44 per Share, respectively, when applied to the closing price of US$12.00 for the share price on May 22, 2017, the last trading day prior to the announcement of the proposed transaction. Results of this analysis are presented in the following table:
	# of Transactions	Offer Premium			Implied Equity Value Per Share
		1 Day Prior	7 Days Prior	30 Days Prior	1 Day Prior	7 Days Prior	30 Days Prior
25th PCTL		11.5%	13.5%	16.5%	$13.38	$13.62	$13.98
Medium	595	22.3%	25.5%	29.2%	$14.68	$15.06	$15.50
75th PCTL		39.4%	41.1%	45.4%	$16.73	$16.93	$17.44

Includes the transactions that have been announced since January 1, 2014
CVCapital observed that the 25th percentile and the 75th percentile of precedent premiums paid in U.S. listed China company going-private transactions, over the last trading day and over the closing price thirty days prior, were 17.4% to 37.7%, and 17.4% to 47.4%, respectively, which indicated an implied equity value reference range of US$14.09 to US$16.53 per Share and US$14.09 to US$17.69 per Share, respectively, when applied to the closing price of US$12.00 for the share price on May 22, 2017, the last trading day prior to the announcement of the proposed transaction. Results of this analysis are presented in the following table:
	# of Transactions	Offer Premium			Implied Equity Value Per Share
		1 Day Prior	7 Days Prior	30 Days Prior	1 Day Prior	7 Days Prior	30 Days Prior
25th PCTL		17.4%	15.7%	17.4%	$14.09	$13.88	$14.09
Medium	91	23.5%	27.8%	25.6%	$14.82	$15.34	$15.07
75th PCTL		37.7%	46.5%	47.7%	$16.53	$17.58	$17.69

Includes the transactions that have been announced since January 1, 2010
Other Considerations
In addition to the financial analyses described above, CVCapital considered the 52-week high and low of the Company’s stock price between May 22, 2016 and May 22, 2017. CVCapital noted that the 52-week high was US$12.70 per Share and that the 52-week low was US$7.79 per Share.
Other Matters
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by CVCapital. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CVCapital believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, CVCapital did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, CVCapital considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by CVCapital are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, CVCapital’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.
None of the selected comparable companies reviewed as described in the above summary is identical to the Company, and none of the selected comparable transactions reviewed was identical to the Amalgamation. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for the purposes of CVCapital’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for the purposes of CVCapital’s analysis, may be considered similar to the Amalgamation. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Amalgamation.
As a part of its investment banking business, CVCapital and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. CVCapital was selected to deliver an opinion to the Board with respect to the Amalgamation on the basis of such experience and its familiarity with the Company.
CVCapital acted as financial advisor to the Board in connection with the Amalgamation and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and another significant portion of which is contingent upon the consummation of the Amalgamation. In addition, the Company agreed to reimburse CVCapital’s expenses and indemnify CVCapital against certain liabilities arising out of its engagement. CVCapital and certain of its affiliates may have provided, are currently providing or in the future may provide commercial banking, investment banking and other advisory services to the Company and certain of its affiliates and subsidiaries unrelated to the Amalgamation from time to time for which CVCapital and such affiliates have received or will receive customary compensation. In the ordinary course of business, CVCapital and its affiliates may actively trade or hold the securities of the Company and certain of its affiliates and subsidiaries for CVCapital’s own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, CVCapital and its affiliates may maintain relationships with the Company and certain of its affiliates and subsidiaries.
Certain Projections
The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2017 through the fiscal year ending December 31, 2021 for the Board and CVCapital in connection with the financial analysis of the Amalgamation. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by CVCapital in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. None of potential purchasers were entitled to or relied on any of the financial projections.
The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding revenue, gross profit, EBIT, EBITDA and capital expenditure. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of our management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for existing and new business, the competitive environment, expectations regarding future acquisitions or another transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.
In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Amalgamation or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections. Neither the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, nor any other independent accountants have examined or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Board and CVCapital, and are not included in this proxy statement in order to induce any holder of Shares to vote in favor of approval of the Amalgamation Agreement or to elect not to seek appraisal for their Shares.
The following two tables summarize the financial projections prepared by our management and considered by the Board in connection with their analysis of the Amalgamation and CVCapital in connection with the delivery of its fairness opinion:
Management Projections for Exhibitions Segment
	Fiscal Year Ending December 31
($ in millions except percentage)	2017E	2018E	2019E	2020E	2021E
Revenues	93.6	96.1	100.3	105.1	109.0
Growth	1.3%	2.7%	4.4%	4.7%	3.8%
Adj. EBITDA(1)	11.7	12.2	12.4	13.6	14.3
% of revenue	12.5%	12.7%	12.3%	13.0%	13.1%
Adj. EBIT(2)	9.3	9.8	9.9	11.2	11.9
% of revenue	9.9%	10.2%	9.9%	10.7%	10.9%
Depreciation & Amortization	2.5	2.5	2.5	2.5	2.5
Capital Expenditures	-2.0	-0.8	-0.8	-0.8	-0.8
Management Projections for OOM Segment
	Fiscal Year Ending December 31
($ in millions except percentage)	2017E	2018E	2019E	2020E	2021E
Revenues	53.1	51.9	53.0	55.6	58.4
Growth	-9.0%	-2.2%	2.0%	5.0%	5.0%
Adj. EBITDA(1)	7.2	7.8	8.0	8.5	9.0
% of revenue	13.5%	15.0%	15.1%	15.2%	15.4%
Adj. EBIT(2)	6.0	6.6	6.9	7.4	7.9
% of revenue	11.4%	12.8%	13.0%	13.2%	13.5%
Depreciation & Amortization	1.1	1.1	1.1	1.1	1.1
Capital Expenditures	-1.8	-1.0	-1.0	-1.0	-1.0

(1)
“EBITDA” refers to earnings before interest, taxes, depreciation and amortization. Rental expenses are realized for the calculation of  “Adjusted EBITDA”.

(2)
“EBIT” refers to earnings before interest and taxes. Rental expenses are realized for the calculation of “Adjusted EBIT”.

Our management used non-GAAP measures to evaluate the Company’s operating trends, including Revenue, EBITDA and EBIT. Accordingly, these measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to GAAP measures.
In preparing both the Management Projections for Exhibition Segment and Management Projections for OOM Segment, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily:
•
the demand for products and services relating to the industry will continue in line with management’s expectations;

•
the Company’s effective tax rate is assumed to be in line with management’s expectations;

•
the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company; and

•
rental expense factors for each of the Exhibitions Segment and OOM Segment are realized.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Special Note Regarding Forward-Looking Statements” beginning on page 69, and “Item 3. Key Information — Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, incorporated by reference into this proxy statement.
Effects on the Company If the Amalgamation Is Not Completed
If the Amalgamation Proposal is not approved by the shareholders or if the Amalgamation is not completed for any other reason, the shareholders will not receive any payment for their Shares in connection with the Amalgamation. Instead, the Company will remain a publicly traded company and the Shares will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Select Market, provided that the Company continues to meet its listing requirements. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares. Accordingly, if the Amalgamation is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Amalgamation will be completed.

Under certain circumstances specified in the Amalgamation Agreement, the Company may be required to pay Parent a termination fee of US$12,923,346, or Parent may be required to pay us a termination fee of US$25,846,691. See “The Agreement and Plan of Amalgamation — Termination Fee” beginning on page 57 for additional information.
If the Amalgamation is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Amalgamation Proposal is not approved by the shareholders or if the Amalgamation is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely affected.
Financing of the Amalgamation
Parent has represented to us in the Amalgamation Agreement that it will have available to it, as of or immediately after the Effective Time, all funds necessary for the payment to the paying agent of the aggregate amount of the exchange fund and any other amounts required to be paid by Parent in connection with the consummation of the Amalgamation and other Transactions and to pay all related expenses required to be paid by Parent and satisfy any of its other payment obligations under the Amalgamation Agreement, subject to applicable Closing conditions. Such amounts are required to be funded by an equity commitment of up to US$516,933,820 by the sponsors pursuant to the Equity Commitment Letter. While, as set forth in “The Agreement and Plan of Amalgamation — Financing” beginning on page 50, Parent may obtain debt financing for a portion of the required funds to consummate the Amalgamation, the completion of the Amalgamation is not subject to any financing condition.
Limited Guaranty
The sponsors entered into the Limited Guaranty, pursuant to which the sponsors absolutely, unconditionally and irrevocably guaranteed to the Company, severally (and not jointly or jointly and severally), on the terms and subject to the conditions therein, the due and punctual payment and discharge as and when due of the payment obligations of Parent with respect to (a) the termination fee that may be payable by Parent to the Company under the Amalgamation Agreement, (b) the reimbursement obligations of Parent in connection with the cooperation of the Company and its subsidiaries for the financing arrangements and other payment or expense obligations of Parent under the Amalgamation Agreement, and (c) other monetary damages that may become payable by the Parent under the Amalgamation Agreement, up to a defined maximum amount.
Support Agreement
On May 23, 2017, Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited have each entered into a Support Agreement with Parent and Amalgamation Sub, pursuant to which each of Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited has agreed to (a) vote all their Shares, which represents approximately 64.86% of the issued and outstanding Shares entitled to vote as of June 14, 2017, in favor of, among others, (i) the approval of the Bye-Laws Proposal, and (ii) the approval of the Amalgamation Proposal and (b) restrict the transfer of their Shares, in each case in accordance with the terms of the Support Agreements.
The Support Agreements will terminate upon the earliest to occur of the following: (a) the effective time of the Amalgamation; (b) termination of the Amalgamation Agreement in accordance with its terms; (c) any change to the terms of the Amalgamation without the prior written consent of the Mr. Hinrich, Mrs. Miriam Hinrich, or Hinrich Investments Limited, as applicable, that (i) reduces the per Share Amalgamation Consideration or any consideration otherwise payable with respect to the Company’s securities beneficially owned by such shareholder (subject to adjustments), (ii) changes the form of consideration payable in the Amalgamation or any consideration otherwise payable with respect to the Company’s securities beneficially owned by such shareholder, or (iii) otherwise materially amends the Amalgamation Agreement in a manner adverse to such shareholder relative to the other shareholders of the Company; or (d) the mutual written consent of Parent, the Issuer and Mr. Hinrich, Mrs. Miriam Hinrich or Hinrich Investments Limited, as applicable.

Form of Amalgamation
At the Effective Time, Amalgamation Sub and the Company will be amalgamated and the Amalgamated Company resulting from the Amalgamation will continue as a Bermuda exempted company limited by shares. The Amalgamated Company, will continue to conduct business which was conducted by the Company following the Amalgamation and will be wholly-owned by Parent. If the Amalgamation is completed, the Amalgamated Company will cease to be a publicly traded company.
Amalgamation Consideration
If the Amalgamation Proposal is approved by the requisite vote of the Company’s shareholders and the Amalgamation is consummated, each issued and outstanding Share (except for the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive US$20.00 per Share, in cash without interest and subject to applicable withholding taxes. The Excluded Shares will be cancelled and cease to exist and no payment or distribution will be made to the holders of such Excluded Shares. If certain conditions are met, and pursuant and subject to the Bermuda Companies Act, the Dissenting Shares will be cancelled for the right to receive the value of such Shares as determined by the Bermuda Court under Section 106(6) of the Bermuda Companies Act. Please refer to “Dissenter’s Rights of Appraisal” beginning on page 59 for additional information. Payment of the Amalgamation Consideration to holders of Shares entitled thereto is conditioned on the Amalgamation being completed and will be made by a paying agent with funds from Parent.
Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Amalgamation Consideration. Prior to or at the Effective Time, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payments to the holders of Shares pursuant to the Amalgamation Agreement. As promptly as reasonably practicable, after the Effective Time (but in any event no later than three business days following the Effective Time), the paying agent will mail to each eligible registered shareholder pursuant to the Amalgamation Agreement (a) a letter of transmittal in customary form and (b) instructions for use in effecting the surrender of any share certificates in exchange for the applicable Amalgamation Consideration. Do not return your share certificates with the enclosed proxy card, and do not forward your share certificates to the paying agent without a letter of transmittal. You will not be entitled to receive the Amalgamation Consideration until you surrender your share certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of Shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. See “The Agreement and Plan of Amalgamation — Exchange Procedures” beginning on page 45 for additional information.
Treatment of Restricted Shares and Restricted Share Units
At or prior to the Effective Time, the Company will procure that any resolutions, consents and other actions necessary or appropriate are duly adopted, obtained or taken to (a) adopt the Re-allocated Stock Incentive Plan and cause the vesting conditions or other restrictions applicable to each Restricted Share allotted to the eligible grantees thereunder to accelerate in full and cause the holder of each Restricted Share, be entitled to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the Amalgamation Consideration per Share, less applicable taxes required to be withheld with respect to such payment; (b) (i) amend the 2007 Stock Incentive Plan as permitted hereunder to cause the Restricted Share Units granted thereunder, and (ii) cause the other outstanding Restricted Share Units immediately prior to the Effective Time (if any) to be cancelled in exchange for a right for the holder of each Restricted Share Unit thereof, to receive (without interest), at or promptly after the Effective Time, a lump-sum each payment equal to the product of  (A) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (B) the Amalgamation Consideration per Share; and (c) terminate the Stock Incentive Plans and any relevant award agreements or documents applicable to the Stock Incentive Plans as of the Effective Time.
Effective Time of the Amalgamation
The Amalgamation will become effective upon the filing by the Amalgamation Sub and the Company with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act or at a later time as agreed by Parent, Amalgamation Sub and the Company and the Effective Time shall be specified in the certificate of amalgamation issued by the Registrar.
Delisting and Deregistration of the Shares
If the Amalgamation is completed, the Shares will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.
Interests of Our Directors and Executive Officers in the Amalgamation
When considering the recommendation of our Board, you should be aware that the members of our Board and our executive officers have interests with respect to the Amalgamation that are, or may be, different from, or in addition to, those of our shareholders generally, pursuant to certain Company benefit plans. Our Board was aware of such interests and considered them, among other matters, in reaching its decisions to approve the Amalgamation Agreement and the Transactions, and recommend that our shareholders vote in favor of the Amalgamation Proposal.
Shares Held by Our Executive Officers and Directors
Upon the consummation of the Amalgamation, executive officers and directors of the Company holding Shares will be entitled to receive cash consideration in connection with the Amalgamation. Among the executive officers and directors of the Company, Mr. Hinrich, together with his wife Mrs. Miriam Hinrich and Hinrich Investments Limited, beneficially owned 15,725,904 Shares as of June 14, 2017 and are entitled to receive an aggregate Amalgamation Consideration of US$314,518,080 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law). We estimate that the total amount to be paid to the directors and executive officers of the Company in connection with the Shares owned by them on June 14, 2017 will be approximately US$324,989,620 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law).
Treatment of Company Restricted Share Units
Some of the holders of the Company’s Restricted Share Units are directors and executive officers of the Company.
If the Amalgamation is consummated, immediately prior to the Effective Time, each Restricted Share Unit outstanding immediately prior to the Effective Time will be cancelled in exchange for a right for the holders of Restricted Share Units, to receive (without interest), at or promptly after the Effective Time, a lump-sum cash payment equal to the product of  (a) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (b) the Amalgamation Consideration per Share.
Among the executive officers and directors of the Company, Mr. Hinrich held 153,248 Restricted Share Units as of June 14, 2017 and is entitled to receive an aggregate cash payment of US$3,064,960 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law) for such Restricted Share Units at the Closing. As of the date of this proxy statement, we estimate that the total amount to be paid to the directors and executive officers of the Company in connection with the Restricted Share Units will be approximately US$9,389,440 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law) at the Closing.
Employment Agreements with Certain Executive Officers
Pursuant to the employment agreement between Mr. Hinrich and TMHL, if following the consummation of the Amalgamation and upon the occurrence of certain events as specified therein, Mr. Hinrich will be entitled to a lump sum cash payment equal to five (5) times the sum of: (a) Mr. Hinrich’s base salary immediately before the Amalgamation and (b) the bonus paid to Mr. Hinrich for the year preceding the Amalgamation.

Indemnification and Insurance
The Company’s directors and executive officers are entitled to insurance coverage and continued indemnification under certain indemnification agreements and the Amalgamation Agreement, as described in further detail in “The Agreement and Plan of Amalgamation — Indemnification; Directors’ and Officers’ Insurance” beginning on page 53.
Regulatory Matters
Pursuant to Articles 20 and 21 of the AML, and the rules and regulations promulgated thereunder, a concentration of business operators (including a share acquisition by way of amalgamation) must be reported to MOFCOM for clearance if certain business turnover thresholds are met. As a result, the Company cannot complete the Amalgamation until MOFCOM is notified of the Amalgamation through the AML filing (the PRC merger control filing) and MOFCOM approves the Amalgamation.
The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the Amalgamation other than the approvals, filings or notices required under the U.S. federal securities laws and the rules and regulations of the NASDAQ Global Select Market, AML filing, and the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act with respect to the Amalgamation.

MARKET PRICE AND DIVIDEND INFORMATION
The following table sets forth the high and low sales prices per Share on the NASDAQ Global Select Market for the periods indicated.
	Closing Price per Share
	High (US$)	Low (US$)
Fiscal Year Ended December 31, 2014
First Quarter	$8.96	$6.35
Second Quarter	9.13	7.81
Third Quarter	8.24	6.71
Fourth Quarter	7.37	6.11
Fiscal Year Ended December 31, 2015
First Quarter	$6.39	$5.16
Second Quarter	6.97	5.23
Third Quarter	8.80	6.27
Fourth Quarter	9.37	6.78
Fiscal Year Ending December 31, 2016
First Quarter	$8.16	$6.68
Second Quarter	9.35	8.08
Third Quarter	9.26	7.95
Fourth Quarter	9.20	7.85
Fiscal Year Ending December 31, 2017
First Quarter	$9.20	$8.05
Second Quarter (through June 16, 2017)	21.45	8.40
The high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.
The Amalgamation Consideration of US$20.00 per Share represents approximately a 66.7% premium over the closing price of US$12.00 per Share on May 22, 2017, the last trading day prior to the date that the Company entered into the Amalgamation Agreement, and approximately a 91.7% premium over the volume-weighted average closing prices of the Shares during the thirty trading days prior to May 22, 2017.
Dividend Policy
The Company has not paid any cash dividends on the Shares since 1999. The Company does not expect to declare or pay any further dividends prior to the Amalgamation, and under the terms of the Amalgamation Agreement, is prohibited from so doing without the prior written consent of Parent.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on July 24, 2017 at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong Special Administrative Region of the People’s Republic of China, at 11:00 a.m., Hong Kong time, or at any adjournment thereof.
At the special meeting, holders of the Shares will be asked to vote upon the Bye-Laws Proposal, the Amalgamation Proposal and the Adjournment Proposal.
The Bye-Laws Proposal is subject to the approval by the affirmative vote of a majority of the votes cast by the shareholders of the Company present and voting in person or by proxy at the special meeting. Subject to shareholders’ approval of the Bye-Laws Proposal, the Amalgamation Proposal is subject to approval by the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class in accordance with the Company’s New Bye-Laws and the Bermuda Companies Act. If our shareholders fail to approve the Amalgamation Proposal, the Amalgamation will not occur. A copy of the New Bye-Laws is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety. A copy of the Amalgamation Agreement is attached as Annex B to this proxy statement, which we encourage you to read carefully in its entirety.
Record Date and Quorum
We have fixed the close of business on June 19, 2017, Hong Kong time, as the Record Date for the special meeting, and only registered shareholders of the Shares on the Record Date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you own Shares at the close of business on the Record Date. On the Record Date, 24,247,542 Shares are expected to be outstanding and entitled to vote. Each Share entitles its holder to one vote on all matters properly coming before the special meeting.
The presence, in person or by proxy, of at least two shareholders entitled to vote representing the holders of more than 50% of the issued Shares is necessary to constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.
Attendance
Shareholders may vote by attending the special meeting and voting in person. To attend the special meeting in person, please arrive on time at the address as set out in the notice of the special meeting with a form of valid photo identification. If you are a beneficial owner of Shares held in street name and you want to vote in person at the special meeting, you must contact the bank, brokerage firm or other nominee that holds your Shares in their name prior to the meeting and obtain from them a valid proxy issued by them in your name giving you the right to vote the Shares registered in their name. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.
Vote Required
Approval of the Bye-Laws Proposal requires the affirmative vote of a majority of the vote cast by holders of the issued and outstanding Shares entitled to vote at the special meeting. Subject to approval of the Bye-Laws Proposal, approval of the Amalgamation Proposal requires the affirmative vote of not less than sixty-six and two-thirds percent (66 2∕3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class in accordance with the Company’s New Bye-Laws and the Bermuda Companies Act.
As of June 14, 2017, Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited beneficially owned, in aggregate, approximately 64.86% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the Support Agreements, all the Shares owned by Mr. Hinrich, Mrs. Miriam Hinrich and Hinrich Investments Limited will be voted in favor of the approval of the Bye-Laws Proposal and the Amalgamation Proposal at the special meeting.

The Adjournment Proposal will be approved if holders of the majority of the votes cast by the shareholders of the Company present and voting in person or by proxy at the special meeting vote in favor of such proposal.
For each proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the Amalgamation Proposal.
If your Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those Shares, the “registered shareholder”. This proxy statement and proxy card have been sent directly to you by the Company.
If your Shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of the Shares held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those Shares, the registered shareholder. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your Shares by following their instructions for voting.
Under the rules of the NASDAQ Global Select Market, banks, brokerage firms or other nominees who hold Shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Amalgamation Proposal, and, as a result, absent specific instructions from the beneficial owner of such Shares, banks, brokerage firms or other nominees are not empowered to vote those Shares on non-routine matters, which we refer to generally as broker non-votes. THESE BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING A QUORUM, AND WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE AMALGAMATION PROPOSAL.
If you are a registered shareholder, you may submit your proxy or vote your Shares on matters presented at the special meeting in any of the following ways:
By Mail: You may submit your proxy by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. Your proxy must attend the special meeting in order to represent you. The proxy holders will vote your Shares according to your directions. If you sign and return your proxy card without specifying choices, your Shares will be voted by the persons named in the proxy “FOR” the proposals set forth in this proxy statement.
Vote at the Meeting: You may cast your vote in person at the special meeting.
If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your Shares voted. Those instructions will identify which of the above choices are available to you in order to have your Shares voted.
Please note that if you are a beneficial owner of Shares held in street name and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.
If you choose to submit your proxy by mailing a proxy card, your proxy card must be returned to the Company before July 21, 2017. Please do not send in your share certificates with your proxy card. When the Amalgamation is completed, you will receive written instructions, including a letter of transmittal, which will explain to you how to exchange your Shares for the Amalgamation Consideration.
If you properly sign your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted “FOR” the Amalgamation Proposal, “FOR” the Bye-Laws Proposal and “FOR” the Adjournment Proposal.
If you have any questions or need assistance voting your Shares, please call toll-free at 877-373-6374 or outside the U.S. at +1 312-360-5177.
IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Proxies and Revocation
Any registered shareholder entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your Shares are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your Shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your Shares will not be voted on each proposal, which will have the same effect as a vote “AGAINST” the Amalgamation Proposal.
If you are a registered shareholder, you have the right to revoke a proxy (whether delivered by mail) at any time before it is submitted at the special meeting by:
(a)
signing another proxy card with a later date and returning it to us prior to July 21, 2017; or

(b)
attending the special meeting and voting in person.

Any such new or later-dated proxy should be delivered (by mail) to Computershare. If sent by mail or facsimile, please send it to Computershare Proxy Tabulation at PO Box 505008, Louisville, KY 40233-9814 USA, Attn: GSOL, or via facsimile to (312) 601-4346. Any such new or later-dated proxies must be received by Computershare prior to July 21, 2017. Receipt by Computershare of such new or later-dated proxy prior to July 21, 2017 is, in itself, sufficient to revoke a prior proxy by that shareholder. If you hold your Shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.
Adjournments
Although it is not currently expected, the special meeting may be adjourned by the chairman of the special meeting, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the Bye-Laws Proposal and/or the Amalgamation Proposal, with the consent of the special meeting at which a quorum is present, or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice unless the meeting is adjourned for three months or more or for an indefinite period. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.
Anticipated Date of Completion of the Amalgamation
We are working towards completing the Amalgamation as quickly as possible and expect the Amalgamation to close no later than the Termination Date. In order to complete the Amalgamation, we must obtain the required shareholder approval of the Amalgamation at the special meeting and the other Closing conditions under the Amalgamation Agreement must be satisfied or waived in accordance with the Amalgamation Agreement.
Questions and Additional Information
If you have more questions about the Amalgamation or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Computershare toll-free at 877-373-6374, outside the U.S. at +1 312-360-5177, or other contact information available at Computershare’s website (www-us.computershare.com/Investor/Contact), or contact the Company’s investor relations agent LHA inside the U.S. at 415-433-3777.

THE AGREEMENT AND PLAN OF AMALGAMATION
This section of the proxy statement describes the material terms of the Amalgamation Agreement but does not purport to describe all of the terms of the Amalgamation Agreement. This description is qualified in its entirety by reference to the complete text of the Amalgamation Agreement, a copy of which is attached as Annex B, and is incorporated by reference into this proxy statement. We urge you to read the full text of the Amalgamation Agreement because it is the legal document that governs the Amalgamation. This description of the Amalgamation Agreement has been included to provide you with information regarding its terms:
Structure and Completion of the Amalgamation
The Amalgamation Agreement provides for the Amalgamation of Amalgamation Sub and the Company upon the terms, and subject to the conditions, of the Amalgamation Agreement. Amalgamation Sub is an exempted company incorporated under the laws of Bermuda as a company limited by shares formed for purposes of engaging in the Amalgamation. Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands. If and only after the Amalgamation is completed, the Amalgamated Company will cease to be a publicly traded company. The Closing will occur on a date to be specified by the Company and Parent, which will be no later than the fifth business day following the date on which all of the Closing conditions have been satisfied or waived. At the Closing, Amalgamation Sub and the Company will file with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act. The Amalgamation will become effective upon such filing or at a later time as agreed by Parent, Amalgamation Sub and the Company and the Effective Time will be specified in the certificate of amalgamation in accordance with the Bermuda Companies Act.
In order to complete the Amalgamation, all conditions to the Amalgamation must be satisfied or waived in accordance with the Amalgamation Agreement. We cannot specify when, or assure you that, all conditions to the Amalgamation will be satisfied or waived; however, we intend to complete the Amalgamation as promptly as practicable.
Memorandum of Association and Bye-Laws of the Amalgamated Company; Directors and Officers of the Amalgamated Company
The memorandum of association and bye-laws of Amalgamation Sub, as in effect immediately prior to the Effective Time, will be the memorandum of association and bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable laws. The authorized share capital of the Amalgamated Company will be US$12,000 divided into 12,000 shares of US$1.00 par value each. The name of the Amalgamated Company will be “Global Sources Ltd.”, and the Amalgamated Company intends to continue to use the company registration number of the Company after the Closing.
The names and addresses of the directors of the Amalgamated Company immediately after the Amalgamation (until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Amalgamated Company and applicable law) will be as follows:
Name	Address
Ed Huang	c/o The Blackstone Group (HK) Limited, Two, International Finance Centre, Suite 901, 9th Floor, 8, Finance Street, Central, Hong Kong
Alex Yang	c/o The Blackstone Group (HK) Limited, Two, International Finance Centre, Suite 901, 9th Floor, 8, Finance Street, Central, Hong Kong
Tim Wang	c/o The Blackstone Group (HK) Limited, Two, International Finance Centre, Suite 901, 9th Floor, 8, Finance Street, Central, Hong Kong
The management and operation of the Amalgamated Company will remain substantially the same as the Company at and after the Amalgamation.
Treatment of the Shares
At the Effective Time, each issued and outstanding Share, other than any Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right of its holder to receive US$20.00 in cash without interest and subject to any applicable withholding taxes. All the Excluded Shares will be automatically cancelled at the Effective Time, and no payment or distribution will be made to the holders of such Excluded Shares. The Dissenting Shares will be cancelled for the right to, pursuant and subject to the Bermuda Companies Act, receive the fair value of such Shares as determined in accordance with the provisions of the Bermuda Companies Act. Please refer to “Dissenter’s Rights of Appraisal” beginning on page 59 for additional information.
At the Effective Time, each Share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time, will be converted into one validly issued, fully paid and non-assessable Share, of the Amalgamated Company.
Treatment of the Restricted Shares and Restricted Share Units
At or prior to the Effective Time, the Company will procure that any resolutions, consents and other actions necessary or appropriate are duly adopted, obtained or taken to (a) adopt the Re-allocated Stock Incentive Plan (as defined below) and cause the vesting conditions or other restrictions applicable to each Restricted Share (as defined below) allotted to the eligible grantees thereunder to accelerate in full and cause the holder of each Restricted Share, be entitled to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the Amalgamation Consideration per Share, less applicable taxes required to be withheld with respect to such payment; (b) (i) amend the 2007 Stock Incentive Plan as permitted hereunder to cause the Restricted Share Units (as defined below) granted thereunder, and (ii) cause the other outstanding Restricted Share Units immediately prior to the Effective Time (if any) to be cancelled in exchange for a right for the holder of each Restricted Share Unit thereof, to receive (without interest), at or promptly after the Effective Time, a lump-sum each payment equal to the product of  (A) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (B) the Amalgamation Consideration per Share; and (c) terminate the Stock Incentive Plans (as defined below) and any relevant award agreements or documents applicable to the Stock Incentive Plans as of the Effective Time.
Re-allocated Stock Incentive Plan means a new equity-based award plan to be established by the Company prior to the Closing in respect of up to 554,313 Shares that have been allotted and issued to and are currently held by Estera Services (Bermuda) Limited (formally known as Appleby Services (Bermuda) Ltd. and Appleby Trust (Bermuda) Ltd.) as trustee of  “The Global Sources Employee Equity Compensation Trust”, and to award such Shares as Restricted Shares to eligible grantees under and pursuant to the Re-allocated Stock Incentive Plan, which Restricted Shares will be subject to vesting terms/schedules/conditions as specified under the Re-allocated Stock Incentive Plan. For the avoidance of doubt, no new Shares may be issued by the Company in connection with the Re-allocated Stock Incentive Plan.
Restricted Share means any of the Shares (a) that, up to 554,313 Shares, has been allotted and issued by the Company to Estera Services (Bermuda) Limited (formerly known as Appleby Services (Bermuda) Ltd., and Appleby Trust (Bermuda) Ltd.) as trustee of  “The Global Sources Employee Equity Compensation Trust”, which may be transferred by such trustee to eligible grantees pursuant to and subject to the Re-allocated Stock Incentive Plan or (b) that other than such Shares set forth in foregoing clause (a), has been allotted and issued by the Company to Estera Services (Bermuda) Limited (formerly known as Appleby Services (Bermuda) Ltd., and Appleby Trust (Bermuda) Ltd.) as trustee of each of  “The Global Sources Employee Equity Compensation Trust” and “The Global Sources Equity Compensation Trust 2007”, is subject to any vesting schedule or other vesting condition, and is eligible to be transferred to the directors, employees, consultants, independent contractors or other eligible grantees of the Company and the Company Subsidiaries upon vesting, whether granted pursuant to the Stock Incentive Plan or otherwise.
Restricted Share Unit means any contractual right to receive Shares (or, if applicable, an amount of compensation that is determined with reference to the value of such Shares) that is subject to vesting conditions or other restrictions and is eligible to be transferred to the directors, employees, consultants, independent contractors or other eligible grantees of the Company and its subsidiaries upon vesting, and granted pursuant to the Stock Incentive Plan or otherwise.

Stock Incentive Plans means, collectively, (a) The Global Sources Retention Share Grant Plan, effective as of March 6, 2007; (b) The Global Sources Share Grant Award Plan, effective as of March 6, 2007; (c) The Global Sources Directors Share Grant Award Plan, effective as of April 24, 2009; (d) The Global Sources Retention Share Grant Plan II, amended effective as of May 1, 2012; (e) The Global Sources Equity Compensation (2007) Master Plan (Amended and Restated effective as of January 1, 2014) (together with the plans described in (a), (b), (c) and (d), the “2007 Stock Incentive Plan”); (f) The Global Sources Employee Equity Compensation Plan No. I dated 22 March 2000; (g) The Global Sources Employee Equity Compensation Plan No. II dated 22 March 2000; (h) The Global Sources Employee Equity Compensation Plan No. III dated 22 March 2000; (i) The Global Sources Employee Equity Compensation Plan No. IV (The Share Grant Plan) dated 13 March 2001; (j) The Global Sources Employee Equity Compensation Plan No. V revised as of 21 March 2003; (k) The Global Sources Employee Equity Compensation Plan No. VI (Share Grant Plan for Early Retirement) dated 13 March 2001; (l) The Global Sources Employee Equity Compensation Plan No. VII dated 1 January 2002; and (m) the Re-allocated Stock Incentive Plan (if it is duly adopted as contemplated hereunder and pursuant to the terms hereof), in each case as may be amended, supplemented or restated as of the Effective Time as permitted hereunder.
Exchange Procedures
Prior to or at the Effective Time, Parent will deposit, or cause to be deposited with a paying agent, cash in an amount sufficient to pay the aggregate Amalgamation Consideration under the Amalgamation Agreement. The cash deposited, prior to the Effective Time, will be held on behalf of Parent and, from and after the Effective Time, will be held for the benefit of the eligible shareholders of the Company. Promptly after the Effective Time (but in no event later than three business days following the Effective Time), the Amalgamated Company will cause the paying agent to mail to each eligible registered shareholder pursuant to the Amalgamation Agreement (a) a letter of transmittal in customary form and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable Amalgamation Consideration. Upon surrender of the share certificates, or receipt of an “agent’s message” by the paying agent if the Shares are represented by book-entry interests, each record holder of such share certificates or book-entry interests will receive an amount (after giving effect to any required tax withholdings), equal to (a) the number of Shares represented by the share certificates multiplied by (b) the per Share Amalgamation Consideration.
Representations and Warranties
The Amalgamation Agreement contains representations and warranties made by the Company to Parent and Amalgamation Sub and representations and warranties made by Parent and Amalgamation Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Amalgamation Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Amalgamation Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Amalgamation Agreement may have the right not to close the Amalgamation if the representations and warranties of the other party or parties prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Amalgamation Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company may be qualified by the matters contained in the disclosure letter delivered by the Company in connection with the Amalgamation Agreement and its public disclosure with the SEC since January 1, 2014 and prior to the date of the Amalgamation Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Amalgamation Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Amalgamation Sub include representations and warranties relating to, among other things:
(a)
due organization, existence, good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) and authority to carry on the businesses of the Company and each of its subsidiaries;

(b)
the truthfulness and completeness of the copy of the memorandum and articles of association and Bye-Laws of the Company and each of its material subsidiaries furnished or otherwise made available to Parent, and the full force and effect of such documents;

(c)
the Company’s capitalization, and the absence of options, warrants, preemptive rights or other similar rights relating to the share capital of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company;

(d)
the Company’s corporate power and authority to execute, deliver and perform its obligations under the Amalgamation Agreement and to consummate the Transactions, including the Amalgamation;

(e)
the declaration of advisability and recommendation to the shareholders of the Company of the Bye-Laws Amendment and the Amalgamation Agreement and the Transactions by the Board;

(f)
the receipt of an opinion from the financial advisor by the Board;

(g)
the significant subsidiaries of the Company, the absence of violations of preemptive right or other rights with respect to the share capital of such subsidiaries, and the absence of encumbrances on the Company’s or its subsidiaries’ ownership of the equity interests of such subsidiaries;

(h)
the absence of violations of or conflict with the governing documents of the Company and its subsidiaries, any law applicable to the Company and its subsidiaries and certain agreements of the Company and its subsidiaries as a result of the Company entering into and performing under the Amalgamation Agreement and consummating the Transactions;

(i)
governmental consents and approvals in connection with the Transactions;

(j)
the possession of governmental permits, consents or approvals necessary for the Company or its subsidiaries to own or use its properties or to carry on its business; the absence of default under or violations of any law applicable to the Company or any of its subsidiaries since January 1, 2014;

(k)
the Company’s SEC filings since January 1, 2014 and the financial statements included or incorporated by reference in such SEC filings;

(l)
compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the Company’s disclosure control and procedures and internal controls over financial reporting;

(m)
no violation of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery law or anti-corruption law for the past five years;

(n)
the absence of a “Company Material Adverse Effect” (as defined below) and the absence of certain other changes or events since January 1, 2017 through the date of the Amalgamation Agreement;

(o)
the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

(p)
compliance with applicable labor and employment laws, and the absence of collective bargaining agreement or other labor union contract;

(q)
real estate and title to assets;

(r)
intellectual property;

(s)
tax matters;

(t)
material contracts and the absence of any default under, or material breach or violation of, any material contract;

(u)
insurance matters;

(v)
environmental matters;

(w)
the accuracy of the information provided by the Company for inclusion in this proxy statement;

(x)
the absence of any undisclosed broker’s or finder’s fees;

(y)
the inapplicability of any antitakeover laws enacted under Bermuda laws or organizational documents of the Company; and

(z)
the absence of any other representations and warranties made by the Company to Parent and Amalgamation Sub, other than the representations and warranties made by the Company in the Amalgamation Agreement.

Many of the representations and warranties in the Amalgamation Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect”. For purposes of the Amalgamation Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect (any such item, an “Effect”) that individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company’s subsidiaries taken as a whole; provided, however, that in no event will any Effect arising out of, relating to or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect:
(a)
changes in general business, economic or political conditions or changes in financial, credit or securities markets in general;

(b)
changes in the International Financial Reporting Standards and the International Financial Reporting Interpretations Committee interpretations as issued by the International Account Standards Board, in each case, as applicable, as of the time of the relevant financial statements referred to in the Amalgamation Agreement (the “IFRS”) or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date of the Amalgamation Agreement;

(c)
changes in applicable laws (or any interpretation or enforcement thereof) or directives or policies of a governmental authority of general applicability that are binding on the Company or any of the Company’s subsidiaries;

(d)
effects resulting from the consummation of the Transactions, or the public announcement of the Amalgamation Agreement or the identity of the parties hereto, including the initiation of litigation or other legal proceeding related to the Amalgamation Agreement or the Transactions, any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom the Company or any of the Company’s subsidiaries has any relationship;

(e)
acts of God, natural disasters, epidemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities or similar events;

(f)
changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(g)
any breach of the Amalgamation Agreement by Parent or Amalgamation Sub;

(h)
changes, effects or circumstances affecting the industries or markets in which the Company and the Company’s subsidiaries operate;

(i)
the failure by the Company or any of the Company’s subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

(j)
any change or prospective change in the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause may be taken into account in determining whether a Company Material Adverse Effect has occurred)

provided, that any Effects set forth in clauses (a), (b), (c), (e) and (h) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company’s subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company’s subsidiaries conduct their businesses.
The representations and warranties made by Parent and Amalgamation Sub to the Company include representations and warranties relating to, among other things:
(a)
their due organization, existence and good standing (to the extent the relevant jurisdiction recognizes such concept of good standing);

(b)
the truthfulness and completeness of the copy of the memorandum and articles of association of Parent and the memorandum of association and bye-laws of Amalgamation Sub furnished or otherwise made available to the Company, and the full force and effect of such documents;

(c)
the capitalization of Parent and Amalgamation Sub;

(d)
their corporate power and authority to execute, deliver and perform their obligations under the Amalgamation Agreement and to consummate the Transactions, and the enforceability of the Amalgamation Agreement against them;

(e)
the absence of violations of, conflict with, default under, or material breach of, the governing documents of Parent or Amalgamation Sub, law applicable to Parent or Amalgamation Sub and certain agreements of Parent or Amalgamation Sub as a result of Parent or Amalgamation Sub entering into and performing under the Amalgamation Agreement and consummating Transactions;

(f)
governmental consents and approvals in connection with the Transactions;

(g)
the delivery and the effectiveness and validity of the Equity Commitment Letter, and the absence of any amendment or modification thereof or default or breach thereunder;

(h)
sufficiency of funds in the financing contemplated by the Equity Commitment Letter to pay the aggregate Amalgamation Consideration contemplated by the Amalgamation Agreement, and to pay all reasonable related fees and expenses;

(i)
the absence of any side letters or other arrangements related to the funding, investing or contribution of the equity financing other than as set forth in the Equity Commitment Letter;

(j)
the absence of legal proceedings and governmental orders against Parent, Amalgamation Sub, or any of their respective affiliates;

(k)
the absence of any undisclosed broker’s or finder’s fees;

(l)
the operations of Amalgamation Sub;

(m)
the required vote or consent of Parent and Amalgamation Sub;

(n)
solvency of Parent and the Amalgamated Company on a consolidated basis immediately following completion of the Amalgamation;

(o)
the Limited Guaranty being in full force and effect and no default under the Limited Guaranty;

(p)
the absence of any documents other than the Amalgamation Agreement, the Support Agreements, the Equity Commitment Letter and the Limited Guaranty;

(q)
the independent investigation performed by Parent and Amalgamation Sub and the acknowledgment as to reliance solely upon such investigation;

(r)
the acknowledgment as to non-reliance of any estimates, forecasts, projections, plans and budgets provided by the Company and its subsidiaries; and

(s)
the absence of any other representations and warranties made by Parent and Amalgamation Sub to the Company, other than the representations and warranties made by Parent and/or Merge Sub in the Amalgamation Agreement.

Conduct of Business Prior to Closing
Under the Amalgamation Agreement, the Company has agreed that, subject to certain exceptions in the Amalgamation Agreement, from the date of the Amalgamation Agreement until the earlier of the Effective Time or the termination of the Amalgamation Agreement, the Company and its subsidiaries will conduct their business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve substantially intact their business organization and current relationships with customers, suppliers, and other persons with which the Company or any of its subsidiaries has material relations in all material aspects.
Subject to certain exceptions set forth in the Amalgamation Agreement, unless Parent consents in writing (which consent cannot be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its subsidiaries to, among other things, directly or indirectly:
(a)
amend or otherwise change its memorandum of association, Bye-Laws or equivalent organizational documents, other than the Bye-Laws Amendment to be approved by the Company;

(b)
issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance (collectively, “Transfer”) of, (i) any Shares of any class of Shares or any Company’s subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company’s subsidiary other than the issuances of Shares by a Company’s subsidiary to the Company or another Company’s subsidiary, or (ii) any owned real property (other than any lease of any owned real property in the ordinary course of business consistent with past practice) or (iii) any other assets of the Company or any Company’s subsidiary having current value in excess of  $1,000,000 in the aggregate, in each case except for (A) any grant or Transfer of Restricted Shares pursuant to the Re-allocated Stock Incentive Plan or (B) issue of Shares in respect of any Restricted Share Units outstanding as of the date of the Amalgamation Agreement pursuant to the relevant Stock Incentive Plan and the relevant award agreements or documents each as in effect as of the date of the Amalgamation Agreement;

(c)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Shares, or split, combine or reclassify any of its Shares, other than dividends paid by a wholly-owned Company’s subsidiary to its parent or another Company’s subsidiary;

(d)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Shares;

(e)
effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company’s subsidiary, or create any new Company’s subsidiaries, other than the merger, consolidation, amalgamation or other combination of any wholly-owned Company’s subsidiary with any other wholly-owned Company’s subsidiary;

(f)
(i) acquire or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to any existing contracts; (ii) incur, assume, alter, amend or modify any indebtedness in excess of US$1,000,000 in the aggregate, or guarantee such indebtedness, or issue any debt securities or make any loans or advances in excess of US$1,000,000 in the aggregate; or (iii) authorize, or make any commitment with respect to, any capital expenditure or any acquisition which is in excess of US$5,000,000 in the aggregate, for the Company and the Company’s subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;
(g)
make any material changes with respect to any financial accounting policies, methods or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company’s subsidiaries, except as required by changes in statutory or regulatory accounting rules, IFRS or applicable laws;

(h)
materially amend, or modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of the Company’s or any Company’s subsidiary’s material rights thereunder; or enter into any contract that would have been a material contract if it had been in effect as of the date of the Amalgamation Agreement, or modify, extend or renew any contract that after such modification, extension or renewal would have been a material contract if it had been in effect as of the date of the Amalgamation Agreement;

(i)
settle any material action, other than settlements (i) in the ordinary course of business and consistent with past practice, (ii) requiring the Company or any Company Subsidiary to pay monetary damages not exceeding US$1,000,000, and (iii) not involving the admission of any wrongdoing by the Company or any Company’s subsidiary;

(j)
engage in the conduct of any new line of business material to the Company and the Company’s subsidiaries, taken as a whole;

(k)
make, revoke or change any material tax election, materially amend any tax return or waive any statute of limitations with respect to any material tax claim or assessment;

(l)
create or incur any lien, other than permitted liens on any assets of the Company or its subsidiaries;

(m)
except (i) as required pursuant to the Amalgamation Agreement or the terms of any Company plan as in effect on the date of the Amalgamation Agreement and disclosed and provided to Parent before the date of the Amalgamation Agreement or (ii) in relation to all of the following involving no more than US$1,000,000 in the aggregate, (i) increase (including by establishing, entering into or amending any Company plan or any contract) the compensation or benefits (including change in control, retention, severance or termination pay) of any of its Company personnel, directors or senior management (Vice President or above), (ii) grant any bonus, change in control, retention, severance or termination pay to any current or former Company personnel, directors or officers, (iii) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company plan or otherwise (for the avoidance of doubt, this subsection (m) will not in any event affect the restrictions set forth under subsection (b) hereof, but will not restrict the Company or Company’s subsidiaries from taking any action as set forth in clauses 1 and 2 of section 6.01 of the company disclosure letter); or

(n)
agree, authorize or enter into any agreement to take any of the foregoing.

Each of Parent and Amalgamation Sub agrees that, from the date of the Amalgamation Agreement to the Effective Time, it will not: (a) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Transactions, including the Amalgamation, becoming incapable of being satisfied; or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or impede the ability of Parent or Amalgamation Sub to consummate the Amalgamation or the other Transactions.
Financing
As of the date of the Amalgamation Agreement, Parent delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter from the lender, pursuant to which and subject to the conditions set forth therein, the sponsors committed to purchase, or cause the purchase of, the equity of Parent to finance the Amalgamation.

Parent and Amalgamation Sub represented and warranted to the Company that, as of the date of the Amalgamation Agreement, (a) the Equity Commitment Letter and its amendment was in full force and effect and was the valid and binding obligation of Parent, and (b) the commitment contained in the Equity Commitment Letter had not been withdrawn or rescinded in any respect. However, Parent and Amalgamation Sub may amend or modify the Equity Commitment Letter and/or elect to replace all or any portion of the equity financing with alternative debt and/or equity financing (the “alternative financing”), in each case so long as such amendment, modification and/or alternative financing (i) does not decrease the aggregate amount of the equity financing to an amount that would be less than an amount that would be required to consummate the Amalgamation and make the other payments required by Parent, Amalgamation Sub and the Amalgamated Company under the Amalgamation Agreement or otherwise contemplated in connection therewith, (ii) does not impose new or additional conditions or otherwise expands, amends or modifies the existing conditions, (iii) would not reasonably be expected to prevent, impede or delay the consummation of the Transactions, or (iv) would not materially adversely impact the ability of Parent or Amalgamation Sub to enforce their respective rights against the other parties to the Equity Commitment Letter. Parent will promptly deliver to the Company copies of any such amendment, modification or replacement.
Competing Transactions
(a)
No Solicitation of Acquisition Proposals.   Until the Effective Time or, if earlier, the valid termination of the Amalgamation Agreement, the Company and its subsidiaries will not, and will not cause their respective representatives not to, directly or indirectly:

(i)
solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal (as defined below) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding (or fail to cease or cause to be terminated existing activities, discussions or negotiations), or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Amalgamation Sub or any designees of Parent or Amalgamation Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

(iii)
approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the confidentiality agreement entered into by and between the Company and The Blackstone Group (HK) Limited on January 20, 2017 (the “Acceptable Confidentiality Agreement”)) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal; or

(iv)
propose or agree to do any of the foregoing.

However, at any time prior to the receipt of the requisite vote of the Company’s shareholders, the Company, the Company’s subsidiaries and its and their respective representatives may, in response to a written Acquisition Proposal that does not result from the Company’s breach of its “non-solicit” covenant under the Amalgamation Agreement and that our board determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor, constitutes or may be reasonably expected to lead to a Superior Proposal (as defined below), directly or indirectly through its representatives, (a) provide information in response to the request of the person or group of persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company will promptly (and in any event within thirty-six (36) hours) make available to Parent any non-public information concerning the Company and/or any of the Company’s subsidiaries that is provided to any person or group of persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its representatives and/or (b) engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal.

(b)
Change of Recommendation.   Our Board has resolved to recommend that our shareholders adopt the Amalgamation Agreement and the Transactions. Under the terms of the Amalgamation Agreement, subject to certain exceptions, our Board may not:

(i)
fail to include the Company Recommendation (as defined below) in the proxy statement;

(ii)
withdraw, modify, qualify or change the Company Recommendation, in a manner adverse to Parent or Amalgamation Sub; or

(iii)
adopt, approve or recommend, or publicly propose or announce any intent to adopt, approve or recommend, any of the foregoing (including any Competing Transaction (as defined below)) or otherwise take any other action or make any other public statement in connection with the shareholders’ meeting inconsistent with the Company Recommendation (any of the foregoing, a “Change of Recommendation”).

In addition, the Company and its subsidiaries may not adopt, approve, endorse or recommend any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than the Acceptable Confidentiality Agreement) (each, an “Alternative Acquisition Agreement”) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal or resolve or propose to do any of the foregoing.
However, if prior to obtaining the requisite vote, the Company has complied with its “non-solicit” covenants under the Amalgamation Agreement and receives a written Acquisition Proposal that does not result from a breach of such covenants and that our Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, then our Board may make a Change of Recommendation and/or authorize the Company to terminate the Amalgamation Agreement pursuant to an Change of Recommendation Termination Event (as defined in the section entitled “The Agreement and Plan of Amalgamation — Termination of the Amalgamation Agreement”), and the Company, upon receiving such authorization, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that in each case the conditions set forth below have been satisfied:
(i)
the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an unsolicited Acquisition Proposal that does not result from a material breach of the “non-solicit” covenant and that failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

(ii)
the Company will provide notice to Parent, at least three business days in advance of such Change of Recommendation or authorization, advising Parent of our Board’ determination (which notice includes the terms and conditions of such Superior Proposal);

(iii)
during such three-business-day period, the Company and its representatives will negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Amalgamation Agreement so that such Superior Proposal ceases to constitute a Superior Proposal;

(iv)
following the end of such three-business-day period, our Board will determine in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any changes to the Amalgamation Agreement proposed in writing by Parent, that such Superior Proposal continues to constitute a Superior Proposal; and

(v)
the Company will have paid, or caused to the payment of, the Company termination fee in accordance with the terms of the Amalgamation Agreement.

Acquisition Proposal means any inquiry, proposal or offer from any person (other than Parent, Amalgamation Sub or their respective affiliates) relating to a Competing Transaction.
Superior Proposal means a bona fide and written Acquisition Proposal involving more than 50% of the total voting power of the equity securities of the Company that the Board in good faith determines (a) is reasonably likely to be consummated in accordance with its terms and (b) would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company and the shareholders than the Transactions, in each case, after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Transactions and after taking into account any changes to the terms of the Amalgamation Agreement irrevocably offered in writing by Parent in response to such Superior Proposal.
Company Recommendation means the recommendation of the Board regarding (a) approval of the Bye-Laws Amendment and the Company’s adoption of the New Bye-Laws and (b) adoption of the Amalgamation Agreement and approval of the Transactions by the shareholders at the special meeting.
Competing Transaction means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (b) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company’s subsidiaries that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and the Company’s subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (d) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.
Shareholders Meeting
Unless the Amalgamation Agreement is terminated, the Company will duly mail this proxy statement, convene and cause to occur a meeting of its shareholders as promptly as reasonably for the purpose of obtaining the shareholder approval required by the Amalgamation Agreement. The Company will include in the proxy statement the Board’ recommendation that the Company’s shareholders adopt the Amalgamation Agreement and approve the Transactions, and use its reasonable best efforts to solicit proxies in favor of approval of the Amalgamation and to secure the required shareholder approval.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the Amalgamation Agreement, the parties have agreed that:
(a)
The Amalgamation Agreement provides that, the bye-laws (or comparable organizational documents) of the Amalgamated Company will contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the Bye-Laws (or comparable organizational documents) of the Company as in effect on the date of the Amalgamation Agreement. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements and employment agreements by and among the Company or the Company’s subsidiaries and their respective directors and officers, as in effect as of the date of the Amalgamation Agreement will survive the Amalgamation in accordance with their terms;

(b)
The Amalgamation Agreement also provides that the Amalgamated Company will maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company or the Company’s subsidiaries with respect to matters occurring or allegedly occurring at or prior to the Effective Time, including acts or omissions occurring in connection with the Amalgamation Agreement and the Transactions, on terms and subject to conditions no less favorable than those in effect on the date of the Amalgamation Agreement and with reputable carriers having a rating comparable to the current carrier; provided, however, that the Amalgamated Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy. In addition, the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and subject to conditions no less advantageous than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail”

prepaid policies have been obtained by the Company prior to the Effective Time, the Amalgamated Company will maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Amalgamated Company under this section will terminate;
(c)
From and after the Effective Time, the Amalgamated Company and the Company’s subsidiaries should comply with their respective obligations, to indemnify and hold harmless (i) the present and former officers and directors thereof  (and of the Company) against any and all costs or expenses, judgments, fines, losses, claims, damages, liabilities, obligations, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation (the “Damages”) arising out of, relating to or in connection with, (A) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any Company’s subsidiary, or (B) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Company’s subsidiaries’ organizational and governing documents or agreements in effect on the date of the Amalgamation Agreement and to the fullest extent permitted by any applicable Laws; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Company’s subsidiary if such service was at the request or for the benefit of the Company or any Company’s subsidiary; provided, further, that, in each case of clauses (i) and (ii), if required by any applicable Laws, such person will have provided the Amalgamated Company with a written undertaking to repay any and all amounts advanced if it will ultimately be determined that he or she is not entitled to indemnification under or pursuant to this section. In any event any proceeding is brought against a person entitled to indemnity under this section, Parent and Amalgamated Company should each use its commercially reasonable efforts to cooperate in the vigorous defense of such proceeding; provided, that none of Parent, the Amalgamated Company or a person entitled to indemnity will settle, compromise or consent to the entry of any judgment in such proceeding without the prior written consent of the others (such consent not to be unreasonably withheld or delayed).

Other Covenants
The Amalgamation Agreement contains additional agreements between the Company and Parent and/or Amalgamation Sub relating to, among other things:
(a)
the filing of this proxy statement with the SEC;

(b)
reasonable access for Parent and its representatives to the Company’s offices, properties, books, records, personnel, existing financial and operating data, or other existing information from the date of the Amalgamation Agreement until the earlier of the Effective Time or the termination of the Amalgamation Agreement (subject to all applicable legal or contractual obligations and restrictions);

(c)
notification of certain matters;

(d)
reasonable best efforts of each party to consummate the Transactions;

(e)
employee matters;

(f)
participation in litigation relating to the Amalgamation;

(g)
resignation of the Company’s directors at the Effective Time;

(h)
coordination of press releases and other public announcements or filings relating to the Amalgamation;

(i)
delisting and deregistration of the Shares;

(j)
matters relating to takeover statutes;

(k)
fees and expenses incurred in connection with the Amalgamation Agreement and Transactions; and

(l)
matters relating to the members of management of the Company.

Conditions to the Amalgamation
The obligations of each party to consummate the Transactions, including the Amalgamation, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:
(a)
the required shareholder approval has been obtained;

(b)
the joint application for the Amalgamation has been made in accordance with the Bermuda Companies Act, and all supporting documentation and consents required by the Registrar to register the Amalgamation have been delivered; and

(c)
no governmental authority having enacted, issued, promulgated, enforced or entered any law which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making the consummation of the Transactions illegal.

The obligations of Parent and Amalgamation Sub to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:
(a)
(i) the representations and warranties of the Company relating to capitalization being true and correct in all respects (except for de minimis inaccuracies) as of the date of the Amalgamation Agreement and as of the Closing date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Company in the Amalgamation Agreement being true and correct in all respects as of the date of the Amalgamation Agreement and as of the Closing date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)
the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Amalgamation Agreement on or prior to the Closing;

(c)
the Company having delivered to Parent a certificate, dated as of the Closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above; and

(d)
since the date of the Amalgamation Agreement, there having been no Company Material Adverse Effect that is continuing.

The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:
(a)
the representations and warranties of Parent and Amalgamation Sub in the Amalgamation Agreement (disregarding for this purpose any limitation or qualification of  “materiality”) being true and correct in all respects as of the date of the Amalgamation Agreement and as of the Closing date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a Company Material Adverse Effect on the ability of Parent or Amalgamation to consummate the Transactions;

(b)
each of Parent and Amalgamation Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Amalgamation Agreement on or prior to the Closing; and

(c)
each of Parent and Amalgamation Sub having delivered to the Company a certificate, dated as of the Closing date, signed by a director of each of Parent and Amalgamation Sub, certifying as to the satisfaction of the conditions above.

Termination of the Amalgamation Agreement
The Amalgamation Agreement may be terminated at any time prior to the Effective Time:
(a)
by mutual written consent of Parent, Amalgamation Sub and the Company;

(b)
by either the Company or Parent, if:

(i)
the Amalgamation is not consummated on or before the date which is nine (9) months after the date of the Amalgamation Agreement (the “Termination Date”), provided that this termination right will not be available to any party whose breach of, or failure to fulfill, any of its obligations under the Amalgamation Agreement is the primary cause of, or primarily results in, the failure to consummate by the Termination Date (a “Termination Date Termination Event”);

(ii)
any governmental authority having competent jurisdiction enacts, issues, promulgates, enforces or enters any law which is then in effect and has the effect of making any Transaction illegal or otherwise prohibiting, enjoining, restraining, or preventing the Closing of the Amalgamation or any other Transactions (collectively, “Injunction”) which has become final and non-appealable; provided that this termination right will not be available to any party whose breach of, or failure to fulfill, any of its obligations under the Amalgamation Agreement is the primary cause of, or primarily results in the enactment, issuance, promulgation, enforcement or entry of an Injunction by any government authority; provided further that the party seeking for this termination right shall have used reasonable best efforts to prevent, oppose and remove such restraint, Injunction or other prohibition; or

(iii)
the requisite vote of the Company’s shareholders is not obtained at the shareholders’ meeting duly convened therefor and concluded or at any adjournment thereof  (a “No Vote Termination Event”); or

(c)
by the Company, if:

(i)
Parent or Amalgamation Sub breaches any of its representations, warranties or covenants under the Amalgamation Agreement, such that the corresponding condition to the Closing would not be satisfied and such breach or inaccuracy is not cured or is not capable of being cured within thirty business days after written notice of such breach from the Company; provided that, the Company will not have this termination right if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Amalgamation Agreement that would cause a condition to the Closing not to be satisfied (a “Buyer Breach Termination Event”); or

(ii)
the Amalgamation is not consummated within five business days of the satisfaction of all the conditions to the Closing (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period at least two business days prior to such termination (a “Buyer Delayed Closing Termination Event”); or

(iii)
prior to receipt of the requisite vote of the Company’s shareholders, (i) the Board has effected a Change in the Company Recommendation and/or authorized the Company to terminate the Amalgamation Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) the Company has concurrently with the termination of the Amalgamation Agreement entered into, or immediately after termination of the Amalgamation Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal (a “Change of Recommendation Termination Event”); or

(d)
by Parent, if:

(i)
the Company breaches any of its representations, warranties or covenants under the Amalgamation Agreement, such that the corresponding condition to the Closing would not be satisfied and such breach or inaccuracy is not cured or is not capable of being cured within thirty business days after written notice of such breach from Parent; provided that, Parent will not have this termination right if Parent or Amalgamation Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Amalgamation Agreement that would cause any of the conditions to the Closing not to be satisfied (a “Company Breach Termination Event”); or
(ii)
the Board has effected and not withdrawn a Change in the Company Recommendation or failed to include the Company Recommendation in the proxy statement.

Termination Fee
(a)
The Company will be required to pay Parent a termination fee of US$12,923,346 in the event that the Amalgamation Agreement is terminated:

(i)
by Parent if the Board has effected and not withdrawn a Change in the Company Recommendation or failed to include the Company Recommendation in the proxy statement; or

(ii)
by the Company in case of a Change of Recommendation Termination Event; or

(iii)
by the Company or Parent in case of a Termination Date Termination Event without obtaining the requisite vote of the Company’s shareholders; or

(iv)
by the Company or Parent in case of a No Vote Termination Event; or

(v)
by Parent in case of a Company Breach Termination Event;

for items (iii) to (v) above, if at the time of such termination, a bona fide Competing Transaction (as defined in the section entitled “The Agreement and Plan of Amalgamation — Competing Transactions”, but for the purpose of this subsection (a), all references to “20%” thereunder will be deemed to be references to “50%”) has been publicly announced or publicly made, disclosed or otherwise become publicly known or delivered to the Company, and not irrevocably withdrawn prior to the termination of the Amalgamation Agreement, and within nine (9) months after such termination the Company or any Company’s subsidiary consummates a Competing Transaction, whether or not it is the same Competing Transaction.
(b)
Parent will be required to pay the Company a termination fee of US$25,846,691 in the event that the Amalgamation Agreement is terminated:

(i)
by the Company in case of a Buyer Breach Termination Event; or

(ii)
by the Company in case of a Buyer Delayed Closing Termination Event.

Expenses
Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with the Amalgamation Agreement and the Amalgamation and other Transactions will be paid by the party incurring such expense, except that (a) the expenses incurred in connection with the filing, printing and mailing of the proxy statement (including the applicable SEC filing fees) and the solicitation of the shareholder approval will be shared equally by Parent and the Company and (b) Parent will pay all filing fees and other charges for all filings, if any, required under AML.
Amendment
The Amalgamation Agreement may be amended by mutual written consent by the parties, by action taken by or on behalf of the respective boards of directors of the parties at any time prior to the Effective Time; provided that after the approval of the Amalgamation Proposal by the shareholders of the Company, no amendment will be made that would reduce the amount or change the type of consideration of the Amalgamation or that would otherwise require further approval of such shareholders without obtaining such further approval. The Amalgamation Agreement may not be amended except by an instrument in writing signed by each of the Company, Parent and Amalgamation Sub.

Waiver
At any time before the Effective Time, each of the parties to the Amalgamation Agreement may (a) extend the time for performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the Amalgamation Agreement subject to the amendment clause and to the extent permitted by applicable laws.
Remedies
Subject to the right to seek specific performance, other than with respect to the Company’s claims for any indemnification and reimbursement of costs and expenses (including (a) expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the requisite vote of the Company’s shareholders borne by Parent, (b) applicable SEC filing fees, (c) all filing fees and other charges for all filings, if any, required under the AML, and (d) if applicable, all reasonable and documented costs and expenses actually incurred or accrued by the Company in connection with any Action (as defined below) which results in a judgment against Parent if it fails to pay the reverse termination fee), the Company’s right to receive from Parent a reverse termination fee of US$25,846,691 is the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) with respect to any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement under the Amalgamation Agreement, or any failure of the Transactions to be consummated.
Subject to the right to seek specific performance, the right of Parent to receive the payment of Company termination fee of US$12,923,346 and, if applicable, all reasonable and documented costs and expenses actually incurred or accrued by Parent in connection with any Action which results in a judgment against the Company if it fails to pay the termination fee, is the sole and exclusive remedy of the Parent Group against the Company Group with respect to any loss or damage suffered as a result of any breach of representation, warranty, covenant or agreement under the Amalgamation Agreement, or any failure of the Transactions to be consummated.
In the event of any breach by the Company, on the one hand, or Parent or Amalgamation Sub, on the other hand, of any of their respective covenants or obligations set forth in the Amalgamation Agreement, the Company, on the one hand, or Parent or Amalgamation Sub, on the other hand, will be entitled to seek specific performance of the terms of the Amalgamation Agreement, including an injunction or injunctions to prevent breaches of the Amalgamation Agreement by any party. The Company is entitled to seek an injunction or injunctions, or other appropriate form of specific performance or equitable relief to cause Parent and Amalgamation Sub to consummate the Amalgamation under certain circumstances. However, under no circumstances are Parent and Amalgamation Sub, on the one hand, or the Company, on the other hand, permitted or entitled to both a grant of specific performance that results in completion of the Amalgamation and payment of the termination fee.
Action means any of the litigation, suit, charge, complaint, audit, investigation, arbitration, legal proceeding, inquiry, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.
Company Group means the Company, the Company’s subsidiaries, the direct or indirect shareholders of the Company or any other person, or any of their respective affiliates or representatives.
Parent Group means (a) Parent or Amalgamation Sub, (b) the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholder or, assignees of, Parent or Amalgamation Sub and the Non-Recourse Parties (as defined in the Limited Guaranty), (c) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Amalgamation Sub or any member of the lender group, or (d) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing.

DISSENTER’S RIGHTS OF APPRAISAL
Any Dissenting Shareholder who did not vote in favor of the Amalgamation and who is not satisfied that he has been offered fair value for his Shares may within one month of the giving of the notice calling the special meeting apply to the Bermuda Court to appraise the fair value of his Shares.
Where the Bermuda Court has appraised any Shares and the Amalgamation has already been completed prior to the appraisal then, within one month of the Bermuda Court appraising the value of such Shares, if the amount paid to the Dissenting Shareholder for his Shares is less than that appraised by the Bermuda Court, the Bermuda Companies Act requires the Amalgamated Company to pay to such Dissenting Shareholder the difference between the amount paid to him/her/it and the value appraised by the Bermuda Court.
There is no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of the Shares are at the discretion of the Bermuda Court.
Failure by a Dissenting Shareholder to adhere strictly to the requirement of section 106(6) of the Bermuda Companies Act may result in the loss of appraisal rights under the Bermuda Companies Act. Please refer to the full text of Section 106 of the Bermuda Companies Act attached hereto as Annex D. If you are considering exercising your appraisal rights, you should consult your Bermuda counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY
The following table sets forth information, as of the date of this proxy statement, regarding the beneficial ownership of the Shares by:
(a)
each person known by us to be a beneficial owner of more than five percent of the outstanding Shares;

(b)
each of our directors and director nominees;

(c)
each of our named executive officers; and

(d)
all directors and executive officers as a group.

The amounts and percentage of the Shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within sixty days after the date of this proxy statement. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them.
Percentage of class is based on 24,247,542 Shares outstanding as of June 14, 2017.
	Shares Beneficially Owned
Name	Number	Percent
OFFICERS AND DIRECTORS
Merle Allan Hinrich	15,725,904(1)	64.86%
Eddie Heng Teng Hua	*	*
Sarah Benecke	*	*
David Fletcher Jones	*	*
Funmibi Chima	*	*
Michael J. Scown	*	*
Craig Pepples	*	*
Lai Sau Kam Connie	*	*
Peter Martin Zapf	*	*
Brent Barnes	*	*
All Officers and Directors as a Group	16,249,481	67.01%
PRINCIPAL SHAREHOLDER
Merle Allan Hinrich	15,725,904	64.86%
York Lion, L.P. et al.	2,434,649(2)	10.04%
Mario J. Gabelli(3)	1,199,051	4.95%

(1)
As of June 14, 2017, Mr. Hinrich has the sole power to vote and dispose of 14,125,397 Shares beneficially owned by him (representing approximately 58.26% of our total issued and outstanding Shares), may be deemed to have shared power with his wife Miriam Hinrich to vote or direct to vote and dispose of 288,254 Shares owned by her (representing approximately 1.19% of our total issued and outstanding Shares) and may be deemed to have shared power with Hinrich Investments Limited to vote or direct to vote and dispose of 1,312,253 Shares owned by Hinrich Investments Limited (representing approximately 5.41% of our total issued and outstanding Shares). Hinrich Investments Limited is owned by a nominee company in trust for the Hinrich Foundation, of which Mr. Hinrich serves as the chairman of the council of members (the decision-making body), and of which he was the founder and the initial settlor. Mr. Hinrich, who is our Executive Chairman, may therefore be deemed to beneficially own up to approximately 64.86% of our total issued and outstanding Shares as of June 14, 2017 (as described above), and he is deemed our controlling shareholder.
(2)
Based on Schedule 13D/A filed on May 8, 2017, by a group comprising S. Nicholas Walker (“Mr. Walker”), York Lion, L.P. (“Lion L.P.”) and York GP, Ltd. (“York GP”). Mr. Walker is the Managing Director of York GP, which serves as the general partner of Lion L.P. York GP shares the same address as Lion L.P. Mr. Walker also owns an interest in Lion L.P. Additionally, Mr. Walker’s IRA owns an interest in Lion L.P., and he is the beneficiary of a trust, which owns an interest in Lion L.P.

(3)
Based on a Schedule 13D filed on March 27, 2017, by a group comprising GAMCO Asset Management Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, Gabelli & Company Investment Advisers, Inc., MJG Associates, Inc., Teton Advisors, Inc., and Gabelli Foundation, Inc., et al., Mario J. Gabelli is deemed to have beneficial ownership of Shares representing 5.01% of the Shares of the Company as reported on the Company’s website as of June 30, 2016 (which was 23,914,616 Shares).

*
Indicates beneficial ownership of less than 1%.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMALGAMATION
The following discussion is a summary of material U.S. federal income tax consequences of the Amalgamation that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are cancelled in exchange for the right to receive cash pursuant to the Amalgamation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to shareholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for information only and does not address all of the tax consequences that may be relevant to a shareholder of the Company in light of its particular circumstances. For example, this discussion does not address financial institutions; tax-exempt organizations; partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and partners or investors therein); insurance companies; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; shareholders who hold their Shares as “qualified small business stock” for purposes of Sections 1045 or 1202 of the Code; U.S. expatriates; shareholders of the Company holding their Shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction; shareholders of the Company who own an equity interest, actually or constructively, in Parent or the Company following the Amalgamation; U.S. Holders whose “functional currency” is not the U.S. dollar; “controlled foreign corporations”, “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes; and shareholders subject to the alternative minimum tax.
This discussion does not address the tax consequences to shareholders under the Medicare tax on net investment income, U.S. federal estate, and gift law, or state, local or non-U.S. law.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Amalgamation described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a shareholder of the Company would ultimately prevail in a final determination by a court.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER OF THE COMPANY. A COMPANY SHAREHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE AMALGAMATION IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
a citizen or resident of the United States;

•
a U.S. domestic corporation; or

•
is otherwise subject to U.S. federal income taxation on a net income basis in respect of the Shares.

A Non-U.S. Holder is a beneficial owner of Shares that is not a U.S. Holder.
The receipt of cash by a U.S. Holder in exchange for Shares pursuant to the Amalgamation will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Amalgamation. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for such Shares. Subject to the discussion under “Passive

Foreign Investment Company” below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such Shares is more than one year at the time of the completion of the Amalgamation. A reduced tax rate on capital gain generally will apply to long-term capital gain of certain non-corporate U.S. Holders, including individuals. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of the Shares.
Gain, if any, realized by a U.S. Holder on the receipt of cash in exchange for Shares pursuant to the Amalgamation generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a PRC withholding tax is imposed on the receipt of cash pursuant to the Amalgamation, a U.S. Holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such PRC taxes. However, in that event, a U.S. Holder may be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income dated April 30, 1984 (the “Treaty”), in which case, such gain may be treated as PRC source gain under the Treaty. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their receipt of cash in exchange for Shares pursuant to the Amalgamation.
Passive Foreign Investment Company
A non-U.S. corporation generally will be a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or (ii) the average value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets. Although the law in this regard is not entirely clear, we treat our consolidated structured entities as being owned by us for U.S. federal income tax purposes because we control and are entitled to variable returns from those entities.
We believe we are not classified as a PFIC for the current taxable year or for prior taxable years; however, because the determination depends on the relative values of our assets and their characterization as passive or non-passive, there is a risk that the Company could be classified as a PFIC in a prior year, and there can be no assurance that the Company will not be considered a PFIC for the current taxable year. In the event that, contrary to our expectation, we are classified as a PFIC in any year during which a U.S. Holder held Shares and a U.S. Holder had not previously made a mark-to-market election (under which such holder’s Shares were marked to market annually), the holder will be subject to a special tax at ordinary income tax rates on “excess distributions,” including gain that the holder recognizes on the receipt of cash in exchange for Shares pursuant to the amalgamation. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period that the U.S. Holder held its Shares.
A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.
A U.S. Holder is encouraged to consult its own tax advisor regarding the possible adverse tax consequences that could apply to such U.S. Holder and the desirability of making a mark-to-market election if the Company is considered to be a PFIC for any taxable year.

Foreign Financial Asset Reporting
Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the Shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders that fail to report the required information could be subject to substantial penalties. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Shares, including the application of the rules to their particular circumstances.
Information Reporting and Backup Withholding
Information reporting and backup withholding (at a current rate of 28%) may apply to the proceeds received by a shareholder of the Company pursuant to the Amalgamation. Backup withholding generally will not apply to: (a) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or (b) a Non-U.S. Holder that provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of the Shares for cash in the Amalgamation.

CERTAIN MATERIAL PRC TAX CONSEQUENCES OF THE AMALGAMATION
Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the PRC State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, which took effect on January 1, 2008 and defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC enterprise income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, which is considered PRC-sourced income, provided that the “non-resident enterprise” does not have a de facto management body in the PRC. Under the PRC Individual Income Tax Law, an individual who disposes of a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.
The Company does not believe that it is a resident enterprise as defined in and regulated by the aforesaid regulations or that the gain recognized on the receipt of the Amalgamation Consideration for your Share should be subject to PRC income tax to holders of such Shares that are not PRC tax residents as none of our shareholders is a PRC company or PRC corporate group; however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of the Amalgamation Consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.
Under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the PRC State Administration of Taxation which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the PRC State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the PRC State Administration of Taxation, which became effective on February 3, 2015 and replaced or supplemented certain previous rules under Circular 698 and Circular 24, if a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, the non-resident enterprise may voluntarily report to the competent PRC tax authorities within thirty days after the execution of relevant equity transfer agreement and be subject to a 10% PRC enterprise income tax on the gain from such equity transfer if such equity transfer is not deemed to have a reasonable commercial purpose, unless such non-resident enterprise both acquired and disposed of shares of such offshore holding company on a public securities market in accordance with standard rules of such market.
Where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed to have a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% enterprise income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Amalgamation where non-PRC resident shareholders were involved, if the Amalgamation is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of the Amalgamation Consideration for the

Shares, then any gain recognized on the receipt of Amalgamation Consideration pursuant to the Amalgamation by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC enterprise income tax at a rate of 10% or PRC individual income tax at a rate of 20%, as applicable (subject to applicable treaty relief).
YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE AMALGAMATION TO YOU, INCLUDING ANY PRC TAX CONSEQUENCES.

CERTAIN MATERIAL BERMUDA TAX CONSEQUENCES OF THE AMALGAMATION
There is currently no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its members in respect of the shares of the Company, other than members ordinarily resident in Bermuda. Further, no such tax is imposed by withholding or otherwise on any payment to be made to or made by the Company. An assurance has been received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 for an assurance that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not until 31st March, 2035 be applicable to the Company or to any of its operations or to the shares, debentures or other obligations of the Company except the assurance shall not be construed so as to prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda, and to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 in Bermuda or otherwise payable in relation to the to any land leased to the Company.

WHERE YOU CAN FIND MORE INFORMATION
The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and the equity securities of the Company are accordingly exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act. Moreover, as a foreign private issuer, neither U.S. federal securities laws nor the rules of the NASDAQ require us to file this proxy statement or any proxy solicitation materials accompanying this proxy statement on Schedule 14A or 14C in connection with the special meeting. The Company is soliciting proxies in connection with the special meeting in accordance with applicable rules and regulations of Bermuda.
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, and special reports, and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors — Financial Information” section of our website at http://www.globalsources.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 26, 2017 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since December 31, 2016 are incorporated herein by reference.
We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of our filings by regular mail should be directed to Computershare/GSOL, PO BOX 505000 Louisville, KY 40233-5000, United States, or by overnight delivery should be directed to Computershare/GSOL, 462 South 4th Street Suite 1600 Louisville, KY 40202, United States, or by telephone toll free at 877-373-6374 or toll at +1 (312)-360-5177, or other contact information available at Computershare’s website (www-us.computershare.com/Investor/).
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED JUNE 19, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE OR SUCH EARLIER DATE AS OTHERWISE EXPRESSLY REFERENCED HEREIN, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Amalgamation. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Amalgamation, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes”, “anticipates”, “expects”, “estimates”, “intends”, “may”, “plans”, “predicts”, “projects”, “will”, “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. You are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Amalgamation to differ materially from what is expressed or forecasted in the forward-looking statements:
(a)
the satisfaction of the conditions to completion of the Amalgamation, including the approval of the Amalgamation Proposal by our shareholders;

(b)
the occurrence of any event, change or other circumstance that could give rise to the termination of the Amalgamation Agreement;

(c)
the effect of the announcement or pendency of the Amalgamation on our business relationships, results of operations and business generally;

(d)
the risk that the Amalgamation may not be completed in a timely manner or at all, which may adversely affect our business and the price of the Shares;

(e)
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Amalgamation Agreement;

(f)
diversion of our management’s attention from our ongoing business operations;

(g)
loss of our senior management;

(h)
the amount of the costs, fees, expenses and charges related to the Amalgamation and the actual terms of the financings that will be obtained for the Amalgamation;

(i)
our failure to comply with regulations and changes in regulations;

(j)
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Amalgamation; and

(k)
other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, amalgamations, dispositions, joint ventures, collaborations, dividends or investments made by the Company. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Amalgamation or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

ANNEX A
B Y E - L A W S

of

~~Fairchild (Bermuda) , Ltd.~~
Global Sources Ltd.(1)
INTERPRETATION
1.	(1)	In these Bye-Laws unless the context otherwise requires —
“Bermuda” means the Islands of Bermuda;
“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;
“the Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;
“Company” means the company incorporated in Bermuda under the name of Fairchild (Bermuda) , Ltd. on the 9th day of November 1999;
“Director” means such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws;
“Officer” means a person appointed by the Board pursuant to Bye-Law 118 of these Bye-Laws and shall not include an auditor of the Company;
“paid up” means paid up or credited as paid up;
“Register” means the Register of Shareholders of the Company;
“Registered Office” means the registered office for the time being of the Company;
“Resident Representative” means the person (or, if permitted in accordance with the Companies Acts, the company) appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;
“Resolution” means a resolution of the Shareholders or, where required, of a separate class or separate classes of Shareholders;
“Seal” means the common seal of the Company and includes any duplicate thereof;
“Secretary” includes a temporary or assistant or deputy Secretary and any person appointed by the Board to perform any of the duties of the Secretary;
“Shareholder” means a shareholder or member of the Company;
“Specified Place” means the place, if any, specified in the notice of any meeting of the shareholders, or adjourned meeting of the shareholders, at which the chairman of the meeting shall preside;
“these Bye-Laws” means these Bye-Laws in their present form or as from time to time amended;
(2)
For the purposes of these Bye-Laws a corporation shall be deemed to be present in person if its representative duly authorised pursuant to the Companies Acts is present;

(3)
Words importing only the singular number include the plural number and vice versa;

(4)
Words importing only the masculine gender include the feminine and neuter genders respectively;

(5)
Words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate;

(6)
Reference to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form;

(7)
Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be) ;

(8)
In these Bye-Laws, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto; (b) the word “Board” in the context of the exercise of any power contained in these Bye-Laws includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; (c) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of any other power of delegation; and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Bye-laws or under another delegation of the powers.

(9)
In these Bye-Laws unless otherwise required by law or otherwise specifically provided for in these Bye-Laws, where information, notices or documents of any nature whatsoever, are required to be in writing or described as being written, that requirement or description is met by such material being provided by electronic means.(2)

(10)
In these Bye-Laws unless otherwise required by law or otherwise specifically provided for in these Bye-Laws, where information, notices or documents of any nature whatsoever are required to be delivered, dispatched, given, sent or served upon a person, that requirement is met by doing so by electronic means provided that the originator of such material states that the receipt of such material is to be acknowledged and the addressee has acknowledged such receipt.(3)

(11)
In these Bye-Laws unless otherwise required by law or otherwise specifically provided for in these Bye-laws, where the signature of a person is required that requirement is met by a signature delivered by electronic means provided that (a) a method is used to identify that person and to indicate that the person intended to sign or otherwise adopt the material to which the signature relates; and (b) that method is, on the discretion of the Board, reliable.(4)

REGISTERED OFFICE
2.
The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARE RIGHTS
3.
Subject to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

4.	(1)	Subject to the Companies Acts, any preference shares may, with the sanction of a resolution of the Board, be issued on terms:
(a)
that they are to be redeemed on the happening of a specified event or on a given date; and/or,

(b)
that they are liable to be redeemed at the option of the Company; and/or,

(c)
if authorised by the memorandum/Incorporating Act of the Company, that they are liable to be redeemed at the option of the holder.

The terms and manner of redemption shall be provided for in such resolution of the Board and shall be attached to and shall form part of these Bye-Laws.
(2)
The Board may, at its discretion and without the sanction of a resolution authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par) , and so that any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine PROVIDED ALWAYS that such purchase is effected in accordance with the provisions of the Companies Acts.

^(3)
The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, of any class, at any price (whether at par or above or below par) , and any shares to be so purchased may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Act. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Act. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Act and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Act.

MODIFICATION OF RIGHTS
5.
Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent (75%) of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two or more persons holding or representing by proxy the majority of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

6.
For the purposes of this Bye-Law, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall be deemed to be altered by the reduction of the capital paid up on those shares otherwise than by a purchase or redemption by the Company of such shares and by the allotment of other shares ranking in priority for payment of a dividend or in respect of capital or which confer on the holders voting rights more favourable than those conferred by such first mentioned shares but shall not otherwise be deemed to be altered by the creation or issue of further shares ranking pari passu therewith or by the purchase or redemption by the Company of any its own shares.

^
Amendment adopted at the 2007 Annual General Meeting held on 18 June 2007

SHARES
7.
Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

B7A.
Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

8.
The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

9.
Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as otherwise provided in these Bye-Laws, or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

CERTIFICATES
10.
The preparation, issue and delivery of certificates shall be governed by the Companies Acts. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

11.
If a share certificate is defaced, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

12.
All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates.

13.
Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.

LIEN
14.
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing

B
Amendment adopted at the 2007 Annual General Meeting held on 18 June 2007 registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.
15.
The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

16.
The net proceeds of sale by the Company any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

17.
Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in any of the Company’s registers as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Shareholder by the Company on or in respect of any shares registered as aforesaid or for or on account or in respect of any Shareholder and whether in consequence of:—

(a)
the death of such Shareholder;

(b)
the non-payment of any income tax or other tax by such Shareholder;

(c)
the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate;

(d)
any other act or thing;

in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):—
(i)
the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

(ii)
the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in any of the Company’s registers as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest at the rate of fifteen percent (15%) per annum thereon from the date of payment to date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

(iii)
the Company may recover as a debt due from such Shareholder or his executor or administrator wherever constituted any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company;

(iv)
the Company may if any such money is paid or payable by it under any such law as aforesaid refuse to register a transfer of any shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company until such excess is paid to the Company.

Subject to the rights conferred upon the holders of any class of shares nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.
CALLS ON SHARES
18.
The Board may from time to time make calls upon the Shareholders C(which, for the avoidance of doubt, shall exclude the Company, in respect of any unpaid or partly paid shares held by the Company as treasury shares) in respect of any moneys unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

19.
A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

20.
The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.
If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

22.
Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.
The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

C
Amendment adopted at the 2007 Annual General Meeting held on 18 June 2007

FORFEITURE OF SHARES
24.
If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

25.
The notice shall name a further day (not being less than 14 days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

26.
If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

27.
When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share; but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

28.
A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

29.
A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

30.
An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS
31.
The Secretary shall establish and maintain the Register at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register shall be open to inspection in the manner prescribed by the Companies Acts between 9.00 a.m. and 5.00 p.m. in Bermuda, on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 9.

32.
Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping such registers.

REGISTER OF DIRECTORS AND OFFICERS
33.
The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 9:00 a.m. and 5:00 p.m. in Bermuda on every working day.

TRANSFER OF SHARES
34.
Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve.

35.
The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:—

(1)
the instrument of transfer is duly stamped and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

(2)
the instrument of transfer is in respect of only one class of share,

(3)
where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law and Bye-Laws 34 and 36.
36.
If the Board declines to register a transfer it shall, within three months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

37.
A fee to be determined by the Board shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share.

TRANSMISSION OF SHARES
38.
In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

39.
Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.
40.
A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other moneys payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty days, the Board may thereafter withhold payment of all dividends and other moneys payable in respect of the shares until the requirements of the notice have been complied with.

41.
Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-Laws 38, 39 and 40.

INCREASE OF CAPITAL
42.
The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

43.
The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number such shares held by them respectively or make any other provision as to the issue of the new shares.

44.
The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL
45.
The Company may from time to time by Resolution:—

(1)
divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(2)
consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

(3)
sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(4)
make provision for the issue and allotment of shares which do not carry any voting rights;

(5)
cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

(6)
change the currency denomination of its share capital.

Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
46.
Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

REDUCTION OF CAPITAL
47.
Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by resolution authorise the reduction of its issued share capital or any share premium or contributed surplus account in any manner.

48.
In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND WRITTEN RESOLUTIONS
49.	(1)	The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by shareholders pursuant to the provisions of the Companies Acts, convene general meetings other than Annual General Meetings which shall be called Special General Meetings.
(2)
Except in the case of the removal of auditors and Directors, anything which may be done by resolution in general meeting may, without a meeting and without any previous notice being required, be done by resolution in writing, signed by all the Shareholders or their proxies, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of such Shareholder, being all of the Shareholders of the Company who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution. Such resolution in writing may be signed in as many counterparts as may be necessary.

(3)
For the purposes of this Bye-Law, the date of the resolution in writing is the date when the resolution is signed by or on behalf of, the last Shareholder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this section, a reference to such date.

(4)
A resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Companies Acts and these Bye-Laws.

NOTICE OF GENERAL MEETINGS
50.
An Annual General Meeting shall be called by not less than 21 days notice in writing and a Special General Meeting shall be called by not less than 21 days notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by Bye-Laws 141 and 142 to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.
51.
The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

52.
A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

GENERAL MEETINGS AT MORE THAN ONE PLACE
53.	(1)	The provisions of this Bye-Law shall apply if any general meeting is convened at or adjourned to more than one place.
(2)
The notice of any meeting or adjourned meeting may specify the Specified Place and the Board shall make arrangements for simultaneous attendance and participation at other places (whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise) by Shareholders, provided that persons attending at any particular place shall be able to see and hear, and be seen and heard (whether by audio visual links or otherwise howsoever enabling the same) by, persons attending at the other places at which the meeting is convened.

(3)
The Board may from time to time make such arrangements for the purpose of controlling the level of attendance at any such place (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a Shareholder who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places; and the entitlement of any Shareholder so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

(4)
For the purposes of all other provisions of these Bye-Laws any such meeting shall be treated as being held at the Specified Place.

(5)
If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given, in the manner required by Bye-Law 50.

PROCEEDINGS AT GENERAL MEETINGS
54.
No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least two Shareholders present in person or by proxy and entitled to vote representing the holders of more than 50% of the issued shares shall be a quorum for all purposes; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

55.
If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting two Shareholders present in person or by proxy and entitled to vote and representing the holders of more than 50% of the issued shares shall be a quorum, provided that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than 5 days notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two Shareholders present in person or by proxy and entitled to vote and representing the holders of more than 50% of the issued shares shall be a quorum. If at the adjourned meeting a quorum is not present within fifteen minutes after the time appointed for holding the meeting, the meetings shall be dissolved.
56.
A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting.

57.
The Resident Representative, if any, upon giving the notice referred to in Bye-Law 50 above, shall be entitled to attend any general meeting of the Company and each Director shall be entitled to attend and speak at any general meeting of the Company.

58.
The Chairman (if any) of the Board or, in his absence, the President shall preside as chairman at every general meeting. If there is no such Chairman or President, or if at any meeting neither the Chairman nor the President is present within five minutes after the time appointed for holding the meeting, or if neither of them is willing to act as chairman, the Directors present shall choose one of their number to act or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

59.
The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) , adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition, the chairman may adjourn the meeting to another time and place without such consent if it appears to him that it is likely to be impracticable to hold or continue that meeting because of the number of members wishing to attend who are not present. When a meeting is adjourned for three months or more or for an indefinite period, at least 21 clear days’ notice shall be given of the adjourned meeting.

60.
Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING
61.
Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

62.
Subject to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person shall be entitled to one vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to one vote for each share held by him.

63.
At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:—

(1)
the chairman of the meeting; or

(2)
at least three Shareholders present in person or represented by proxy; or

(3)
any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(4)
a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such shares conferring such right.

64.
The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll.

65.
Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

66.
If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

67.
A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

68.
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

69.
On a poll, votes may be cast either personally or by proxy.

70.
A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

71.
In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

72.
In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

73.
A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

74.
No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

75.
If;

(1)
any objection shall be raised to the qualification of any voter; or,

(2)
any votes have been counted which ought not to have been counted or which might have been rejected; or,

(3)
any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.
76.
If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted upon.

PROXIES AND CORPORATE REPRESENTATIVES
77.
The instrument appointing a proxy shall be in writing under the hand (including a signature provided by electronic means) of the appointor or of his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.(5)

78.
Any Shareholder may appoint a standing proxy or (if a corporation) representative by depositing at the Registered Office, or at such place or places, and in such manner, including by electronic means, as the Board may determine for the purpose, a proxy or (if a corporation) an authorisation and such proxy or authorisation shall be valid for all general meetings and adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it. A person so authorised as a representative of a corporation shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise if it were an individual Shareholder of the Company and the grantor shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.(6)

79.
Subject to Bye-Law 78, the instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) in such manner, including by electronic means, as the Board may determine, not less than 48 hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution and in default the instrument of proxy shall not be treated as valid.(7)

80.
Instruments of proxy shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy for use at that meeting or in connection with that written resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates.

81.
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) one hour at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy is used.

82.
Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Shareholder at general meetings or to sign written resolutions.

APPOINTMENT AND REMOVAL OF DIRECTORS
83.
At every Annual General Meeting (excepting the first Annual General Meeting) one-third of the Directors who are subject to retirement by rotation or, if their number is not three or a multiple of three, the number nearest to one-third shall retire from office; but, if there is only one Director who is subject to retirement by rotation, he shall retire.

84.
Subject to the provisions of the Companies Acts and these Bye-Laws, the Directors to retire by rotation shall be those who have been longest in office since their last appointment or reappointment, but as between persons who became or were last reappointed Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. The Directors to retire on each occasion (both as to number and identity) shall be determined by the composition of the Board at the date of the notice convening the Annual General Meeting and no Director shall be required to retire or be relieved from retiring or be retired by reason of any change in the number or identity of the Directors after the date of the notice but before the close of the meeting.

85.
If the Company, at the meeting at which a Director retires by rotation or otherwise, does not fill the vacancy, the retiring Director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the Director is put to the meeting and lost.

86.
No person other than a Director retiring by rotation shall be appointed a Director at any Annual or Special General Meeting unless:—

(1)
he is recommended by the Board; or

(2)	(i)	notice of any intention to nominate a person for election as a Director to be presented by a shareholder at an Annual General Meeting (a “Shareholder Notice”) shall be delivered to the Secretary of the Company at the registered office of the Company not less than ninety nor more than one hundred and twenty days prior to the first anniversary date of the Annual General Meeting for the preceding year; provided, however, that if and only if the Annual General Meeting is not scheduled to be held within a period that commences thirty days before and ends thirty days after such anniversary date (an Annual General Meeting date outside such period being referred to herein as an “Other

Meeting Date”) , such Shareholder Notice shall be given in the manner provided herein by the later of  (i) the close of business on the date ninety days prior to such Other Meeting Date or (ii) the close of business on the tenth day following the date on which such Other Meeting Date is first publicly announced or disclosed.
(ii)
Any Shareholder desiring to nominate any person or persons (as the case may be) for election as a director or directors of the Company at an Annual General Meeting of Shareholders shall deliver, as part of such Shareholder Notice, a statement in writing setting forth the name of the person or persons to be nominated, the number and class of all shares of each class of shares of the Company owned of record and beneficially by each such person, as reported to such Shareholder by such person, the information regarding each such person required by paragraphs (a) , (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, each such person’s signed consent to serve as a director of the Company if elected, such Shareholder’s name and address, the number and class of all shares of each class of shares of the Company owned of record and beneficially by such Shareholder and, in the case of a Nominee Holder, evidence establishing such Nominee Holder’s indirect ownership of shares and entitlement to vote such shares for the election of directors at the Annual General Meeting. As used in this Bye-Laws, shares “beneficially owned” shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) .

(iii)
Notwithstanding any provision of this Bye-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company at the next Annual General Meeting of Shareholders is increased by virtue of an increase in the size of the Board of Directors and either all of the nominees for director at the next Annual General Meeting of Shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least one hundred days prior to the first anniversary of the preceding year’s Annual General Meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees to stand for election at the next Annual General Meeting as the result of any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the Registered Office of the Company not later than the close of business on the tenth day following the first day on which all such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(3)
In the event the Company calls a Special General Meeting of Shareholders for the purpose of electing one or more directors to the Board of Directors, any Shareholder entitled to vote for the election of such director(s) at such Special General Meeting may nominate a person or persons (as the case may be) for election to such position(s) as are specified in the Company’s notice of such meeting, but only if the Shareholder Notice required by this Bye-Law shall be delivered to the Secretary of the Company at the Registered Office of the Company not later than the close of business on the tenth day following the first day on which the date of the Special General Meeting and either the names of all nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected shall have been publicly announced or disclosed.

(4)
For purposes of this Bye-Law a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission.

(5)
The chairman of any meeting of Shareholders at which Directors are to be elected, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees to be brought before a meeting has been duly given in the manner provided in this Bye-Law and, if not so given, shall direct and declare at the meeting that such nominees shall not be considered.

87.
Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a Director shall be effected by a separate resolution.

88.
All Directors, upon election or appointment, except upon re-election at an Annual General Meeting, must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty days of their appointment.

89.
The Company shall at the Annual General Meeting and may by resolution determine the minimum number of Directors, which shall be not less than two, and the maximum number of Directors and may by resolution determine that one or more vacancies in the Board shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a casual vacancy. A Director so appointed shall hold office only until the next following Annual General Meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting. If not reappointed at such Annual General Meeting, he shall vacate office at the conclusion thereof.

90.
The Company may in a Special General Meeting called for that purpose remove a Director provided notice of any such meeting shall be served upon the Director concerned not less than 14 days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the Meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS
91.
The office of a Director shall be vacated upon the happening of any of the following events:

(1)
if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

(2)
if he becomes of unsound mind or a patient for any purpose of any statue or applicable law relating to mental health and the Board resolves that his office is vacated;

(3)
if he becomes bankrupt under the laws of any country or compounds with his creditors;

(4)
if he is prohibited by law from being a Director;

(5)
if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to these Bye-Laws;

(6)
he shall for more than three consecutive Board meetings have been absent without permission of the Board from meetings of the Board held during that period and his Alternate Director (if any) shall not during such period have attended in his stead and the Board resolves that his office be vacated;

(7)
he is requested to resign in writing by not less than three quarters of the other Directors. In calculating the number of Directors who are required to make such a request to the Director, (i) there shall be excluded any Alternate Director appointed by him acting in his capacity as such; and (ii) a Director and any Alternate Director appointed by him and acting in his capacity as such shall constitute a single Director for this purpose, so that the signature of either shall be sufficient.

ALTERNATE DIRECTORS
92.
Any Director (other than an Alternate Director) may appoint any other Director, or any other person approved by resolution of the Board and willing to act, to be an Alternate Director and may remove from office an Alternate Director so appointed by him. Any appointment or removal of an Alternate Director by a Director shall be effected by depositing a notice of appointment or removal with the Secretary at the Registered Office, signed by such Director, and such appointment or removal shall become effective on the date of receipt by the Secretary. Any Alternate Director may also be removed by resolution of the Board. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

93.
An Alternate Director shall cease to be an Alternate Director:—

(a)
if his appointor ceases to be a Director; but, if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an Alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment;

(b)
on the happening of any event which, if he were a Director, would cause him to vacate his office as Director;

(c)
if he is removed from office pursuant to Bye-Law 92; or

(d)
if he resigns his office by notice to the Company.

94.
An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

95.
Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director) . The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES
96.
The ordinary remuneration of the Directors who do not hold executive office for their services (excluding amounts payable under any other provision of these Bye-Laws) shall not exceed in aggregate US$20,000 per annum or such higher amount as the Board may from time to time by resolution determine. Subject thereto, each such Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Board. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

DIRECTORS’ INTERESTS
97.	(1)	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.
(2)
A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

(3)
Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

(4)
So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

(5)
A Director who has disclosed his interest in a transaction or arrangement with the Company, or in which the Company is otherwise interested, may be counted in the quorum and vote at any meeting at which such transaction or arrangement is considered by the Board.

(6)
Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

(7)
For the purposes of these Bye-Laws, without limiting the generality of the foregoing, a Director is deemed to have an interest in a transaction or arrangement with the Company if he is the holder of or beneficially interested in five per cent or more of any class of the equity share capital of any body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate with which the Company is proposing to enter into a transaction or arrangement, provided that there shall be disregarded any shares held by such Director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the Director is only interested as a unit holder. For the purposes of this Bye-Law, an interest of a person who is connected with a Director shall be treated as an interest of the Director.

POWERS AND DUTIES OF THE BOARD
98.
Subject to the provisions of the Companies Acts and these Bye-Laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

99.
The Board may exercise all the powers of the Company D~~to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other persons~~. except those powers that are required by the Companies Act or these Bye-Laws to be exercised by the Shareholders.

100.
All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

GRATUITIES, PENSIONS AND INSURANCE
101.	(1)	The Board may (by establishment of or maintenance of schemes or otherwise) provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.
(2)
Without prejudice to the proivisons of Bye-Laws 147 and 148, the Board shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, Officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

(3)
No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

DELEGATION OF THE BOARD’S POWERS
102.
The Board may by power of attorney appoint any company, firm or person or any fluctuating

D
Amendment adopted at 2008 Annual General Meeting held on 11 June 2008 body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.
103.
The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 104, other individual any of the powers exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

104.
The Board may delegate any of its powers, authorities and discretions to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

PROCEEDINGS OF THE BOARD
105.
The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

106.
Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or sent to him by post, cable, telex, telecopier or other mode of representing or reproducing words in a legible and non-transitory form at his last known address or any other address given by him to the Company for this purpose. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

107.
The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of directors or alternate directors entitled to vote with respect to such business. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

108.
The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice, to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.

109.
So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

110.
The Chairman (or President) or, in his absence, the Deputy Chairman (or Vice-President) , shall preside as chairman at every meeting of the Board. If at any meeting the Chairman or Deputy Chairman (or the President or Vice President) is not present within five minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

111.
The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

112.
A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

113.
A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. ~~Such a meeting shall be deemed to take place where the largest group of those participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is~~. ESuch a meeting shall be deemed to take place at:—

(i)
such place as those participating in the meeting may specify or designate during the meeting or in the minutes thereof, provided that such place shall be where at least one (1) participant at the meeting is physically present during the meeting; or

(ii)
if no such place is specified or designated as aforesaid, the place where the largest group of those participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

114.
All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

115.
The Company may by resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.

116.
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of paragraph (5) of Bye-Law 97) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

117.
If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the Board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the interests of the chairman have not been fairly disclosed.

E
Amendment adopted at the 2007 Annual General Meeting held on 18 June 2007

OFFICERS
118.
The Officers of the Company shall include a President and a Vice-President or a Chairman and a Deputy Chairman who shall be Directors and shall be elected by the Board, subject to Bye-Law 116, as soon as possible after the statutory meeting and each Annual General Meeting. In addition, the Board may appoint any person whether or not he is a Director to hold such office as the Board may from time to time determine. Any person elected or appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

EXECUTIVE DIRECTORS
119.
Subject to the provisions of the Companies Acts and to Bye-Law 116, the Board may appoint one or more of its body to be the holder of any executive officer (except that of auditor) under the Company and may enter into any agreement or arrangement with any Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. Any such appointment, agreement or arrangement may be made upon such terms, including terms as to remuneration, as the Board determines, and any remuneration which is so determined may be in addition to or in lieu of any ordinary remuneration as a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company by reason thereof.

120.
Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of such cesser. A Director appointed to an executive office shall not ipso facto cease to be a Director if his appointment to such executive office terminates.

121.
The emoluments of any Director holding executive office for his services as such shall be determined by the Board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership or any such scheme or fund.

MINUTES
122.
The Board shall cause minutes to be made and books kept for the purpose of recording —

(1)
all appointments of Officers made by the Board;

(2)
the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee;

(3)
of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders;

(4)
of all proceedings of its managers (if any) .

Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 139 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE
123.
The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

124.
A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL
125.	(1)	The Seal shall consist of a circular metal device with the name of the Company around the outer margin thereof and the country and year of incorporation across the centre thereof. Should the Seal not have been received at the Registered Office in such form at the date of adoption of this Bye-Law then, pending such receipt, any document requiring to be sealed with the Seal shall be sealed by affixing a red wafer seal to the document with the name of the Company, and the country and year of incorporation type written across the centre thereof.
(2)
The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be signed by either two Directors, or by the Secretary and one Director, or by the Secretary or by any one person whether or not a Director or Officer, who has been authorised either generally or specifically to affirm the use of a Seal; provided that the Secretary or a Director may affix a Seal over his signature alone to authenticate copies of these Bye-Laws, the minutes of any meeting or any other documents requiring authentication.

DIVIDENDS AND OTHER PAYMENTS
126.
The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or any other means allowable by law or shall be satisfied, subject to Bye-Law 134, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

127.
Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:—

(1)
all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

(2)
dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

128.
The Board may deduct from any dividend, distribution or other moneys payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

129.
No dividend, distribution or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

130.
Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other moneys payable or property distributable in respect of the shares held by such joint holders.

131.
Any divided or distribution out of contributed surplus unclaimed for a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

132.
The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

RESERVES
133.
The Board may, before recommending or declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALIZATION OF PROFITS
134.
The Board may, from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid and provided further that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

135.
Where any difficulty arises in regard to any distribution under the last preceding Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES
136.
Notwithstanding any other provisions of these Bye-Laws, the Company may by resolution of the Board fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of general meetings. Any such record date may be on or at any time not more than 60 days before any date on which such dividend, distribution, allotment or issue is declared, paid or made or not more than 60 days nor less than 21 days before the date of any such meetings.

ACCOUNTING RECORDS
137.
The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

138.
The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors: PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book of document of the Company except as conferred by law or authorised by the Board or by Resolution.

139.
A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT
140.
Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS
141.
Any notice or other document (including a share certificate) may be served on or delivered to any Shareholder by the Company either personally, by electronic means or by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by delivering it to or leaving it at such registered address or, in the case of delivery by electronic means, by delivering it to such Shareholder at such address as may be provided to the Company by the Shareholder for such purpose. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered seven days after it was put in the post (and if delivered by electronic means, 24 hours after its dispatch) , and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and sent, and, if sent by post, stamped and put in the post.(8)
142.
Any notice of a general meeting of the Company shall be deemed to be duly given to a Shareholder, or other person entitled to it, if it is sent to him by cable, telex, telecopier,electronic means or other mode of representing or reproducing words in a legible and non-transitory form at his address as appearing in the Register or any other address given by him to the Company for this purpose. Any such notice shall be deemed to have been served twenty-four hours after its despatch.(9)

143.
Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

DESTRUCTION OF DOCUMENTS
144.
The Company shall be entitled to destroy all instruments of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration thereof and all dividends mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one year from the date of cancellation thereof and all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment thereof and all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:—

(a)
the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)
nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Bye-Law; and

(c)
references herein to the destruction of any document include references to the disposal thereof in any manner.

UNTRACED SHAREHOLDERS
145.	(1)	The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a Shareholder or the shares to which a person is entitled by virtue of transmission on death, bankruptcy, or otherwise by operation of law if and provided that:—

(a)
during the period of twelve years prior to the date of the publication of the advertisements referred to in paragraph (b) below (or, if published on different dates, the first thereof) at least three dividends in respect of the shares in question have been declared and all dividend warrants and cheques which have been sent in the manner authorised by these Bye-Laws in respect of the shares in question have remained uncashed; and

(b)
the Company shall as soon as practicable after expiry of the said period of twelve years have inserted advertisements both in a Bermuda daily newspaper and in a newspaper circulating in the area of the last known address of such Shareholder or other person giving notice of its intention to sell the shares; and

(c)
during the said period of twelve years and the period of three months following the publication of the said advertisements the Company shall have received no indication either of the whereabouts or of the existence of such Shareholder or person; and

(d)
if the shares are listed on an appointed Stock Exchange, notice shall have been given to the appropriate Department of such Stock Exchange of the Company’s intention to make such sale prior to the publication of advertisements.

If during any twelve year period referred to in paragraph (a) above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-Law (other than the requirement that they be in issue for twelve years) have been satisfied in regard to the further shares, the Company may also sell the further shares.
(2)
To give effect to any such sale, the Board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

(3)
The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Shareholder or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit.

WINDING UP
146.
If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY
147.
Subject to the proviso below, every Director, Officer of the Company and member of a committee constituted under Bye-Law 104 and any Resident Representative shall be indemnified out of the funds of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, Officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

148.
Every Director, Officer, member of a committee duly constituted under Bye-Law 104 or Resident Representative of the Company shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, Officer, committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

149.
To the extent that any Director, Officer, member of a committee duly constituted under Bye-Law 104 or Resident Representative is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

150.
Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Director, Officer, or member of a committee duly constituted under Bye-Law 104 on account of any action taken by such Director, Officer, or member of a committee or the failure of such Director, Officer, or member of a committee to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Director, Officer, or member of a committee duly constituted under Bye-Law 104 or to recover any gain, personal profit or advantage to which such Director, Officer, or member of a committee duly constituted under Bye-Law 104 is not legally entitled.

151.
FFor the purposes hereof, “Indemnified Person” means any Director, Officer, Resident Representative, auditor, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his or her heirs, executors and administrators.

~~Subject to the Companies Acts, e~~Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws ~~147 and 148~~ shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the ~~indemnified party~~ Indemnified Person to repay such amount if ~~it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 148 and 149 provided that~~ any allegation of fraud or dishonesty is proved against the Indemnified Person; ~~provided that~~ PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the ~~Director or officer~~ Indemnified Person would be proper in the circumstances because he or she has met the standard of conduct which would entitle him or her to the indemnification thereby provided and such determination shall be made:

F
Amendment adopted at the 2008 Annual General Meeting held on 11 June 2008

(a)
by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

(b)
in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

(c)
by a majority vote of the Shareholders.

~~Each Shareholder of the Company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law 151 are made to meet expenditures incurred for the purpose of enabling such Director, Officer, or member of a committee duly constituted under Bye-Law 104 to properly perform his or her duties as an officer of the Company.~~
AMALGAMATION OR MERGER
152.
Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then issued and outstanding shares of the Company, voting together as a single class, ~~majority provided for in Bye-Law 156 at such meeting~~G and the quorum for such meeting shall be that required in Bye-Law 54 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 64.

CONTINUATION
153.
Subject to the Companies Acts, the Shareholders may, by Resolution, which shall require the approval of the majority provided for in Bye-Law 156 at the general meeting, approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Shareholders, having resolved to approve the discontinuation of the Company, may by resolution further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as they see fit.

ALTERATION OF BYE-LAWS
154.
Subject to Bye-Law 163, these Bye-Laws may be amended, from time to time by resolution of the Board, subject to approval by resolution at a General Meeting of the Shareholders.

BUSINESS COMBINATIONS
155.
The following definitions shall apply with respect to the provisions of Bye-Laws 155 to 163 inclusive:

(1)
“the Act” means the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing the Act, rules or regulations) .

(2)
“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act, as in effect on November 8, 1990 (the term “registrant” in said Rule 12b-2 meaning in this case the Company) .

(3)
A person shall be a “beneficial owner” of any Voting Shares: (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such rights is exercisable immediately or subject only to the passage of

G
Amendment adopted at the Special General Meeting held on 24 July 2017 time) , pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant of any agreement, arrangement or understanding; or (c) beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding of the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (9) of this Bye-Law 155, the number of Capital Shares deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (3) of this Bye-Law 155, but shall not include any other Capital Shares that may be issuable pursuant to an agreement arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(4)
“Business Combination” means:

(a)
any merger, consolidation or amalgamation of the Company or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other company (whether or not itself an Interest Shareholder) which is or after such merger, consolidation or amalgamation would be an Affiliate or Associates of an Interested Shareholder; or

(b)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Company, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder (except for any arrangement, whether as employee, consultant or otherwise, other than as a Director, pursuant to which any Interested Shareholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Company, with respect to which arrangements the value tests set forth below shall not apply) , together with all other such arrangements (including all contemplated future events) , has an aggregate Fair Market Value and/or involves aggregate commitments of US$15,000,000 or more or constitutes more that ten percent (10%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital shares) or ten percent (10%) of the Shareholders’ equity (in the case of transactions in Capital Shares) of the entity in question (the “Substantial Part”) , as reflected in the most recent fiscal year and consolidated balance sheet of such entity existing at the time the Shareholders of the Company would be required to approve or authorize the Business Combinations involving the assets, securities and/or commitments constituting any Substantial Part; or

(c)
the adoption of any plan or proposal for the liquidation or dissolution of the Company or for the discontinuation into another jurisdiction or for any amendment to the Company’s Bye-Laws; or

(d)
any reclassification of shares or other securities (including any reverse stock split) , or recapitalization of the Company, or any merger, consolidation or amalgamation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, or increasing the proportionate share of any class or series of Capital Shares, or any securities convertible into Capital Shares or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(e)
any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d) .

(5)
“Capital Shares” means all the authorised shares in the capital of the Company.

(6)
“Common Shares” means all the authorised common shares in the capital of the Company.

(7)
“Continuing Director” means any member of the Board while such person is a member of the Board who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(8)
“Fair Market Value” means: (a) in the case of cash, the amount of such cash; (b) in the case of shares, the highest closing sale price during the 30 day period immediately preceding the date in question of a share on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such shares are not quoted on the Composite Tape, on the New York Stock Exchange, or, if such shares are not listed on such Exchange, on the principal Unites States securities exchange registered under the Act on which such stock is listed or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to such shares during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System, in the pink sheets of the National Quotation Bureau or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

(9)
“Interested Shareholder” means any person (other than the Company or any Subsidiary and other than any profit sharing, employee share ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of a fiduciary with respect to any such plan when acting in such capacity, or any shareholder of Trade Media Holdings Ltd that received shares of the Company pursuant to a Share Exchange Agreement entered into between the Company and such shareholders and certain other parties prior to the listing of the Company’s shares on an appointed stock exchange) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Shares representing fifteen percent (15%) or more of the vote entitled to be caste by the holders of all then outstanding shares of Voting Shares, or (b) is an Affiliate or Associate of the Company and at any time within the two year period immediately prior to the date in question was the beneficial owner of Voting Shares representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Shares.

(10)
“person” means any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Shares.

(11)
“Proposed Action” means a Business Combination or any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with these Bye-Laws 155 through 163.

(12)
“Subsidiary” means any company, wherever organised, of which a majority of any class of equity security is beneficially owned by the Company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (9) of this Bye-Law 155, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the Company.
(13)
The term “Voting Shares” shall mean all Capital Shares which by their terms may be voted on all matters submitted to Shareholders of the Company generally.

156.
In addition to any affirmative vote required by law or these Bye-Laws, and except as otherwise expressly provided in Bye-Law 157, a Business Combination with, or proposed by or on behalf of, any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder or any person who thereafter would be an Affiliate or Associate of such Interested Shareholder shall require the affirmative vote of not less then sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding Voting Shares, voting together as a single class, excluding Voting Shares beneficially owned by any Interested Shareholder or any Affiliate or Associate of such Interested Shareholders. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

157.
The provisions of Bye-Law 156 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or any other provision of the Bye-Laws of the Company, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

(1)
The Business Combination shall have been approved by a majority of the Continuing Directors.

(2)
All of the following conditions shall have been met:

(a)
the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

(i)
(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholders for beneficial ownership of Common Shares acquired by it (x) within the two year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Shares; and

(ii)
the Fair Market Value per share of Common Shares on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”) , whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Shares.

(b)
The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Shares, other than Common Shares, shall be at least equal to the highest amount determined under clauses (i) , (ii) and (iii) below:

(i)
(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any such class or series of Capital Shares in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Shares (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent share split, share dividend, subdivision or reclassification with respect to such class or series of Capital Shares;

(ii)
the Fair Market Value per share of such class or series of Capital Shares on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent share split, subdivision or reclassification with respect to such class or series of Capital Shares; and

(iii)
(if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Shares would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company regardless of whether the Business Combination to be consummated constitutes such an event.

(c)
The consideration to be received by holders of a particular class or series of outstanding Capital Shares shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Shares. If the consideration so paid for shares of any class or series of Capital Shares varied as to form, the form of consideration for such class or series of Capital Shares shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Shares previously acquired by the Interested Shareholder.

(d)
After the Determination Date and prior to the consummation of such Business Combination; (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Shares; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Shares) , except as approved by a majority of the Common Shares) , except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Shares as necessary to reflect any reclassification (including any reverse stock split) , recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Shareholders shall not have become the beneficial owner of any additional Capital Shares except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that; after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any class or series of Capital Shares.

(e)
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Act shall be mailed to all Shareholders of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions.) The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, an opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Shares other than the Interested Shareholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Company.
(f)
Such Interested Shareholder shall not have any major change in the Company’s business or equity capital structure without the approval of a majority of the Continuing Directors.

The provisions of this paragraph (2) shall be required to be met with respect to every class or series of outstanding Capital Shares, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Shares.
158.
In the event of any Business Combination in which the Company survives, the phrase “consideration other than cash to be received” as used in paragraphs (23) (a) and (2) (b) of Bye-Law 157 shall include the Common Shares and/or the shares of any other class or series of Capital Shares retained by the holders of such shares.

159.
A majority of the Continuing Directors shall have power and duty to determine for the purpose of these Bye-Laws 155 through 163, on the basis of information known to them after reasonable inquiry, all questions arising under these Bye-Laws 155 through 163 including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Shares or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Proposed Action is with, or proposed by, or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of  $15,000,000 or more and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of these Bye-Laws 155 through 163.

160.
Nothing contained in these Bye-Laws 155 through 163 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

161.
The fact that any Business Combination complies with the provisions of these Bye-Laws 155 through 163 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board or any member thereof, to approve such Business Combination or recommend its adoption or approval to the Shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

162.
A Proposed Action is presumed to have been proposed by, or on behalf of, an Interested Shareholder or a person who thereafter would become such if  (1) after the Interested Shareholder became such, the Proposed Action is proposed following the election of any Director who with respect to such Interested Shareholder, would not qualify to serve as a Continuing Director or (2) such Interested Shareholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Shareholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Shareholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.
163.
Notwithstanding any other provisions of these Bye-Laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Bye-Laws) any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with these Bye-Laws 155 through 163 which is proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be caste by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Shareholder; provided, however, that this Bye-Law 163 shall not apply to, and such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board if all of the Directors on the Board are persons who would be eligible to serve as Continuing Directors within the meaning of Bye-Law 155(7) .

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS.
164.	(1)	The matters to be considered and brought before any Annual or Special General Meeting of Shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Bye-Law and Bye-Law 86.
(2)
For any matter to be properly brought before any Annual General Meeting of Shareholders, the matter must be:

(i)
specified in the notice of Annual General Meeting given by or at the direction of the Board of Directors,

(ii)
otherwise brought before the Annual General Meeting by or at the direction of the Board of Directors or

(iii)
brought before the Annual General Meeting in the manner specified in this Bye-Law (x) by a Shareholder that holds of record, at least 1% of the shares of the Company entitled to vote at the Annual General Meeting on such matter (including any election of a director) or (y) by a person (a “Nominee Holder”) that holds such shares through a nominee or “street name” holder of record of such shares and can demonstrate to the Company such indirect ownership of, and such Nominee Holder’s entitlement to vote, such shares on such matter.

(3)
In addition to any other requirements under applicable law, the Memorandum of Association of the Company and these Bye-Laws, any proposals by Shareholders shall be properly brought before any Annual General Meeting of Shareholders only if notice of any such matter to be presented by a Shareholder at such meeting (a “Shareholder Notice”) shall be delivered to the Secretary of the Company at the Registered Office of the Company not less than ninety nor more than one hundred and twenty days prior to the first anniversary date of the Annual General Meeting for the preceding year; provided, however, that if and only if the Annual General Meeting is not scheduled to be held within a period that commences thirty days before and ends thirty days after such anniversary date (an Annual General Meeting date outside such period being referred to herein as an “Other Meeting Date”) , such Shareholder Notice shall be given in the manner provided herein by the later of  (i) the close of business on the date ninety days prior to such Other Meeting Date or (ii) the close of business on the tenth day following the date on which such Other Meeting Date is first publicly announced or disclosed.

(4)
Any Shareholder who gives a Shareholder Notice with respect to any matter (other than a nomination for director) proposed to be brought before an Annual General Meeting of Shareholders shall deliver, as part of such Shareholder Notice, the text of the proposal to be presented and a brief written statement of the reasons why such Shareholder favors the proposal and setting forth such Shareholder’s name and address, the number and class of all shares of each class of Share of the Company owned of record and beneficially by such Shareholder, any material interest of such Shareholder in the matter proposed (other than as a Shareholder) , if applicable, and, in the case of a Nominee Holder, evidence establishing such Nominee Holder’s indirect ownership of Share and entitlement to vote such Share on the matter proposed at the Annual General Meeting. As used in this Bye-Laws, shares “beneficially owned” shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

(5)
Except as provided for in Bye-Law 86 with respect to nominations for the election of Directors, no matter shall be properly brought before a Special General Meeting of Shareholders unless such matter shall have been brought before the meeting pursuant to the Company’s notice of such meeting.

(6)
In no event shall the adjournment of an Annual General Meeting or a Special General Meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Bye-Law or Bye-Law 86. This Bye-Law shall not apply to any Shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act.

(7)
The chairman of any meeting of Shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of matters proposed to be brought before a meeting has been duly given in the manner provided in this Bye-Law or Bye-Law 86 and, if not so given, shall direct and declare at the meeting that such nominees and other matters shall not be considered.

(1)
The name of the Company was changed from “Fairchild (Bermuda) , Ltd.” to “Global Sources Ltd.” with effect from 14 April 2000, pursuant to a Resolution passed on 3 April 2000.

(2)
Bye-Law 1(9) has been inserted with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(3)
Bye-Law 1(10) has been inserted with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(4)
Bye-Law 1(11) has been inserted with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(5)
Bye-Law 77 has been amended with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(6)
Bye-Law 78 has been amended with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(7)
Bye-Law 79 has been amended with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(8)
Bye-Law 141 has been amended with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

(9)
Bye-Law 142 has been amended with effect from 6 May 2002, pursuant to a Resolution passed on 6 May 2002.

ANNEX B-1
Execution Version

AGREEMENT AND PLAN OF AMALGAMATION
by and among
EXPO HOLDINGS I LTD
EXPO HOLDINGS II LTD.
and
GLOBAL SOURCES LTD.

Dated as of May 23, 2017

i

ii

iii

AGREEMENT AND PLAN OF AMALGAMATION
This AGREEMENT AND PLAN OF AMALGAMATION (this “Agreement”), dated as of May 23, 2017, is entered into by and among Expo Holdings I Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Expo Holdings II Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares and a wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and Global Sources Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares (the “Company”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Bermuda Companies Act, the parties hereto intend to enter into a transaction pursuant to which Amalgamation Sub and the Company will be amalgamated (the “Amalgamation”) and the Amalgamated Company will continue as a Bermuda exempted company limited by shares, which will become a wholly-owned Subsidiary of Parent as a result of the Amalgamation;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved the execution, delivery and performance of this Agreement, (b) determined that the terms of this Agreement, the Amalgamation and the other transactions contemplated hereby (collectively, the “Transactions”) are in the best interests of the Company and its Shareholders as a whole, (c) declared this Agreement advisable and (d) resolved to recommend approval of this Agreement and the Transactions by the Shareholders;
WHEREAS, Parent, being the sole shareholder of Amalgamation Sub, and the board of directors of each of Parent and Amalgamation Sub, have unanimously (a) approved the execution, delivery and performance by Parent and Amalgamation Sub, respectively, of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and therein and (b) declared it advisable for Parent and Amalgamation Sub, respectively, to enter into this Agreement;
WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) Blackstone Capital Partners (Cayman) VII L.P., Blackstone Real Estate Partners Asia-NQ L.P. and Blackstone Real Estate Partners (Offshore) VIII-NQ L.P. (collectively, the “Guarantors” and each a “Guarantor”) have delivered to the Company a duly executed limited guaranty (the “Guarantee”), a true copy of which is attached hereto as Exhibit A, in favor of the Company to guarantee certain obligations of Parent and Amalgamation Sub under this Agreement and (b) the Guarantors have executed an equity financing commitment letter (the “Equity Commitment Letter”), a true copy of which is attached hereto as Exhibit B, in favor of Parent, pursuant to which, subject to the terms and conditions therein, the Guarantors have committed to invest, or cause to be invested, in Parent the amount set forth therein;
WHEREAS, as a condition to Parent and Amalgamation Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Amalgamation Sub have entered into a voting and support agreement with each of certain Shareholders, a true copy of each such voting and support agreement being attached hereto as Exhibit C (collectively, the “Support Agreements” and each a “Support Agreement”), pursuant to which each such Shareholder is agreeing, among other things, subject to the terms and conditions of the relevant Support Agreement, to vote its Shares in favor of the approval of this Agreement and the Transactions, and to take certain other actions in furtherance of the Transactions; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Amalgamation Sub and the Company hereby agree as follows:
B-1-1

Article I
Defined Terms
Section 1.01   Defined Terms For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Acquisition Proposal” shall have the meaning as set forth in Section 7.04(g)(ii).
“Action” shall have the meaning as set forth in Section 4.10(a).
“Affiliate” of a specified person means (a) any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, and (b) with respect to any specified person who is a natural person, any member of the immediate family of such natural person.
“Agreement” shall have the meaning as set forth in the Preamble.
“Alternative Acquisition Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).
“Amalgamated Company” shall have the meaning as set forth in Section 2.01.
“Amalgamation” shall have the meaning as set forth in the Recitals.
“Amalgamation Application” shall have the meaning as set forth in Section 2.03.
“Amalgamation Sub” shall have the meaning as set forth in the Preamble.
“Antitrust Law” means the PRC Anti-Monopoly Law and all other applicable statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Anti-Corruption Laws” shall have the meaning as set forth in Section 4.07(c).
“Applicable Date” shall have the meaning as set forth in Section 4.08(a).
“Bankruptcy and Equity Exception” shall have the meaning as set forth in Section 4.04(a).
“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.
“Book-Entry Shares” shall have the meaning as set forth in Section 3.01(c).
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required by Law or authorized to close in the City of New York, Bermuda or the PRC.
“Bye-Laws Amendment” means the amendment of bye-law 152 and other relevant bye-laws (if any) of the existing bye-laws of the Company to provide that any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding Shares, voting together as a single class, and the quorum for such meeting shall be that required in bye-law 54 of the bye-laws of the Company and a poll may be demanded in respect of such resolution in accordance with the provisions of bye-law 64 of the bye-laws of the Company.
“CBA” shall have the meaning as set forth in Section 4.15(a)(vii).
“Certificate” shall have the meaning as set forth in Section 3.01(c).
“Certificate of Amalgamation” shall have the meaning as set forth in Section 2.03.
“Change in the Company Recommendation” shall have the meaning as set forth in Section 7.02.
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“Change or Termination Notice” shall have the meaning as set forth in Section 7.04(c)(ii).
“Closing” shall have the meaning as set forth in Section 2.02.
“Closing Date” shall have the meaning as set forth in Section 2.02.
“Company” shall have the meaning as set forth in the Preamble.
“Company Board” shall have the meaning as set forth in the Recitals.
“Company Disclosure Letter” means the disclosure schedule delivered to Parent and Amalgamation Sub by the Company on the date hereof.
“Company Employee” means any current or former director, officer, employee or individual service provider of the Company or any of the Company Subsidiaries.
“Company Group” shall have the meaning as set forth in Section 9.07(a).
“Company Material Adverse Effect” means any event, circumstance, change or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that in no event shall any Effect arising out of, relating to or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (b) changes in IFRS or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (c) changes in applicable Laws (or any interpretation or enforcement thereof) or directives or policies of a Governmental Authority of general applicability that are binding on the Company or any of the Company Subsidiaries; (d) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including the initiation of litigation or other legal proceeding related to this Agreement or the Transactions, any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom the Company or any of the Company Subsidiaries has any relationship, and including actions or omissions of the Company or any of the Company Subsidiaries taken (1) that are required by this Agreement (other than compliance with covenants set forth in Section 6.01) or (2) with the written consent or at the written request of Parent or Amalgamation Sub, provided this clause (d) shall not apply to any representation or warranty set forth in Section 4.06, Section 4.20 or Section 4.21; (e) acts of God, natural disasters, epidemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities or similar events; (f) changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (f) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (g) any breach of this Agreement by Parent or Amalgamation Sub; (h) changes, effects or circumstances affecting the industries or markets in which the Company and the Company Subsidiaries operate; (i) the failure by the Company or any of the Company Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (j) any change or prospective change in the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (j) may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that any Effects set forth in clauses (a), (b), (c), (e) and (h) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).
“Company Personnel” shall have the meaning as set forth in Section 4.11(b).
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“Company Plan” means each plan, program, policy, agreement or arrangement providing compensation or benefits to Company Personnel or that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary.
“Company Recommendation” shall have the meaning as set forth in Section 4.04(b).
“Company SEC Reports” shall have the meaning as set forth in Section 4.08(a).
“Company Subsidiary” means any Subsidiary of the Company.
“Company Termination Fee” shall have the meaning as set forth in Section 9.06(a).
“Competing Transaction” shall have the meaning as set forth in Section 7.04(g)(i).
“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement; provided, that “Confidential Information” shall not include any information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 10.12 or other obligation of confidentiality, (b) was available to the receiving party on a nonconfidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (c) becomes available to the receiving party on a nonconfidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.
“Confidentiality Agreement” means the confidentiality agreement entered into by and among the Company and The Blackstone Group (HK) Limited on January 20, 2017.
“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.
“Damages” shall have the meaning as set forth in Section 7.05(c).
“Debt Financing” shall have the meaning as set forth in Section 7.07(b).
“Debt Financing Source” means any person that provides, or in the future enters into any agreement to provide, any of the Debt Financing, any of such person’s Affiliates and any of such person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, shareholders, limited partners, managers, members or partners, other than in each case Parent, Amalgamation Sub or any Guarantor.
“Dissenting Holder” means a Shareholder who did not vote in favor of the Amalgamation and who makes an application to the Supreme Court of Bermuda pursuant to section 106(6) of the Bermuda Companies Act and complies with all of the provisions of the Bermuda Companies Act concerning the right of a Shareholder to require appraisal of their Shares under the Bermuda Companies Act.
“Dissenting Shares” means Shares held by a Dissenting Holder.
“EBITDA” means the net income of the Company from continuing operations before interest expense (income), income taxes, depreciation and amortization expense, adding back non-cash charges including, without limitation, compensation charges for equity grants and charges for unconsolidated losses (gains), determined directly or indirectly from the financial statements of the Company.
“Effective Time” shall have the meaning as set forth in Section 2.03.
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“Environmental Laws” means all foreign, federal, state, or local laws, statutes, regulations, ordinances, codes, or decrees relating to (a) Releases or threatened Releases of Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, (c) the environment or (d) the protection of human health and safety.
“Environmental Permits” means all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.
“Equity Commitment Letter” shall have the meaning as set forth in the Recitals.
“Equity Financing” shall have the meaning as set forth in Section 5.04(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Act” shall have the meaning as set forth in Section 4.06(b).
“Excluded Shares” means, collectively, (a) Shares held by the Company as treasury shares or any of the Company Subsidiaries, if any, (b) Shares owned by Parent, Amalgamation Sub, or any of Parent’s other direct or indirect Subsidiaries and (c) any Shares reserved by the Company for issuance and allocation pursuant to the Stock Incentive Plans.
“Financial Advisor” shall have the meaning as set forth in Section 4.04(c).
“Financing” shall have the meaning as set forth in Section 5.04(a).
“Financing Commitment” shall have the meaning as set forth in Section 5.04(a).
“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, commission, court, ministry, tribunal, arbitral body (public or private), or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.
“Guarantee” shall have the meaning as set forth in the Recitals.
“Guarantor” shall have the meaning as set forth in the Recitals.
“Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.
“IFRS” means the International Financial Reporting Standards and the International Financial Reporting Interpretations Committee interpretations as issued by the International Account Standards Board, in each case, as applicable, as of the time of the relevant financial statements referred to herein.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person, and (i) all Indebtedness referred to in clauses (a)
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through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.
“Indemnified Parties” shall have the meaning as set forth in Section 7.05(b).
“Indemnity Proceeding” shall have the meaning as set forth in Section 7.05(c).
“Injunction” shall have the meaning as set forth in Section 8.01(c).
“Intellectual Property” means (a) United States, non-United States and international patents, patent applications, utility models, design patents, industrial designs, and invention registrations and certificates, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names, and other source identifiers, and registrations and applications for registration thereof, together with goodwill associated with any of the foregoing, (c) copyrightable works, copyrights, works of authorship, content, moral rights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including Personal Data, trade secrets and know-how, and (e) Software, (f) rights of privacy, publicity and endorsement, and (g) all other intellectual property, industrial property and proprietary rights in any jurisdiction in the world.
“Intervening Event” means any material event, development, condition, occurrence or change that (a) was not known by the Company Board as of or prior to the date of this Agreement and (b) does not involve or relate to an offer or proposal regarding any Competing Transaction.
“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any other party hereto, the actual knowledge of any director or officer of such party.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.
“Lender Group” means any Debt Financing Source under the Debt Financing and any of their respective Affiliates (other than Parent, Amalgamation Sub or the Guarantors).
“Letter of Transmittal” shall have the meaning as set forth in Section 3.04(b).
“Liens” means any security interest, pledge, hypothecation, mortgage, lien, charge, encumbrance, servient easement, adverse claim, license, covenant not to sue, option, right of first refusal, right of first offer, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Controls.
“Owned Real Property” shall have the meaning as set forth in Section 4.12(a).
“Material Company Permits” shall have the meaning as set forth in Section 4.07(a).
“Material Contracts” shall have the meaning as set forth in Section 4.15(a).
“Material Leased Real Property” shall have the meaning as set forth in Section 4.12(a).
“Material Leases” shall have the meaning as set forth in Section 4.12(b).
“Material Subsidiaries” means (a)(i) Event Marketing Services Limited, (ii) Media Data Systems Pte. Ltd., (iii) Shenzhen Huanyue Convention & Exhibition Co., Ltd., (iv) Shenzhen Xieguang Convention & Exhibition Co., Ltd, (v) World Executive’s Digest Limited, (vi) Global City Properties Limited, (vii) Global Sources Properties Limited, (viii) Global Sources Properties (Shenzhen) Co Ltd, (ix) Shanghai Yuanmao Properties Co., Ltd, (x) Huanxi Information Consultant (Shenzhen) Co., Ltd., (xi) Trade Media Holdings Limited, (xii) Trade Media Limited, (xiii) Smart Advisory Limited, (xiv) Topranch Limited and (xv) Global
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Sources Auctions Ltd. and (b) any other Company Subsidiary whose revenues, income or assets, in any case, represent 5% or more of the net revenues, net income or total assets of the Company and the Company Subsidiaries, taken as a whole, as at the date of this Agreement.
“MOFCOM” shall have the meaning as set forth in Section 7.08(c).
“NASDAQ” shall have the meaning as set forth in Section 4.06(b).
“Notice Period” shall have the meaning as set forth in Section 7.04(c)(ii).
“Parent” shall have the meaning as set forth in the Preamble.
“Parent Group” shall have the meaning as set forth in Section 9.07(a).
“Parent Termination Fee” shall have the meaning as set forth in Section 9.06(b).
“Paying Agent” shall have the meaning as set forth in Section 3.04(a).
“Payment Fund” shall have the meaning as set forth in Section 3.04(a).
“Permitted Liens” means (a) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business and not yet past due that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (b) zoning, entitlement and other land use and restrictions by any Governmental Authority; provided, that such restrictions have not been materially violated, (c) easements, rights of way or other similar matters or restrictions or exclusions which do not or would not materially impair the occupancy or current use of such real property which they encumber or the business of the Company and/or any Company Subsidiary conducted thereon, (d) Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties, (e) limitations or restrictions under any license, lease or sublease or other Contract or otherwise imposed by the applicable Laws, (f) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (h) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities; provided, that there is no material violation thereunder that has resulted in such limitations or restrictions, (i) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement and (j) non-exclusive outbound licenses of Intellectual Property and non-disclosure agreements entered into in the ordinary course of business consistent with past practice.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Data” means any data or other information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual or is otherwise protected by or subject to any privacy or data security Laws.
“Per Share Amalgamation Consideration” shall have the meaning as set forth in Section 3.01(c).
“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“PRC Anti-Monopoly Law” means, collectively, the Anti-Monopoly Law of the PRC, effective as of August 1, 2008 and other rules and regulations promulgated thereunder.
“Proxy Statement” shall have the meaning as set forth in Section 7.01.
“Re-allocated Stock Incentive Plan” shall have the meaning set forth in the Company Disclosure Letter.
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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, escaping, leaching or migration into the indoor or outdoor environment, or into or out of any property.
“Registrar” shall have the meaning as set forth in Section 2.03.
“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.
“Required Information” means (i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and statement of comprehensive earnings and statements of shareholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of comprehensive earnings and statement of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end.
“Requisite Company Vote” means the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class.
“Requisite Regulatory Approvals” shall have the meaning as set forth in Section 4.06(b).
“Restricted Share” means any of the Shares (a) that, up to 554,313 Shares, has been allotted and issued by the Company to Estera Services (Bermuda) Limited (formerly known as Appleby Services (Bermuda) Ltd., and Appleby Trust (Bermuda) Ltd.) as trustee of  “The Global Sources Employee Equity Compensation Trust”, which may be transferred by such trustee to eligible grantees pursuant to and subject to the Re-allocated Stock Incentive Plan or (b) that other than such Shares set forth in foregoing clause (a), has been allotted and issued by the Company to Estera Services (Bermuda) Limited (formerly known as Appleby Services (Bermuda) Ltd., and Appleby Trust (Bermuda) Ltd.) as trustee of each of  “The Global Sources Employee Equity Compensation Trust” and “The Global Sources Equity Compensation Trust 2007”, is subject to any vesting schedule or other vesting condition, and is eligible to be transferred to the directors, employees, consultants, independent contractors or other eligible grantees of the Company and the Company Subsidiaries upon vesting, whether granted pursuant to the Stock Incentive Plan or otherwise.
“Restricted Share Unit” means any contractual right to receive Shares (or, if applicable, an amount of compensation that is determined with reference to the value of such Shares) that is subject to vesting conditions or other restrictions and is eligible to be transferred to the directors, employees, consultants, independent contractors or other eligible grantees of the Company and its Subsidiaries upon vesting, and granted pursuant to the Stock Incentive Plan or otherwise.
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
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“Shareholder” means a registered holder of the Shares.
“Shareholders’ Meeting” shall have the meaning as set forth in Section 4.04(b).
“Shares” means common shares of the Company, par value US$0.01 per share.
“Software” means (i) software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, (ii) data and databases, and (iii) documentation relating to any of the foregoing; together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.
“Stock Incentive Plans” means, collectively, (a) The Global Sources Retention Share Grant Plan, effective as of March 6, 2007; (b) The Global Sources Share Grant Award Plan, effective as of March 6, 2007; (c) The Global Sources Directors Share Grant Award Plan, effective as of April 24, 2009; (d) The Global Sources Retention Share Grant Plan II, amended effective as of May 1, 2012; (e) The Global Sources Equity Compensation (2007) Master Plan (Amended and Restated effective as of January 1, 2014) (together with the plans described in (a), (b), (c) and (d), the “2007 Stock Incentive Plan”); (f) The Global Sources Employee Equity Compensation Plan No. I dated 22 March 2000; (g) The Global Sources Employee Equity Compensation Plan No. II dated 22 March 2000; (h) The Global Sources Employee Equity Compensation Plan No. III dated 22 March 2000; (i) The Global Sources Employee Equity Compensation Plan No. IV (The Share Grant Plan) dated 13 March 2001; (j) The Global Sources Employee Equity Compensation Plan No. V revised as of 21 March 2003; (k) The Global Sources Employee Equity Compensation Plan No. VI (Share Grant Plan for Early Retirement) dated 13 March 2001; (l) The Global Sources Employee Equity Compensation Plan No. VII dated 1 January 2002; and (m) the Re-allocated Stock Incentive Plan (if it is duly adopted as contemplated hereunder and pursuant to the terms hereof), in each case as may be amended, supplemented or restated as of the Effective Time as permitted hereunder.
“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (b) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (c) of which such party or any subsidiary of such party is a general partner, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.
“Superior Proposal” shall have the meaning as set forth in Section 7.04(g)(iii).
“Support Agreements” shall have the meaning as set forth in the Recitals.
“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: (a) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.
“Tax Returns” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Governmental Authority, including any information return, claim for refund, amended return or declaration of estimated Tax.
“Termination Date” shall have the meaning as set forth in Section 9.02(a).
“Trade Control Laws” shall have the meaning as set forth in Section 4.07(d).
“Transaction Documents” means, collectively, this Agreement, the Company Disclosure Letter, the Confidentiality Agreement, the Guarantee, the Equity Commitment Letter and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder or otherwise relating to the Transactions.
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“Transactions” shall have the meaning as set forth in the Recitals.
“Transfer” shall have the meaning as set forth in Section 6.01(b).
Section 1.02   Interpretation; Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “US$” and “$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Article II
THE AMALGAMATION
Section 2.01   The Amalgamation. Subject to the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Bermuda Companies Act and the constitutional documents of the Company, at the Effective Time, (a) Amalgamation Sub and the Company shall amalgamate and the amalgamated company resulting from the Amalgamation shall continue as a Bermuda exempted company limited by shares (the “Amalgamated Company”), and (b) the Amalgamation shall have the effects set forth in this Agreement and Section 109(1) of the Bermuda Companies Act. As a result of the Amalgamation, the Amalgamated Company shall become a wholly-owned Subsidiary of Parent. The name of the Amalgamated Company shall be Global Sources Ltd.
Section 2.02   Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article IX, and unless otherwise mutually agreed in writing among the Company, Parent and Amalgamation Sub, the closing of the Amalgamation (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton (Hong Kong), 37th Floor, Hysan Place, 500 Hennessy Road, Causeway Bay, Hong Kong, on a date to be specified by the Company and Parent which shall be no later than the fifth (5th) Business Day immediately following the day on which the last to be satisfied or, if permissible by applicable Laws, waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible by applicable Laws, waived in accordance with this Agreement, or at such other time and place as the Company and Parent may agree in writing (the date on which the Closing occurs being the “Closing Date”).
Section 2.03   Effective Time. On the terms and subject to the conditions set forth in this Agreement, Amalgamation Sub and the Company shall on or prior to the Closing Date, (a) cause a joint application (the “Amalgamation Application”) to be made with the Registrar of Companies in Bermuda (the
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“Registrar”) in accordance with Section 108 of the Bermuda Companies Act and shall deliver all supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act and (b) cause to be included in the Amalgamation Application a request that the Registrar issue a certificate of amalgamation with respect to the Amalgamation (the “Certificate of Amalgamation”) with the Closing Date (or such other date as Parent, Amalgamation Sub and the Company may agree pursuant to the terms of this Agreement) being the effective date of the Amalgamation. The Amalgamation shall become effective on the date as stated in the Certificate of Amalgamation (the “Effective Time”).
Section 2.04   Memorandum of Association and Bye-Laws of the Amalgamated Company. The memorandum of association and bye-laws of Amalgamation Sub, as in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable Laws (in each case, subject to Section 7.05). The authorised share capital of the Amalgamated Company shall be US$12,000 divided into 12,000 shares of US$1.00 par value each.
Section 2.05   Directors and Officers of the Amalgamated Company.
(a) The names and addresses of the directors of the Amalgamated Company immediately after the Amalgamation (until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Amalgamated Company and applicable Law) shall be as follows:
Name	Address
Ed Huang	c/o The Blackstone Group (HK) Limited, Two International Finance Centre, Suite 901, 9th Floor, 8 Finance Street, Central, Hong Kong
Alex Yang	c/o The Blackstone Group (HK) Limited, Two International Finance Centre, Suite 901, 9th Floor, 8 Finance Street, Central, Hong Kong
Tim Wang	c/o The Blackstone Group (HK) Limited, Two International Finance Centre, Suite 901, 9th Floor, 8 Finance Street, Central, Hong Kong
(b) The parties hereto shall take all actions necessary, including by requesting the resignation of one or more existing officers, so that the officers of the Company immediately prior to the Effective Time shall be the officers of the Amalgamated Company immediately after the Amalgamation unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 10.02 prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Amalgamated Company and applicable Laws.
Section 2.06   Management and Operation. The management and operation of the Amalgamated Company will remain substantially the same as the Company at and after the Amalgamation.
Section 2.07   Effects of the Amalgamation. At the Effective Time, the Amalgamation shall have the effects set forth in this Agreement and Section 109 of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto:
(a) pursuant to Section 109(1) of the Bermuda Companies Act, at the Effective Time: (i) the amalgamation of the Company and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of the Company and Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations of each of the Company and Amalgamation Sub; (iv) an existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against the Company or Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Amalgamation Sub may be enforced by or against the Amalgamated Company; and
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(b) the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of the Amalgamated Company, however, the date of incorporation of each of the Company and the Amalgamation Sub are their respective original date of incorporation and the Amalgamation does not alter such original dates of incorporation.
Article III
Conversion of securities; AMALGAMATION CONSIDERATION
Section 3.01   Effect of Amalgamation on Capital Stock. At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Amalgamation Sub, the Company, Shareholders, or holder(s) of any shares of Amalgamation Sub:
(a) Shares of Amalgamation Sub. Each issued and outstanding share of Amalgamation Sub shall be converted into one fully paid and non-assessable share of the Amalgamated Company.
(b) Excluded Shares. All Excluded Shares shall be cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.
(c) Conversion of Shares. Each issued and outstanding Share (other than any Excluded Shares and any Dissenting Shares) shall be cancelled in exchange for the right to receive an amount equal to US$18.00 (the “Per Share Amalgamation Consideration”), payable to the Shareholders entitled thereto in cash, without interest. All of the Shares that have been cancelled in exchange for the right to receive the aggregate Per Share Amalgamation Consideration as provided in the preceding sentence shall cease to exist, and each holder of a certificate (a “Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Book-Entry Share”) that immediately prior to the Effective Time represented such issued and outstanding Shares shall cease to have any rights with respect thereto, except the right to receive the aggregate Per Share Amalgamation Consideration pertaining to the Shares represented by such Certificate or Book-Entry Share upon the surrender thereof in accordance with Section 3.04. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Shares, or any similar event shall have occurred as permitted hereunder, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding awards made under the Stock Incentive Plans, any such adjustments shall be made in accordance with the applicable Stock Incentive Plans.
(d) Dissenting Share. Dissenting Share. Each Dissenting Share in issue shall be cancelled and the corresponding Dissenting Holder shall be entitled only to the right, pursuant and subject to the Bermuda Companies Act, to receive the value thereof as appraised by the Supreme Court of Bermuda on the application of a Dissenting Holder under Section 106 of the Bermuda Companies Act.
Section 3.02 Dissenting Shares. The Company shall promptly give Parent (i) written notice of any demands for appraisal of Dissenting Shares, any appraisal application made under Section 106 of the Bermuda Companies Act, any attempted withdrawals of such demands or applications and any other instruments, notices, petitions or other written communication received by the Company relating to its Shareholders’ dissenter or appraisal rights, and (ii) to the extent permitted by applicable Laws, the right to direct and/or participate in any settlement negotiations and proceedings with respect to any exercise of dissenter rights or any appraisal rights under the Bermuda Companies Act. Subject to the applicable Laws, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, approve any withdrawal of any such dissenter rights or demands or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.
Section 3.03   Treatment of Stock Incentive Plans.
(a) Corporate Actions. At or prior to the Effective Time, the Company shall procure that any resolutions, consents and other actions necessary or appropriate are duly adopted, obtained or taken to (i) adopt the Re-allocated Stock Incentive Plan and cause the Restricted Shares allotted to the eligible
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grantees thereunder to be treated in accordance with Section 3.03(b) below, (ii) (x) amend the 2007 Stock Incentive Plan as permitted hereunder to cause the Restricted Share Units granted thereunder, and (y) cause the other Restricted Share Units (if any), in each case to be treated in accordance with Section 3.03(c) below and (iii) terminate the Stock Incentive Plans and any relevant award agreements or documents applicable to the Stock Incentive Plans as of the Effective Time.
(b) Treatment of Restricted Shares. Immediately prior to the Effective Time, any vesting conditions or other restrictions applicable to each Restricted Share shall accelerate in full, and the holder thereof shall, in respect of each Restricted Share held by such holder, be entitled to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the Per Share Amalgamation Consideration, less applicable Taxes required to be withheld with respect to such payment.
(c) Treatment of Restricted Share Units. Immediately prior to the Effective Time, each Restricted Share Unit outstanding immediately prior to the Effective Time shall accelerate in full and be cancelled in exchange for a right for the holder thereof, in respect of each Restricted Share Unit held by such holder, to receive (without interest), at or promptly after the Effective Time, a lump-sum cash payment equal to the product of  (i) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (ii) the Per Share Amalgamation Consideration.
Section 3.04   Exchange of Share Certificates, etc.; Paying Agent.
(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company that may be designated by Parent and reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”) for the benefit of the Shareholders in connection with the Amalgamation and to receive the consideration to which Shareholders shall become entitled pursuant to Section 3.01(c), and shall enter into a customary paying agent agreement with the Paying Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the cash necessary to pay the aggregate Per Share Amalgamation Consideration for the Shares to be cancelled in exchange for the right to receive such aggregate Per Share Amalgamation Consideration (such cash being hereinafter referred to as the “Payment Fund”). If for any reason the Payment Fund is inadequate to pay the amounts to which Shareholders shall be entitled under Section 3.01(c), Parent shall promptly deposit, or cause to be deposited, additional cash with the Paying Agent sufficient to make all payments of the aggregate Per Share Amalgamation Consideration, and Parent and the Amalgamated Company shall in any event be liable for payment thereof.
(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares are cancelled in exchange for the right to receive the aggregate Per Share Amalgamation Consideration for such Shares pursuant to Section 3.01 a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may specify, subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.
(c) Per Share Amalgamation Consideration Received in Connection with Exchange. Upon (i) in the case of Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent or (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the registered holders whose Shares have been cancelled pursuant to Section 3.01(c) shall be entitled to receive in exchange therefor the aggregate Per Share Amalgamation Consideration. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the aggregate Per Share Amalgamation Consideration may be paid to a
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transferee if the Certificate representing such Shares (or, if such Shares are held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.
(d) Treatment of Unexchanged Shares. Except as provided in Section 3.04(j) or Section 3.04(k) (as applicable), no cash payment with respect to any Per Share Amalgamation Consideration shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the surrender of such Certificate or Book-Entry Shares in accordance with this Article III.
(e) No Further Ownership Rights in Shares. The aggregate Per Share Amalgamation Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the register of members of the Amalgamated Company of Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Shares are presented to Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, subject to satisfaction of the terms, conditions and requirements set forth in Section 3.04(c).
(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the Shareholders twelve (12) months after the Effective Time shall be delivered to Parent, and any Shareholder who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for the relevant aggregate Per Share Amalgamation Consideration with respect to the Shares held by such Shareholder.
(g) No Liability. None of the Company, Parent, Amalgamation Sub, the Amalgamated Company or the Paying Agent shall be liable to any person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Payment Fund which remains undistributed to the Shareholders after the expiry of the applicable limitation period under applicable Laws (or immediately prior to the date on which the Payment Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(h) Investment of Payment Fund. The Paying Agent shall invest the cash in the Payment Fund as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest and other income resulting from such investments shall be paid to Parent and any Taxes resulting therefrom shall be paid by Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any Shareholder to receive the Per Share Amalgamation Consideration or any other payment as provided herein and Parent shall promptly replace or restore any funds deposited with the Paying Agent that are lost through investment.
(i) Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, the Company, the Amalgamated Company (including any of its Subsidiaries), and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Laws. Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.
(j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such
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reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Per Share Amalgamation Consideration for each Share represented by such Certificate.
(k) Book-Entry Shares. Notwithstanding anything to the contrary in this Section 3.04(k), promptly after the Effective Time, Parent shall cause the Paying Agent to (i) mail to each holder of Book-Entry Shares (other than Dissenting Shares and Excluded Shares) materials advising such holder of the effectiveness of the Amalgamation and the conversion of its Book-Entry Shares into the right to receive the aggregate Per Share Amalgamation Consideration for such Book-Entry Shares and (ii) deliver the amount of cash that such holder is entitled to receive in respect of its Book-Entry Shares pursuant to Section 3.01(c) (after giving effect to any required Tax withholdings as provided in Section 3.04(i)), without interest thereon.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Company Disclosure Letter (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed in any other section or subsection of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection), or (b) as set forth in the Company SEC Reports filed or furnished on or after January 1, 2014 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed or furnished on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Reports shall not be deemed disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.20 and Section 4.21; provided that no item of disclosure shall be deemed to qualify any subsection of Section 6.01 of this Agreement unless such item is specifically disclosed in the corresponding subsection of Section 6.01 of the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Amalgamation Sub that:
Section 4.01   Organization and Qualification. Each of the Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the Transactions. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the Transactions.
Section 4.02   Memorandum of Association and Bye-laws. The Company has furnished or otherwise made available to Parent a true and complete copy of the memorandum of association and bye-laws, each as amended or modified to date, of the Company and each Material Subsidiary as in effect as of the date of this Agreement. Each such memorandum of association and bye-laws are in full force and effect.
Section 4.03   Capitalization. The authorized share capital of the Company is US$750,000 divided into 75,000,000 Shares. As of the date of this Agreement, (a) 24,243,059 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, including 554,313 Restricted Shares which are issued and held by Estera Services (Bermuda) Limited and may be transferred to eligible grantees pursuant to and subject to the Re-allocated Stock Incentive Plan, (b) 3,472,069 Shares that have not been issued but are reserved for future issuance pursuant to the 2007 Stock Incentive Plan, including 1,603,632 Restricted Share Units which have been awarded to eligible
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grantees but are unvested as at the date of this Agreement, and (c) 29,662,666 Shares are issued and held by the Company as treasury Shares. Except as set forth in this Section 4.03, and except for this Agreement and the Transactions, there are no outstanding or authorized Restricted Shares, Restricted Share Units, options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to, or convertible into, exercisable for, or exchangeable for, or giving any person a right to subscribe for or acquire, any of the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares or securities of, or other equity interests in, the Company. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter.
Section 4.04   Authority; Fairness; Opinion of Financial Advisor.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to approval and the Company’s adoption of the Bye-Laws Amendments and the adoption of this Agreement by the Requisite Company Vote, to consummate the Amalgamation. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Amalgamation and the other Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Amalgamation and the other Transactions, in each case, subject only to (A) the approval and the Company’s adoption of the Bye-Laws Amendments, (B) the approval and adoption of this Agreement and approval of the Amalgamation by the Requisite Company Vote and (C) the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Amalgamation Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of the applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar applicable Laws relating to or affecting creditors’ rights, and to general equitable principles (the “Bankruptcy and Equity Exception”).
(b) The Company Board has (i) approved the Bye-Laws Amendments and the Company’s adoption of the Bye-Laws Amendments, (ii) approved the execution, delivery and performance of this Agreement, (iii) determined that the terms of this Agreement and the Transactions and entering into this Agreement are in the best interests of the Company and its Shareholders as a whole, (iv) declared this Agreement advisable and (v) resolved to recommend (x) approval of the Bye-Laws Amendments and the Company’s adoption of the Bye-Laws Amendments and (y) adoption of this Agreement and approval of the Transactions by the Shareholders at the Shareholders’ Meeting (the “Company Recommendation”). The Company Board has directed that the Company submit the approval of the Bye-Laws Amendments, the Amalgamation and the other Transactions and this Agreement to a vote at a meeting of the shareholders of the Company, having a quorum of at least two Shareholders present in person or by proxy and entitled to vote representing the holders of more than 50% of the issued Shares, in accordance with the terms of this Agreement and the constitutional documents of the Company (as amended by the Bye-Laws Amendments, where applicable) (the “Shareholders’ Meeting”).
(c) The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of CVCapital Securities, LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the Financial Advisor’s written opinion, the Per Share Amalgamation Consideration to be received by the Shareholders (other than Parent, Amalgamated Sub and their respective Subsidiaries and holders of the Dissenting Shares) is fair, from a financial point of view, to such Shareholders (a copy of which has been provided to the Buyer); provided that it is agreed and understood that such opinion may not be relied on by Parent or Amalgamated Sub.
Section 4.05   Subsidiaries. A complete and correct list of the Company’s “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) (such subsidiaries of the Company, the “Company Subsidiaries”) has been disclosed in
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the Company SEC Reports. All equity interests of the Company Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or any Company Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than the Permitted Liens.
Section 4.06   No Conflict; Required Filings and Consents.
(a) Except as set forth in Section 4.06(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Amalgamation do not and will not, (i) assuming the Bye-Laws Amendments are approved and adopted by the Company and the Requisite Company Vote is obtained, conflict with or violate the memorandum of association or bye-laws of the Company (as modified from time to time) or any equivalent organizational documents of any Company Subsidiary, (ii) assuming, solely with respect to performance of this Agreement and consummation of the Amalgamation, that the matters referred to in Section 4.06(b) are complied with, the Bye-Laws Amendments are approved and adopted by the Company and the Requisite Company Vote is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any material breach of or constitute a default under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract; provided, that in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the consummation by the Company of the Transactions.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Amalgamation will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the furnishing of the Proxy Statement, and the filing or furnishing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any), (ii) for compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iii) for the filing of the Amalgamation Application and related attachments with the Registrar and issuance by the Registrar of the Certificate of Amalgamation, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 4.06(b) of the Company Disclosure Letter (collectively, the “Requisite Regulatory Approvals”); and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent or materially delay the consummation by the Company of the Transactions.
Section 4.07   Permits; Compliance with Laws.
(a) Except as set forth in Section 4.07(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is in possession of all material grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”), except where the failure to hold such Material Company Permits would not reasonably be expected to have a Company Material Adverse Effect.
(b) Neither the Company nor any Company Subsidiary is in or, since January 1, 2014, has been in default or violation of any Law applicable to the Company, any Company Subsidiary or any Owned Real Property, except for any such default or violation which would not reasonably be expected to have a Company Material Adverse Effect.
(c) Since such date that is five (5) years prior to the date hereof, none of the Company or any of the Company Subsidiaries, any officer or director of any of the foregoing, or, to the knowledge (which
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for the purpose of this Section 4.07(c) shall be deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) of the Company, agent, employee or other person acting on behalf of any of the foregoing, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”), or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, record keeping and internal controls laws. Since such date that is five (5) years prior to the date hereof, neither the Company nor any of the Company Subsidiaries has, in connection with or relating to the business of the Company or any of the Company Subsidiaries, (1) received from any Governmental Authority any written notice, citation or inquiry or (2) made any voluntary, directed, or involuntary disclosure to a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Laws.
(d) Except as set forth in Section 4.07(d) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).
(e) Since such date that is five (5) years prior to the date hereof, neither the Company nor any of the Company Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws.
Section 4.08   SEC Filings; Financial Statements; Internal Control.
(a) The Company has timely filed or furnished all forms, reports and other documents required to be filed by it with the SEC since January 1, 2014 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed, and if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff, and none of the Company
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Subsidiaries is subject to the reporting requirements of Section 13a or 15d of the Exchange Act. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.
(b) For the past three (3) years, each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby (except as may be indicated in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in accordance with IFRS. There are no unconsolidated Company Subsidiaries within the meaning of IFRS.
(c) Neither the Company nor any Company Subsidiary has any liabilities of any nature (whether accrued, absolute, fixed or contingent) that would be required by IFRS to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities (i) reflected or reserved against in the consolidated balance sheet included in its annual report filed on Form 20-F for the period ended December 31, 2016 (including the notes thereto), included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, or (iii) that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
(d) The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company.
Section 4.09   Absence of Certain Changes or Events. Since January 1, 2017 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner materially consistent with past practice and (b) there has not been any Company Material Adverse Effect.
Section 4.10   Absence of Litigation.
(a) There is no litigation, suit, charge, complaint, audit, investigation, arbitration, legal proceeding, inquiry, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any share, security, equity interest, property or asset of the Company or any Company Subsidiary, before any Governmental Authority, which, if adversely determined, (i) would reasonably be expected to have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation by the Company of the Transactions.
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(b) Neither the Company nor any Company Subsidiary nor any share, security, equity interest, or material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, in each case, reasonably be expected to have a Company Material Adverse Effect.
Section 4.11   Labor and Employment Matters.
(a) The Company and each Company Subsidiary are in compliance with all labor and employment Laws of the PRC, Hong Kong and Singapore, including all such Laws relating to (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security Taxes and any similar Tax; and (iii) deductions, payments and contributions of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Laws, except for any non-compliance which would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.11(a) of the Company Disclosure Letter.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.11 of the Company Disclosure Letter, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former directors, employees, contractors, subcontractors, consultants, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, “Company Personnel”); (ii) there are no CBAs applicable to persons employed by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to or bound by any CBAs; (iii) there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, and there are not any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (iv) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority; and (v) there is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two (2) years.
Section 4.12   Real Property; Title to Assets.
(a) Section 4.12 of the Company Disclosure Letter sets forth a complete and correct list of  (i) all real property and interests in real property owned by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Owned Real Property”) and (ii) all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary as of the date of this Agreement pursuant to Leases requiring annual rental payments by the Company or any Company Subsidiary in excess of  $500,000 per annum per Lease (collectively, the “Material Leased Real Property”). Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Owned Real Property, except as set forth in Section 4.12(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased or otherwise granted to any person (other than the Company or a Company Subsidiary) the right to use or occupy such Owned Real Property or any portion thereof and (ii) other than the right of Parent and Amalgamation Sub pursuant to this Agreement and the statutory rights of first refusal of any lessee
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under the Laws of the PRC, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company is a party to any agreement or option to purchase any real property or interest therein.
(b) The Company has made available to Parent copies of all Leases under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any Material Leased Real Property (together with all modifications, amendments and supplements thereto, the “Material Leases”). All current Leases entered into by the Company or a Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such Leases, existing material default or event of default by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party to such Lease, or person in the chain of title to such leased premises, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.13   Intellectual Property.
(a) Section 4.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all of the following that are owned by or filed, patented or registered in the name of, the Company or any Company Subsidiary: (i) patented, registered or applied-for Intellectual Property (excluding domain names); (ii) material domain names; (iii) material unregistered trademarks and service marks; and (iv) material Software. The Company or a Company Subsidiary solely and exclusively owns all right, title, and interest in and to all material Intellectual Property set forth or required to be set forth in Section 4.13(a) of the Company Disclosure Letter, free and clear of all Liens except for Permitted Liens.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.13(b) of the Company Disclosure Letter: (i) each of the Company and the Company Subsidiaries either owns or has the right to use, all Intellectual Property used in, held for use in, or necessary for the conduct of its business; (ii) neither the Company nor any Company Subsidiary has infringed, misappropriated, or otherwise violated during the past two (2) years, or infringes, misappropriates or otherwise violates, any Intellectual Property of any person; (iii) neither the Company nor any Company Subsidiary has received written notice (including offers or requests to take a license) during the past two (2) years alleging that the conduct of the business of the Company or any of the Company Subsidiaries has infringed, misappropriated or otherwise violated, or as currently conducted infringes, misappropriates, or otherwise violates, any Intellectual Property rights of any person; (iv) to the knowledge of the Company, no third party is currently infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary; (v) there is and has been no pending, or to the knowledge of the Company, threatened Action to which the Company or any Company Subsidiary is or was a party during the past two (2) years by any person challenging the validity or enforceability of, or the use or ownership by the Company or any Company Subsidiary of, or otherwise relating to any Intellectual Property; and (vi) to the knowledge of the Company, the Intellectual Property owned by the Company or any Company Subsidiary is valid and enforceable.
Section 4.14   Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.14 of the Company Disclosure Letter, (a) the Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them and have paid and discharged all Taxes due and owing by them (whether or not shown as due on any Tax Return); (b) all such Tax Returns are true, accurate and complete in all material respects; (c) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (d) there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any Taxes against the Company or any Company Subsidiary; (e) the Company and the Company Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Laws (f) neither the Company nor any Company Subsidiary has granted any waiver of any
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statute of limitations with respect to, or any extension of a period for the assessment of, any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) there are no Liens for Taxes upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens; (h) neither the Company nor any Company Subsidiary has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Law; (i) neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company or a Company Subsidiary) as a result of being a member of a combined, unitary, consolidated or similar tax group, as a transferee or successor, by contract, or otherwise; (j) neither the Company nor any Company Subsidiary is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax or any agreement among or between only the Company and/or any Company Subsidiary); and (k) no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
Section 4.15   Material Contracts.
(a) Except for (A) this Agreement, (B) any Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement filed as exhibits to the Company SEC Reports, (C) as set forth in Section 4.15(a) of the Company Disclosure Letter or (D) the Stock Incentive Plans (collectively, the “Material Contracts”), as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by:
(i) contains covenants binding upon the Company or any of the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries to engage in any business or compete in any business or with any person or operate in any geographic area;
(ii) other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of the Company Subsidiaries, in each case in excess of  $3,000,000, is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned Subsidiaries;
(iv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries or prohibits the pledging of the capital stock of the Company or any Company Subsidiary;
(v) has resulted in payments to or from the Company or Company Subsidiaries of more than $5,000,000 in the aggregate for the prior fiscal year, except for the Contracts set out under the other subsections of this Section 4.15(a);
(vi) is a settlement, conciliation, or similar Contract with any Governmental Authority pursuant to which the Company or any of the Company Subsidiaries has continuing obligations that materially restrict the operations of the Company or such Subsidiary or that involve the payment of more than $3,000,000 after the date of this Agreement;
(vii) is a collective bargaining Contract or other Contract with any labor union, works council, labor organization, or any other similar organization of any Company Employees (each, a “CBA”);
(viii) requires the Company or any of the Company Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of  $2,000,000;
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(ix) is a loan or other Contract between the Company or any of the Company Subsidiaries, on the one hand, and any director, member of senior management (Vice President and above), major Shareholder or any other related person (as defined under Item 404(a) of Regulation S-K) promulgated pursuant to the Securities Act) of the Company, on the other hand, including such loan or Contract that is required to be reported under Item 7 of Form 20-F of the SEC, other than (A) in relation to payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of the Company Subsidiaries, (B) in relation to reimbursement for expenses incurred on behalf of the Company or any of the Company Subsidiaries, (C) in relation to other employee benefits, including award agreements, notices of grants and other similar documents under the Stock Incentive Plans and (D) such loans and Contracts that involve the payment to any director or member of senior management (Vice President and above) of no more than $500,000 in the aggregate;
(x) is between the Company or any of the Company Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, with a transaction amount of more than $3,000,000;
(xi) requires or permits the Company or any of the Company Subsidiaries, or any successor to, or acquirer of the Company or any of the Company Subsidiaries, to make any payment to another person or to give notice to or obtain consent from another person, or gives another person a right to receive or elect to receive any payment or terminate or materially amend or modify any Contract between the Company or any of the Company Subsidiaries and such person, in each case as a result of a change of control of the Company or any of the Company Subsidiaries, the Amalgamation or other Transactions;
(xii) is a Contract relating to or in connection with the employment by the Company or any of the Company Subsidiaries of independent sales representatives under which the Company or any of the Company Subsidiaries undertakes, agrees or commits to or is required or obligated, whether contractually or by operation of any applicable Law, to assume any payments, obligations or other liabilities (whether outstanding or contingent) of such representatives’ prior employer in connection with any actions or inactions of such employer or other matters with respect to the independent sales representatives so employed (in each case with respect to the period prior to such employment);
(xiii) (A) is a Contract involving license or rental of venues for exhibitions from any third party or imposing any other similar obligations on the Company or any of the Company Subsidiaries, (B) is a Contract pursuant to which the Company or any of the Company Subsidiaries (as a lessor) has a right to receive lease payments for office premises owned by the Company or such Subsidiary from any third party (as a lessee) or (C) a Material Lease; or
(xiv) whether or not made in the ordinary course of business, the absence of which would reasonably be expected to have a Company Material Adverse Effect.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) as of the date of this Agreement, no party is in material breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim of material default under any Material Contract; and (iv) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.
Section 4.16   Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all material insurance policies of the Company and the Company Subsidiaries are in full force and effect and (b) neither the Company nor any Company Subsidiary is in breach or default of any insurance policies.
Section 4.17   Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (b) to the knowledge of the Company, there
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have been no release of any Hazardous Materials at or on any property owned or operated by the Company or any Company Subsidiary, (c) neither the Company nor any Company Subsidiary has received from a Governmental Authority a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, and (d) neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with any Environmental Laws or any other liabilities pursuant to any Environmental Laws. This Section 4.17 constitutes the only representation and warranty of the Company with respect to Environmental Laws.
Section 4.18   Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.
Section 4.19   Brokers; Rights Plan. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of the Company. There are no “poison pills”, “shareholder rights plans” or similar Contracts to which the Company is a party with respect to any shares of capital stock of the Company.
Section 4.20   Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 5.08, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under Laws of Bermuda (if any), or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the Transactions, including the Amalgamation.
Section 4.21   No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, each of Parent and Amalgamation Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Amalgamation Sub or any of their respective Affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed.
Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB
Parent and Amalgamation Sub hereby, jointly and severally, represent and warrant to the Company that:
Section 5.01   Corporate Organization; Capitalization.
(a) Each of Parent and Amalgamation Sub is a legal corporation duly incorporated, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction in which it is incorporated, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of the business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Parent or Amalgamation Sub or otherwise be materially adverse to the ability of Parent or Amalgamation Sub to perform their obligations under this Agreement.
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(b) Parent has previously furnished to the Company a true, correct and complete copy of the memorandum and articles of association of Parent and the memorandum of association and bye-laws of Amalgamation Sub, each as amended or modified to date, as in effect as of the date of this Agreement. Such memorandum and articles of association, memorandum of association and bye-laws are in full force and effect as of the date hereof. Neither Parent nor Amalgamation Sub is in violation of any provision of its memorandum and articles of association, with respect to Parent, or memorandum of association or bye-laws, with respect to Amalgamation Sub, in any material respect.
(c) Parent was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations and will have no asset, liability or obligation of any nature, other than (i) those as contemplated under this Agreement and in any other Transaction Document or (ii) those incidental to its formation, capitalization and the maintenance of its existence. The authorized share capital of Parent consists of 5,000,000 ordinary shares, par value US$0.01 per share. As of the date hereof, twelve (12) ordinary shares of Parent are issued and outstanding, all of which have been duly authorized, validly issued, fully paid and are non-assessable. There is no option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment of any character relating to the issued or unissued share capital of Amalgamation Sub or obligating Amalgamation Sub to issue or sell any shares of capital stock of, or other equity interests in, Amalgamation Sub other than as contemplated under this Agreement.
(d) The authorized share capital of Amalgamation Sub consists of US$12,000 divided into 12,000 shares, of a par value US$1.00 per share. As of the date hereof, there is one (1) share of Amalgamation Sub issued and outstanding, which has been duly authorized, validly issued, fully paid and is non-assessable and which is owned by Parent free and clear of all Liens.
Section 5.02   Authority Relative to This Agreement. Each of Parent and Amalgamation Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Amalgamation Sub and the consummation by Parent and Amalgamation Sub of the Transactions have been duly and validly authorized by all necessary corporate actions by the respective directors of Parent and Amalgamation Sub, and, promptly following the execution of this Agreement, Parent will approve and adopt this Agreement and the Transactions (including the Amalgamation), in its capacity as sole shareholder of Amalgamation Sub, and, and no other corporate proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.03(b) and the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act). This Agreement has been duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Amalgamation Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 5.03   No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of this Agreement by Parent and Amalgamation Sub will not, (i) conflict with or violate the memorandum and articles of association (or equivalent organizational documents) of either Parent or Amalgamation Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Amalgamation Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default under, or result in the creation of a Lien on any property or asset of Parent or Amalgamation Sub pursuant to, any Contract.
(b) The execution, delivery and performance by Parent and Amalgamation Sub of this Agreement, and the performance of this Agreement by Parent and Amalgamation Sub and the consummation by Parent and Amalgamation Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for
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compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act, (iv) the filing of the appropriate documents with the relevant authorities of other states in which Parent or Amalgamation Sub is qualified to do business, (v) the Requisite Regulatory Approvals, and (vi) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Parent or Amalgamation Sub or otherwise be materially adverse to the ability of Parent or Amalgamation Sub to perform their obligations under this Agreement.
Section 5.04   Sufficient Funds; Equity Financing.
(a) Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter pursuant to which each Guarantor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent in the aggregate amounts set forth therein (the “Equity Financing”, together with the Debt Financing, the “Financing”). The Equity Commitment Letter is also referred to herein as the “Financing Commitment”.
(b) As of the date hereof, (i) the Financing Commitment is in full force and effect and are the valid and binding obligations of Parent and the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) the Financing Commitment has not been amended or modified and (iii) the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect; provided, that Parent and Amalgamation Sub may replace, amend or supplement the Financing Commitment to the extent permitted by Section 7.07. The aggregate proceeds contemplated by the Equity Financing will be sufficient for Amalgamation Sub and the Amalgamated Company to pay (1) the aggregate Per Share Amalgamation Consideration, and (2) any other amounts required to be paid by Parent, Amalgamation Sub and the Amalgamated Company in connection with the consummation of the Transactions upon the terms and subject to the conditions contemplated hereby and all related fees and expenses associated therewith. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Financing Commitment on the part of Parent or Amalgamation Sub or, to the knowledge of Parent or Amalgamation Sub, any other party thereto or that would otherwise excuse or permit any Guarantor to refuse to fund its obligations under the Financing Commitment. Subject to the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, Parent and Amalgamation Sub have no reason to believe that any of the conditions in the Financing Commitment will not be satisfied on or prior to the Closing Date or that the Equity Financing will not be available to Parent at the Effective Time. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent or Amalgamation Sub on the terms and subject to the conditions therein.
(c) As of the date hereof, there is no side letter or other agreement to which Parent or Amalgamation Sub or their respective Affiliates is a party that imposes conditions, affects the availability of or modifies, amends or expands the conditions to the funding, investing or contribution, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitment that are payable on or prior to the date hereof.
Section 5.05   Litigation. As of the date hereof, (a) there is no Action pending or, to the knowledge of Parent and Amalgamation Sub, threatened against Parent, Amalgamation Sub or any of their respective Subsidiaries, and (b) neither Parent nor Amalgamation Sub nor any of its Subsidiaries is subject to the provisions of any Law which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions by Parent or Amalgamation Sub or otherwise be materially adverse to the ability of Parent and Amalgamation Sub to perform their obligations under this Agreement.
Section 5.06   Parent Information. None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Amalgamation Sub or any of its Subsidiaries specifically for
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inclusion in the Proxy Statement will, at the date it is first mailed to the Shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Amalgamation Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.
Section 5.07   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Parent or Amalgamation Sub.
Section 5.08   Ownership of Securities. None of Parent, Amalgamation Sub or any of their respective Subsidiaries has purchased or disposed of or beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Parent, Amalgamation Sub or any of their Subsidiaries is (or during the past three (3) years has been) a party to any Contract (other than this Agreement and the other Transaction Documents), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares or any option, warrant or other rights to acquire any Shares.
Section 5.09   Operations of Amalgamation Sub. Amalgamation Sub has been formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, asset, liability or obligation of any nature other than those incident to its formation, capitalization and the maintenance of its existence or as contemplated under this Agreement or in connection with the Amalgamation and the other Transactions. Amalgamation Sub does not have any Subsidiary.
Section 5.10   Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or any of the Transactions, including the Amalgamation. The vote or consent of Parent, as the sole shareholder of Amalgamation Sub (which will be obtained prior to the Effective Time) is the only vote or consent of the holders of any class or series of shares or capital stock of Amalgamation Sub necessary to approve this Agreement and the Transactions, including the Amalgamation.
Section 5.11   Solvency. Assuming that (a) the conditions to the obligation of Parent and Amalgamation Sub to consummate the Amalgamation set forth in Section 8.01 and Section 8.02 have been satisfied or waived, (b) the representations and warranties of the Company in Article IV are accurate and complete, and (c) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of earnings of the Company and its Subsidiaries for the periods covered thereby, immediately following the Effective Time and after giving effect to the Amalgamation and taking into account the Financing and related transaction costs necessary in order to consummate the Transactions, the Amalgamated Company and each of its Subsidiaries will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Amalgamation; or (iii) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective Indebtedness, in each case after giving effect to the Transactions.
Section 5.12   Guarantee. Concurrently with the execution and delivery of this Agreement, the Guarantors have delivered to the Company a duly executed Guarantee in favor of the Company to guarantee certain obligations of Parent and Amalgamation Sub under this Agreement. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantee.
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Section 5.13   Certain Arrangements. As of the date of this Agreement, other than this Agreement, the Support Agreements and the Equity Commitment Letter, there is no Contract, whether oral or in written, between Parent, Amalgamation Sub or any of their Affiliates (excluding the Company and the Company Subsidiaries), on the one hand, and any member of the Company’s management, directors, officers, employees or Shareholders, on the other hand, that relate in any way to the Transactions, including any Contract (a) pursuant to which any Shareholder would be entitled to receive consideration of a different amount or nature than the Per Share Amalgamation Consideration in connection with the Transactions, (b) pursuant to which any Shareholder has agreed to vote to approve this Agreement, the Amalgamation or any of the Transactions or has agreed to vote against any Competing Transaction or (c) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Amalgamation Sub or the Company to finance in whole or in part of the Transactions, including the Amalgamation.
Section 5.14   Independent Investigation. Parent and Amalgamation Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was performed by Parent, Amalgamation Sub, their respective Affiliates and Representatives. Each of Parent and Amalgamation Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Amalgamation Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article IV).
Section 5.15   Non-Reliance on Company Estimates. The Company has made available to Parent and Amalgamation Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and certain plan and budget information. Each of Parent and Amalgamation Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Amalgamation Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Amalgamation Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Amalgamation Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, any Company Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Amalgamation Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith.
Section 5.16   No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that none of Parent, Amalgamation Sub or any other person on behalf of Parent or Amalgamation Sub makes any other express or implied representation or warranty with respect to Parent or Amalgamation Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.
Article VI
CONDUCT OF BUSINESS PENDING THE AMALGAMATION
Section 6.01   Conduct of Business by the Company Pending the Amalgamation. The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, except as required by applicable Laws, as set forth in Section 6.01 of the Company Disclosure Letter or as expressly contemplated, required or permitted by any other provision of this Agreement, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice in all material
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aspects; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with the Governmental Authorities, customers, suppliers and other persons with which the Company or any Company Subsidiary has material relations, in each case in all material aspects. By way of amplification and not limitation, except as required by applicable Laws, as set forth in Section 6.01 of the Company Disclosure Letter, as expressly contemplated, required or permitted by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend or otherwise change its memorandum of association, bye-laws or equivalent organizational documents, other than the Bye-Laws Amendments to be approved and adopted by the Company;
(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance (collectively, “Transfer”) of, (i) any shares of any class of shares of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than the issuances of shares by a Company Subsidiary to the Company or another Company Subsidiary, or (ii) any Owned Real Property (other than any lease of any Owned Real Property in the ordinary course of business consistent with past practice) or (iii) any other assets of the Company or any Company Subsidiary having current value in excess of $1,000,000 in the aggregate, in each case except for (x) any grant or Transfer of Restricted Shares pursuant to the Re-allocated Stock Incentive Plan or (y) issue of Shares in respect of any Restricted Share Units outstanding as of the date hereof pursuant to the relevant Stock Incentive Plan and the relevant award agreements or documents each as in effect as of the date hereof;
(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, or split, combine or reclassify any of its shares, other than dividends paid by a wholly-owned Company Subsidiary to its parent or another Company Subsidiary;
(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Shares;
(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, or create any new Company Subsidiaries, other than the merger, consolidation, amalgamation or other combination of any wholly-owned Company Subsidiary with any other wholly-owned Company Subsidiary;
(f) (i) acquire or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to any existing Contracts; (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$1,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$1,000,000 in the aggregate; or (iii) authorize, or make any commitment with respect to, any capital expenditure or any acquisition which is in excess of US$5,000,000 in the aggregate, for the Company and the Company Subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;
(g) make any material changes with respect to any financial accounting policies, methods or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except as required by changes in statutory or regulatory accounting rules, IFRS or applicable Laws;
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(h) materially amend, or modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder; or enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, or modify, extend or renew any Contract that after such modification, extension or renewal would have been a Material Contract if it had been in effect as of the date hereof;
(i) settle any material Action, other than settlements (i) in the ordinary course of business and consistent with past practice, (ii) requiring the Company or any Company Subsidiary to pay monetary damages not exceeding US$1,000,000, and (iii) not involving the admission of any wrongdoing by the Company or any Company Subsidiary;
(j) engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;
(k) make, revoke or change any material Tax election, materially amend any Tax Return or waive any statute of limitations with respect to any material Tax claim or assessment;
(l) create or incur any Lien, other than Permitted Liens on any assets of the Company or its Subsidiaries;
(m) except (x) as required pursuant to this Agreement or the terms of any Company Plan as in effect on the date hereof and disclosed and provided to Parent before the date hereof or (y) in relation to all of the following involving no more than US$1,000,000 in the aggregate, (A) increase (including by establishing, entering into or amending any Company Plan or any Contract) the compensation or benefits (including change in control, retention, severance or termination pay) of any of its Company Personnel, directors or senior management (Vice President or above), (B) grant any bonus, change in control, retention, severance or termination pay to any current or former Company Personnel, directors or officers, (C) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise (for the avoidance of doubt, this Section 6.01(m) shall not in any event affect the restrictions set forth under Section 6.01(b) hereof, but shall not restrict the Company or Company Subsidiaries from taking any action as set forth in clauses 1 and 2 of Section 6.01 of the Company Disclosure Letter); or
(n) agree, authorize or enter into any agreement to take any of the actions prohibited by this Section 6.01.
Section 6.02   Conduct of Business by Parent and Amalgamation Sub Pending the Amalgamation. Each of Parent and Amalgamation Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Transactions, including the Amalgamation, becoming incapable of being satisfied; or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or impede the ability of Parent or Amalgamation Sub to consummate the Amalgamation or the other Transactions.
Section 6.03   No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Amalgamation Sub, directly or indirectly, the right to control the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Amalgamation Sub’s operations. Prior to the Effective Time, each of Parent, Amalgamation Sub and the Company shall exercise, consistent with the terms and subject to the conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.04   Bermuda Required Actions. Prior to the Closing,
(a) the Company shall: (i) procure that the statutory declaration required by Section 108(3) of the Bermuda Companies Act is duly sworn by one of the officers of the Company; (ii) prepare a certified copy of the minutes of the Shareholders’ Meeting; and (iii) provide any and all other supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act; and
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(b) Amalgamation Sub shall (and Parent, as the sole shareholder of Amalgamation Sub, shall cause Amalgamation Sub to) (i) procure that the statutory declaration required by Section 108(3) of the Bermuda Companies Act is duly sworn by one of the officers of Amalgamation Sub; (ii) prepare a certified copy of the shareholder’s resolution of Amalgamation Sub evidencing the approval of Parent, as the sole shareholder of Amalgamation Sub, of the Amalgamation; and (iii) provide any and all other supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act.
Article VII
ADDITIONAL AGREEMENTS
Section 7.01   Proxy Statement (a).
(a) The Company shall, with the assistance of Parent, prepare and furnish to the SEC, as promptly as reasonably practicable after the date of this Agreement (and in any event within ten (20) Business Days), a Form 6-K with a proxy statement (such proxy statement, as amended and/or supplemented, being referred to herein as the “Proxy Statement”). Parent, Amalgamation Sub and the Company will cooperate with each other in the preparation of such Form 6-K and Proxy Statement. Unless the Company Board has made a Change in the Company Recommendation in accordance with the provisions of this Agreement, the Company Recommendation shall be included in the Proxy Statement.
(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to furnishing the Form 6-K with the Proxy Statement (or any amendment or supplement thereto) to the SEC, or any dissemination of the Proxy Statement to the Shareholders, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, and the Company shall consider in good faith the comments reasonably proposed by Parent. Each of Parent and Amalgamation Sub will promptly furnish to the Company the information relating to it to be included in the Proxy Statement as reasonably requested by the Company, which shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that Parent and Amalgamation Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement. The Company shall promptly notify Parent and Amalgamation Sub upon the receipt of any correspondences from any Governmental Authority with respect to, or any request from any Governmental Authority for amendments or supplements, to the Proxy Statement and shall provide Parent with copies of all correspondences between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, relating to the Proxy Statement. Parent shall promptly provide the Company with copies of all correspondences between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, relating to the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to holders of Shares as of the record date established for the Shareholders’ Meeting as promptly as reasonably practicable (but in any event no more than five (5) Business Days) after the date on which the Company furnishes to and/or cleared with the SEC the Form 6-K with the Proxy Statement.
(c) If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Amalgamation Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Amalgamation Sub or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Laws, disseminated to the Shareholders.
Section 7.02   Shareholders’ Meeting. The Company, acting through the Company Board (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company files and/or cleared with the SEC the Form 6-K with the Proxy Statement (but subject to the last sentence of
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this Section 7.02), take all action required under the Bermuda Companies Act, the memorandum of association and the bye-laws of the Company and the applicable requirements of the NASDAQ necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable the Shareholders’ Meeting; provided that the Company may adjourn such meeting solely (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to approve the Bye-Laws Amendments and/or to obtain the Requisite Company Vote, (iii) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum as necessary to conduct the business of the Shareholders’ Meeting or (iv) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Laws, and for such supplemental or amended disclosure to be disseminated and reviewed by the Shareholders prior to the Shareholders’ Meeting. The Company, acting through the Company Board (or a committee thereof), shall, subject to Section 7.04(c) and Section 7.04(d), (a) make the Company Recommendation and include in the Proxy Statement the Company Recommendation and, subject to the consent of the Financial Advisor, the written opinion of the Financial Advisor, and (b) use its reasonable best efforts to obtain the Requisite Company Vote; provided that the Company Board may (1) fail to include the Company Recommendation in the Proxy Statement, (2) withdraw, modify, qualify or change the Company Recommendation, in a manner adverse to Parent or Amalgamation Sub, or (3) adopt, approve or recommend, or publicly propose or announce any intent to adopt, approve or recommend, any of the foregoing (including any Competing Transaction) or otherwise take any other action or make any other public statement in connection with the Shareholders’ Meeting inconsistent with the Company Recommendation (any of the actions described in the foregoing clauses (1) through (3), a “Change in the Company Recommendation”), in each case in accordance with the terms and conditions of Section 7.04(c) and Section 7.04(d), as applicable, and, following such Change in the Company Recommendation, may fail to use such reasonable best efforts to obtain the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders’ Meeting if this Agreement is validly terminated in accordance with Article IX.
Section 7.03   Access to Information.
(a) From the date hereof until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article IX, and subject to applicable Laws and the Confidentiality Agreement, upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) to the extent not publicly available, furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct their employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation in connection with the Transactions; provided, that neither the Company nor any Company Subsidiary shall be required to (1) take or allow actions that would unreasonably interfere with its operation of the business or (2) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information may involve the waiver of any privilege so long as the Company or such Company Subsidiary has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise its privilege with respect thereto. For the avoidance of doubt, the Company will, and will cause the Company Subsidiaries to, cooperate with Parent in seeking and use reasonable efforts to secure any consent or waiver or other arrangements to allow disclosure of such information in accordance with this Agreement and/or the Confidentiality Agreement in a manner that would not result in such violation or waiver of privilege.
(b) All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with Section 10.12.
(c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
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Section 7.04   No Solicitation of Transactions.
(a) Until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, the Company and the Company Subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly:
(i) solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding (or fail to cease or cause to be terminated existing activities, discussions or negotiations), or provide any non-public information or data concerning, the Company or any of the Company Subsidiaries to any person (other than Parent, Amalgamation Sub or any designees of Parent or Amalgamation Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;
(iii) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal; or
(iv) propose or agree to do any of the foregoing.
(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Company Vote, the Company, the Company Subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited written Acquisition Proposal that did not result from a material breach of this Section 7.04:
(i) contact the person or group of persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;
(ii) provide information (including any material non-public information or data concerning the Company or any of the Company Subsidiaries) in response to the request of the person or group of persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within thirty-six (36) hours) make available to Parent any non-public information concerning the Company and/or any of the Company Subsidiaries that is provided to any person or group of persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or
(iii) engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal;
provided that prior to taking any action described in Section 7.04(b)(ii) or Section 7.04(b)(iii) above, the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or may reasonably be expected to result in, a Superior Proposal.
(c) Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.04, at any time prior to obtaining the Requisite Company Vote, the Company Board may (A) effect a Change in the Company Recommendation and/or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:
(i) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an unsolicited Acquisition Proposal that did not otherwise result from a material breach of this Section 7.04, that such proposal would, if
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consummated, result in a Superior Proposal and that failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law;
(ii) prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with this Section 7.04(c), (A) the Company shall have provided prior written notice (the “Change or Termination Notice”) to Parent that the Company Board has resolved to effect a Change in the Company Recommendation or to terminate this Agreement pursuant to Section 9.03(b), describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the material terms thereof), and (B) the Company shall (1) cause its financial and legal advisors to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Hong Kong Time or any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending three (3) Business Days later at 5:00 p.m. Hong Kong Time (the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee so that such Superior Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) permit Parent and its Representatives during the Notice Period to make a presentation to the Company Board regarding this Agreement, the Equity Commitment Letter and/or the Guarantee and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of this Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 7.04(c)(ii) with respect to such new written notice;
(iii) following the end of the Notice Period (and any renewed period thereof), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, the Equity Commitment Letter and/or the Guarantee, that the Acquisition Proposal continues to constitute a Superior Proposal and failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would still reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; and
(iv) the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.06(a).
(d) Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.04, at any time prior to obtaining the Requisite Company Vote, the Company Board may make a Change in the Company Recommendation contemplated by clauses (1) or (2) of the definition thereof, if and only if  (A) an Intervening Event occurs, (B) as a result thereof the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (C) the Company Board has complied with the requirements set forth in Section 7.04(c)(ii) as if such requirements in connection with a Change in the Company Recommendation relating to a Superior Proposal related to an Intervening Event and (D) following the end of the Notice Period (and any renewed period thereof), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, the Equity Commitment Letter and/or the Guarantee, that failure to make a Change in the Company Recommendation contemplated by clauses (1) or (2) of the definition thereof would still reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.
(e) Nothing contained in this Section 7.04 shall be deemed to prohibit the Company or the Company Board from taking and disclosing to its Shareholders a position contemplated by Rule 14d-9
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or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to Shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Shareholders) or from making any legally required disclosure to Shareholders with regard to the Transactions or an Acquisition Proposal; provided that, subject to Section 7.02, any public disclosure (other than any “stop, look and listen” statement) by the Company or the Company Board thereof relating to any determination or other action by the Company Board with respect to any Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company Board expressly publicly reaffirms its Company Recommendation in such disclosure and expressly publicly recommends against any Acquisition Proposal within ten (10) business days of the commencement of any tender offer with respect thereto.
(f) The Company agrees that it will promptly (and, in any event, within thirty-six (36) hours) notify Parent if it or, to its knowledge, any of its Representatives becomes aware that any Acquisition Proposal or any request for information or discussions with respect to a potential Acquisition Proposal (which notice will include the material terms and conditions of any proposals or offers) and thereafter shall keep Parent reasonably informed in writing of the status of any such discussions or negotiations. None of the Company, the Company Board or any committee thereof shall enter into any binding agreement or Contract with any person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal.
(g) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Competing Transaction” any of the following (other than the Transactions): (A) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (B) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company Subsidiaries that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole; (C) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (D) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.
(ii) “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent, Amalgamation Sub or their respective Affiliates) relating to a Competing Transaction.
(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal involving more than 50% of the total voting power of the equity securities of the Company that the Company Board in good faith determines (A) is reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company and the Shareholders than the Transactions, in each case, after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Transactions and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 7.04(c).
(h) Notwithstanding anything to the contrary set forth in this Section 7.04(h), the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 7.04 by any Company Subsidiary or their or the Company’s Representatives shall constitute a breach of this Section 7.04 by the Company (provided that such violations by Representatives other than directors, officers or employees of the Company or the Company Subsidiaries shall constitute a
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breach of this Section 7.04 only if the Company does not use its reasonable best efforts within three (3) Business Day of the date on which the Company obtains knowledge of such violation to prevent further violations), and (ii) it shall not nor shall it permit the Company Subsidiaries to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 7.04 or otherwise complying with this Section 7.04.
Section 7.05   Directors’ and Officers’ Indemnification and Insurance.
(a) The bye-laws (or comparable organizational documents) of the Amalgamated Company shall contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the bye-laws (or comparable organizational documents) of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification shall be required by applicable Laws. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements and employment agreements by and among the Company or the Company Subsidiaries and their respective directors and officers, as in effect as of the date hereof and set forth under Section 7.05(a) of the Company Disclosure Letter, shall survive the Amalgamation in accordance with their terms.
(b) The Amalgamated Company shall, and Parent shall cause the Amalgamated Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company or the Company Subsidiaries with respect to matters occurring or allegedly occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”), on terms and subject to conditions no less favorable than those in effect on the date hereof and with reputable carriers having a rating comparable to the current carrier; provided, however, that the Amalgamated Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy. In addition, the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and subject to conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Amalgamated Company shall, and Parent shall cause the Amalgamated Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Amalgamated Company under this Section 7.05(b) shall terminate.
(c) Subject to the terms and conditions of this Section 7.05, from and after the Effective Time, the Amalgamated Company shall comply with all of its obligations, and shall cause the Company Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof (and of the Company) against any and all costs or expenses (including reasonable and documented attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, obligations (including reasonable and documented experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs), fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation (“Indemnity Proceeding”), whether civil, criminal, administrative or investigative, and whether initiated by the Company, the Amalgamated Company, any Governmental Authority or any other party (“Damages”), based in whole or in part on, arising out of, relating to or in connection with, (1) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary, or (2) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Company Subsidiaries’ organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by any applicable Laws, including the approval of this Agreement, the Amalgamation or the other Transactions or arising out of or pertaining to the Transactions; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Laws;
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and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Company Subsidiary if such service was at the request or for the benefit of the Company or any Company Subsidiary; provided, further, that, in each case of clauses (i) and (ii), if required by any applicable Laws, such person shall have provided the Amalgamated Company with a written undertaking to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 7.05. In any event any Indemnity Proceeding is brought against a person entitled to indemnity under this Section 7.05, Parent and Amalgamated Company shall each use its commercially reasonable efforts to cooperate in the vigorous defense of such Indemnity Proceeding; provided, that none of Parent, the Amalgamated Company or a person entitled to indemnity shall settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding without the prior written consent of the others (such consent not to be unreasonably withheld or delayed).
(d) The obligations of Parent and the Amalgamated Company and the Company Subsidiaries under this Section 7.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 7.05, to whom this Section 7.05 applies, without the consent of such affect Indemnified Party or person, as the case may be. If Parent or the Amalgamated Company or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with, amalgamate with or merge into any other corporation or entity and shall not be the continuing or Amalgamated Company or entity of such consolidation, amalgamation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Amalgamated Company, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 7.05.
Section 7.06   Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:
(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(b) any Actions commenced or, to the knowledge of the Company or Parent, as the case may be, threatened in writing against the Company or any Company Subsidiary or Parent and any of its Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and
(c) any material breach of any representation or warranty or material failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred;
together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 7.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 7.06 shall not constitute a failure of a condition to the Amalgamation or any other Transaction set forth in Article VIII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.
Section 7.07   Financing.
(a) Parent, Amalgamation Sub and the Guarantors shall not (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Equity Commitment Letter if such amendment, replacement, supplement, modification or waiver (i) decreases the aggregate amount of the Equity Financing to an amount that would be less than an amount that would be required to consummate the Amalgamation and make the other payments required by Parent, Amalgamation Sub and the Amalgamated Company hereunder or otherwise contemplated in connection herewith, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Equity Financing,
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(iii) would reasonably be expected to prevent, impede or delay the consummation of the Transactions, or (iv) materially and adversely impacts the ability of Parent or Amalgamation Sub to enforce its rights against the other parties to the Equity Commitment Letter. Upon request, Parent shall furnish to the Company a copy of any replacement, amendment, modification, waiver or consent of or relating to the Equity Commitment Letter promptly upon execution thereof. Upon any replacement, amendment, supplement or modification of the Equity Commitment Letter made in compliance with this Section 7.07(a) (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Parent shall provide a copy thereof to the Company and the term “Equity Commitment Letter” shall mean the Equity Commitment Letter as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 7.07 shall not relieve Parent or Amalgamation Sub of its obligation to consummate the Transactions whether or not the Equity Financing is available and each of Parent and Amalgamation Sub acknowledges that this Agreement, the Amalgamation and the other Transactions are not contingent on Parent’s or Amalgamation Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.
(b) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Amalgamation Sub, and shall cause its Subsidiaries and its Representatives to use reasonable best efforts to provide to Parent and Amalgamation Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in connection with any debt financing (if any) to be obtained by Parent, Amalgamation Sub or their respective Affiliates in connection with the Amalgamation (the “Debt Financing”), including using reasonable best efforts to take the following actions: (i) furnishing Parent and Amalgamation Sub and their financing sources with the Required Information or other documents and information reasonably requested by Parent in connection with the Debt Financing, including in relation to the Company’s or any of the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto, (ii) upon reasonable notice, participating in a reasonable number of lender presentations in connection with the Debt Financing at reasonable times and locations mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Debt Financing, (iii) reasonably assisting with procuring customary payoff letters, lien releases and terminations and (iv) providing information regarding the Company and the Company Subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations at least three (3) Business Days prior to the Closing, to the extent requested in writing ten (10) Business Days prior to the Closing.
(c) Notwithstanding Section 7.07(b), (x) nothing in this Section 7.07 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and the Company Subsidiaries and (y) none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time. For the avoidance of doubt, none of the Company or the Company Subsidiaries or their respective officers, directors (with respect to any Company Subsidiary) or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to the Debt Financing.
(d) Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of the Company Subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and the
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Company Subsidiaries contemplated by this Section 7.07 and (ii) shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 7.07 (including any action taken in accordance with this Section 7.07) and any information utilized in connection therewith, except in the event such losses arose out of or resulted from (x) the willful misconduct of such person or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or the Company Subsidiaries specifically for use in connection with the Debt Financing.
(e) The Company hereby consents to the use of the logos of the Company and the Company Subsidiaries by Parent and Amalgamation Sub in connection with the Debt Financing; provided that Parent and Amalgamation Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.
Section 7.08   Further Action; Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to (and, in the case of Parent, cause each other member of the Parent Group to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to Closing to be satisfied.
(b) In furtherance and not in limitation of the foregoing, each party shall use reasonable best efforts to take any and all other actions reasonably necessary, proper or advisable to obtain approval, consent, clearance or expiration of waiting periods from appropriate Governmental Authorities under the PRC Anti-Monopoly Law as soon as practicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall any party hereto or any of its Affiliates be required to offer, agree or consent to any of the following measures: (A) the sale, assignment, transfer, divestiture, holding separate or other disposition any assets, business or portion of business of such party or its Affiliates or (B) the imposition of any restriction, licensing, access or other requirements, or limitation on the operation of the business or portion of the business of such party or its Affiliates. The parties shall make an appropriate filing pursuant to the PRC Anti-Monopoly Law with respect to the Transactions as promptly as practicable following the date hereof and in any event within twenty (20) Business Days after the date hereof.
(c) Notwithstanding the foregoing, each of the parties hereto shall mutually agree on the strategy and process as soon as practicable by which the parties will seek the PRC Anti-Monopoly Law approval; and shall use its reasonable best efforts to (i) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the PRC Anti-Monopoly Law; (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) subject to applicable Law, furnish to the other party hereto as promptly as reasonably practicable all information required for any application or other filing to be made by the other party hereto pursuant to any applicable Law in connection with the Transactions; (iv) promptly notify the other party hereto of any substantive communication received by such party from, or given by such party to, the Ministry of Commerce of the PRC (“MOFCOM”) or any other applicable Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and, subject to applicable Law, furnish the other party hereto promptly with copies of all correspondence and communications between them and the MOFCOM or any other Governmental Authority with respect to the Transactions; (v) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the MOFCOM or any other Governmental Authority in respect of such registrations, declarations and filings or such Transactions; and (vi) permit the other party hereto to review any substantive communication given by it to, and
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consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any communication, meeting or conference with, the MOFCOM or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person; provided that each party hereto shall be entitled to redact material (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Amalgamation.
(d) No party hereto shall independently participate in any substantive meeting or communication with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to Section 7.08(b) or Section 7.08(c) without giving the other parties hereto sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such substantive meeting or communication.
(e) Subject to the obligations under Section 7.08(b) and Section 7.08(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority under the Antitrust Laws in a court of competent jurisdiction challenging the Amalgamation or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Amalgamation Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding until the entry of a judgment on the merits in such action or proceeding (regardless of whether such judgment is appealable). Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 7.08(e) that is not conditioned upon consummation of the Amalgamation. Nothing in this Agreement shall require Parent or Amalgamation Sub to initiate any administrative or judicial action or proceeding against a Governmental Authority regarding the Amalgamation or the other Transactions.
(f) The parties hereto acknowledge and agree that all obligations of the Company, Parent and Amalgamation Sub related to regulatory approvals required under Antitrust Laws shall be governed exclusively by this Section 7.08.
Section 7.09   Employee Matters.
(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and the Company Subsidiaries who are actively employed as of immediately prior to the Effective Time (“Company Employees”) annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation and benefits, defined benefit pension benefits, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits), that are substantially comparable, in the aggregate, to such annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation and benefits, defined benefit pension benefits, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Amalgamated Company from terminating the employment (or any particular term or condition) of any Company Employee at any time and for any or no reason.
(b) Parent shall, or shall cause its Subsidiaries to, credit each Company Employee for service earned on and prior to the Effective Time with the Company and its Affiliates, or any of their respective predecessors, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Parent or any of its Subsidiaries in which the Company Employees are eligible to participate during the applicable plan in which the Closing Date occurs (other than any such plan that as of immediately prior to the Closing Date is frozen to new participants) and (ii) for such additional purposes as required by applicable Laws, in each case, to the same extent and for the same purpose that such service was recognized under an analogous employee benefit plan of the Company or any Company Subsidiary that was in effect as of immediately prior to the Closing Date; provided that nothing herein shall result in a duplication of benefits or compensation with respect to Company Employees.
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(c) The provisions of this Section 7.09 are solely for the benefit of the parties to this Agreement, and no provision of this Section 7.09 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any benefit or compensation plan, program, policy, agreement or arrangement for purposes of ERISA or otherwise, (ii) limit the ability of Parent or any of its Subsidiaries to amend, terminate, modify or establish any benefit or compensation plan, program, policy, agreement or arrangement at any time, and (iii) confer upon any person or create any right or remedy for any person, including any third party beneficiary right or any right to enforce the provisions hereof.
Section 7.10   Obligations of Amalgamation Sub. Parent shall take all actions necessary to cause Amalgamation Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Amalgamation, on the terms and subject to the conditions set forth in this Agreement.
Section 7.11   Participation in Litigation. Prior to the Effective Time, (a) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any Actions of Shareholders against the Company and/or its directors relating to this Agreement or the Transactions at its own expense and shall consider in good faith Parent’s advice with respect to such Actions, and no such Action shall be settled or compromised without Parent’s prior written consent, which consent should not be unreasonably withheld, conditioned or delayed.
Section 7.12   Resignations. To the extent requested by Parent in writing at least twenty (20) Business Days prior to the Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors and officers (where applicable) of the Company originally appointed by the controlling Shareholder of the Company or the Company (as applicable) and designated by Parent.
Section 7.13   Public Announcements. The initial press release regarding the Amalgamation shall be a joint press release and, thereafter, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system, or with respect to a Change in the Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company or the Company Board permitted under Section 7.04. Each press release with respect to this Agreement and the Transactions shall be issued only in such form as shall be mutually agreed upon by the Company and Parent, and Parent and the Company shall use reasonable best efforts to consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions. Notwithstanding the foregoing, Parent, Amalgamation Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such person, in each case, who are subject to customary confidentiality restrictions to the extent consistent with prior public disclosures by the parties hereto made in accordance with this Section 7.13.
Section 7.14   Stock Exchange Delisting. Prior to the Closing Date, Parent shall, and the Company shall cooperate with Parent to, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC and NASDAQ to cause the delisting by the Amalgamated Company from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 7.15   Takeover Statutes. If any takeover statute is or may become applicable to the Amalgamation or any of the Transactions after the date hereof, each of Parent, the board of directors of Parent, the Company and the Company Board shall use its respective commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that such Transaction may be consummated as promptly as practicable on the terms and subject to the conditions contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on such Transaction.
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Section 7.16   Expenses. Except as otherwise provided in this Agreement, whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with this Agreement and the Amalgamation and the other Transactions shall be paid by the party incurring such expense, except that (a) the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including the applicable SEC filing fees) and the solicitation of the Requisite Company Vote shall be shared equally by Parent and the Company and (b) Parent shall pay all filing fees and other charges for all filings, if any, required under PRC Anti-Monopoly Laws.
Section 7.17   Management. Except as set forth in the Support Agreements, in no event shall Parent or Amalgamation Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a Competing Transaction.
Article VIII
CONDITIONS TO THE AMALGAMATION
Section 8.01   Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Amalgamation Sub to consummate the Amalgamation are subject to the satisfaction or written waiver (where permissible under applicable Laws) at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. The Bye-Laws Amendments shall have been approved and adopted by the Company, and the Agreement and the Amalgamation shall have been authorized and approved by the Requisite Company Vote.
(b) Joint Application and Supporting Documents. The Joint Application shall have been made by the Amalgamation Sub and the Company in accordance the Bermuda Companies Act, and all supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act shall have been delivered, pursuant to Section 2.03 of this Agreement.
(c) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making any Transaction, including the Amalgamation, illegal or otherwise prohibiting, enjoining, restraining, or preventing the consummation of the Amalgamation or any other Transactions (an “Injunction”).
(d) Antitrust Consents. The parties hereto shall have made all necessary filings under the PRC Anti-Monopoly Law, and shall have received clearance under the PRC Anti-Monopoly Law approving the Amalgamation.
Section 8.02   Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of Parent and Amalgamation Sub to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible under applicable Laws) at or prior to the Effective Time of the following additional conditions:
(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.03 (Capitalization), each of the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 4.03 (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
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(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).
(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.
Section 8.03   Conditions to the Obligations of the Company. The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or written waiver by the Company (where permissible under applicable Laws) at or prior to the Effective Time of the following additional conditions:
(a) Representations and Warranties. Each of the representations and warranties of Parent and Amalgamation Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Amalgamation Sub to consummate the Transactions.
(b) Agreements and Covenants. Parent and Amalgamation Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c) Officer Certificate. Parent and Amalgamation Sub shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director of each of Parent and Amalgamation Sub, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
Section 8.04 Frustration of Closing Conditions. None of the Company, Parent or Amalgamation Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement or consummate the Transactions.
Article IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01   Termination by Mutual Consent. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent, Amalgamation Sub and the Company with the approval of their respective boards of directors, notwithstanding approval of this Agreement by the shareholder(s) of all or any of Parent, Amalgamation Sub and/or the Company.
Section 9.02   Termination by Either the Company or Parent. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned by either the Company or Parent at any time prior to the Effective Time, if:
(a) the Amalgamation shall not have been consummated on or before the date which is nine (9) months after the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate by the Termination Date;
(b) any Governmental Authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.02(b) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in the enactment, issuance, promulgation,
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enforcement or entry of an Injunction by any Governmental Authority; provided further that the party hereto seeking to terminate this Agreement pursuant to this Section 9.02(b) shall have used such standard of efforts to the extent required pursuant to Section 7.08 to prevent, oppose and remove such restraint, injunction or other prohibition; or
(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof.
Section 9.03   Termination by the Company. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned by the Company, if:
(a) a breach or failure of any representation, warranty or covenant of Parent or Amalgamation Sub set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and such breach or failure is not capable of being cured or has not been cured within thirty (30) Business Days of the receipt by Parent or Amalgamation Sub of written notice thereof from the Company; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.03(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 8.01 or Section 8.02 not to be satisfied;
(b) the Amalgamation shall not have been consummated within five (5) Business Days of the satisfaction of all the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided, that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period at least two (2) Business Days prior to such termination; or
(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board has effected a Change in the Company Recommendation and/or authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 7.04(c); and (ii) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal.
Section 9.04   Termination by Parent. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned by Parent, if:
(a) a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and such breach or failure is not capable of being cured or has not been cured within thirty (30) Business Days of the receipt by Company of written notice thereof from Parent; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.04(a) if Parent or Amalgamation Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 8.01 or Section 8.03 not to be satisfied; or
(b) the Company Board shall have effected and not withdrawn a Change in the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement.
Section 9.05   Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (a) the terms of Section 7.11 and Section 7.13, Article IX and Article X shall survive any termination of this Agreement and (b) no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.
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Section 9.06   Fees Following Termination.
(a) The Company will pay, or cause to be paid, to Parent an amount equal to $11,631,011 (the “Company Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 9.04(b), (ii) by the Company pursuant to Section 9.03(b); or (iii) by the Company or Parent pursuant to Section 9.02(a) without the Requisite Company Vote having been obtained, or Section 9.02(c) or by Parent pursuant to Section 9.04(a) if, at the time of such termination, a bona fide Competing Transaction shall have been publicly announced or publicly made, disclosed or otherwise become publicly known or delivered to the Company, and not irrevocably withdrawn prior to the termination of this Agreement, and within nine (9) months after such termination the Company or any Company Subsidiary consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided, that for purposes of this Section 9.06(a), all references to “20%” in the definition of  “Competing Transaction” shall be deemed to be references to “50%”). Such payment shall be made, in the case of termination pursuant to clause (i) above, no later than two (2) Business Days after the date of such termination, in the case of termination pursuant to clause (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above, no later than two (2) Business Days following the consummation of the Competing Transaction mentioned in clause (iii) above.
(b) Parent will pay, or cause to be paid, to the Company an amount equal to $23,262,022 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 9.03(a) or Section 9.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. Notwithstanding the foregoing, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.
(c) In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, and in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by such other party (including, without limitation, fees and expenses of counsel) in connection with such Action, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or the Parent Termination Fee, as the case may be, became due, at a rate equal to prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(d) Each of the Company, Parent and Amalgamation Sub acknowledges that (i) the agreements contained in this Section 9.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.06(a) or Section 9.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.06, the parties hereto would not have entered into this Agreement.
Section 9.07   Limitations on Liability.
(a) Notwithstanding anything to the contrary in this Agreement, subject to Section 10.06, other than with respect to the Company’s claims for any indemnification under and reimbursement of costs and expenses pursuant to Section 7.16 and, if applicable, Section 9.06(c), the Company’s right to receive from Parent the Parent Termination Fee pursuant to Section 9.06(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other person, or any of their respective Affiliates or Representatives (collectively, the “Company Group”) against (i) Parent or Amalgamation Sub, (ii) the former, current and future holders of any equity, partnership or limited
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liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholder or, assignees of, Parent or Amalgamation Sub and the Non-Recourse Parties (as defined in the Guarantee), (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Amalgamation Sub or any member of the Lender Group, or (iv) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (all persons described in clauses (i) to (iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).
(b) Notwithstanding anything to the contrary in this Agreement, subject to Section 10.06, Parent’s right to receive from the Company the Company Termination Fee pursuant to Section 9.06(a) and, if applicable, the reimbursement of costs and expenses pursuant to Section 9.06(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).
(c) For the avoidance of doubt and subject to Section 9.07, (i) neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter) other than (1) the payment of the Parent Termination Fee pursuant to Section 9.06(b) and (2) the reimbursement of costs and expenses pursuant to Section 7.16 and, if applicable, pursuant to Section 9.06(c), and in no event shall any of the Company, the Company Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter), other than (without duplication) from Parent or Amalgamation Sub to the extent provided in Section 7.16, Section 9.06(b) and, if applicable, pursuant to Section 9.06(c) and (ii) neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than (1) the payment of the Company Termination Fee pursuant to Section 9.06(a), and (2) if applicable, the reimbursement of costs and expenses pursuant to Section 9.06(c), and in no event shall any of Parent, Amalgamation Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.06(a) and, if applicable, Section 9.06(c).
(d) The provisions of this Section 9.07 are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group, as the applicable
Article X
GENERAL PROVISIONS
Section 10.01   Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements (a) set forth in this Article X or (b) that by their terms are to be performed in whole or in part after the Effective Time.
Section 10.02   Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if
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delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
(i)
if to the Company:

Global Sources Ltd.
c/o 22/F Vita Tower, 29 Wong Chuk Hang Road, Hong Kong
Attention: Mr. Merle Hinrich
Facsimile: (852) 2873 0369
Email: hinrich@globalsources.com
with a copy to:
Global Sources Ltd.
c/o 22/F Vita Tower, 29 Wong Chuk Hang Road, Hong Kong
Attention: General Counsel
Facsimile: (852) 2552 5925
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100022, P.R.C.
Attention: Ling Huang, Esq. and Denise Shiu, Esq.
Facsimile: +86 10 5879 3902
Email: lhuang@cgsh.com; dshiu@cgsh.com
(ii)
if to Parent or Amalgamation Sub:

Expo Holdings I Ltd
Expo Holdings II Ltd.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10054
USA
Attention: John G. Finley
Facsimile: +1 646 253 8983
and
The Blackstone Group (HK) Limited
Two International Finance Centre
Suite 901, 9th Floor, 8 Finance Street
Central, Hong Kong
Attention: Susannah Lindenfield
Facsimile: +852 3656 8601
with a copy to:
Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road
Central, Hong Kong
Attention: Gary Li
Facsimile: +852 3761 3301
Email: gary.li@kirkland.com
and
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Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Daniel Wolf P.C.
Facsimile: +1 212 446 6460
Email: daniel.wolf@kirkland.com
Section 10.03   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.04   Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee, the Support Agreements, and the documents relating to the Debt Financing (if applicable) shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to an amalgamation, a merger, by operation of law or otherwise) without the prior written consent of each of the other parties hereto, except that Parent and Amalgamation Sub may assign all or any of their rights and obligations hereunder to any persons providing the Financing (including any members of the Lender Group or any provider of related hedging arrangements) pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
Section 10.05   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 7.05 and Section 9.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (b) with respect to Shareholders and only after the Effective Time, the right of the Shareholders to receive the relevant Per Share Amalgamation Consideration in accordance with Article III and (c) regarding members of the Lender Group and Non-Recourse Parties (as defined in the Guarantee). Each of Parent and Amalgamation Sub, on the one hand, and the Company, on the other hand, hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
Section 10.06   Specific Performance.
(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies may not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Amalgamation Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Amalgamation Sub, on the other hand, shall, subject to Section 9.07, Section 10.06(b) and Section 10.06(c), each be entitled to specific performance of the terms hereof  (including the obligation of the parties to consummate the Amalgamation, subject in each case to the terms and conditions of this Agreement), including an Injunction or Injunctions to prevent breaches of this Agreement by any party hereto.
(b) Notwithstanding the foregoing provisions of this Section 10.06 or any other provision herein or in any of the other Transaction Documents to the contrary, the parties hereto acknowledge and agree that the Company shall be entitled to obtain an Injunction or Injunctions, or other appropriate
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form of specific performance or equitable relief to cause Parent or Amalgamation Sub to cause the Equity Financing to be funded at any time (whether under this Agreement or the Equity Commitment Letter) if  (but only if) (i) all conditions in Section 8.01 and Section 8.02 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction thereof at Closing) have been satisfied or waived, (ii) Parent and Amalgamation Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02 and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing is funded, it would be ready, willing and able to consummate the Closing.
(c) Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (1) the amount of time during which such Action is pending, plus twenty (20) days, provided such extended period shall not be more than two months from the initial Termination Date; or (2) such other time period established by the court presiding over such Action. Notwithstanding anything herein to the contrary, (A) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 9.06, neither Parent and Amalgamation Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (B) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Amalgamation Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.
Section 10.07   Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law, except to the extent any provisions of this Agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under or are required to be governed by, the laws of Bermuda (including those applicable to the Amalgamation) shall be governed by and in accordance with the laws of Bermuda.
Section 10.08   Submission to Jurisdiction; Waivers.
(a) The parties to this Agreement irrevocably (i) submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, (ii) agree that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding shall not be brought or is not maintainable in said courts or that the venue thereof shall not be appropriate or that this Agreement or any such document shall not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and (iv) agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. Notwithstanding the foregoing, the parties hereto agree that the exclusive jurisdiction provided for in this Section 10.08 shall not apply to an action to enforce any judgment obtained in connection with this Agreement, both of which the parties hereto agree may be brought in any court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.
(b) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN
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CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08(B).
Section 10.09   Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the Shareholders, no amendment may be made that would reduce the amount or change the type of consideration which each Share shall be cancelled in exchange for a right to receive upon consummation of the Amalgamation or that otherwise would require further approval of the Shareholders; and that, this Agreement may not be amended except by an instrument in writing duly executed and delivered by each of the parties hereto.
Section 10.10   Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to Section 10.09 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.11   Construction. References to any document or information having been “made available” by the Company to Parent and Amalgamation Sub shall include the Company having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof.
Section 10.12   Confidentiality.
(a) Prior to and during the term of this Agreement, Parent and Amalgamation Sub have disclosed or may disclose to the Company and its Representatives Confidential Information. Subject to Section 10.12(b), unless otherwise agreed to in writing by Parent, the Company shall (i) except as required by applicable Laws, keep confidential and not disclose or reveal any Confidential Information to any person other than the Company’s Representatives (1) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (2) whom the Company will cause to observe the terms of this Section 10.12, and (ii) not to use any Confidential Information for any purpose other than in connection with the Transactions. Each party acknowledges that it shall be responsible for any breach of the terms of this Section 10.12 by it or its Representatives and the Company agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.
(b) In the event that the Company or any of its Representatives is required by any applicable Laws to disclose any Confidential Information, the Company will provide Parent with prompt notice of such request or requirement in order to enable Parent to seek an appropriate protective order or other remedy (and if Parent party seeks such an order, the Company will provide such cooperation as Parent shall reasonably request), to consult with the Company with respect to Parent’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 10.12. In the event that such protective order or other remedy is not obtained, or Parent waives compliance, in whole or in part, with the terms of this Section 10.12, the Company or its Representative will disclose only that portion of the Confidential Information that the Company is advised by counsel is legally required to be disclosed and will use Parent’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.
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(c) In respect of the Confidential Information that the Company may disclose to Parent or Amalgamation Sub in connection with the Transactions, each of Parent and Amalgamation Sub shall comply with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
Section 10.13   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement.
[Signature Page Follows.]
B-1-51

IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Agreement to be duly executed as of the date first written above.
GLOBAL SOURCES LTD.
By
/s/ Merle Allan Hinrich

Name: Merle Allan Hinrich
Title: Director
EXPO HOLDINGS I LTD
By
/s/ Christopher Placca

Name: Christopher Placca
Title: Authorized Signatory
EXPO HOLDINGS II LTD.
By
/s/ Christopher Placca

Name: Christopher Placca
Title: Authorized Signatory
B-1-52

Annex B-2
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF AMALGAMATION
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF AMALGAMATION (this “Amendment”), dated as of May 25, 2017, is entered into by and among Expo Holdings I Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Expo Holdings II Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares and a wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and Global Sources Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement (as defined below), except as otherwise provided below.
WHEREAS, Parent, Amalgamation Sub and the Company entered into an Agreement and Plan of Amalgamation on May 23, 2017 (the “Original Agreement”); and
WHEREAS, Parent, Amalgamation Sub and the Company desire to amend certain terms of the Original Agreement pursuant to Section 10.09 of the Original Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Amalgamation Sub and the Company hereby agree as follows:
AGREEMENTS
Section 1.
Amendments

(a)   Section 3.01(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(c)   Conversion of Shares.   Each issued and outstanding Share (other than any Excluded Shares and any Dissenting Shares) shall be cancelled in exchange for the right to receive an amount equal to US$20.00 (the “Per Share Amalgamation Consideration”), payable to the Shareholders entitled thereto in cash, without interest. All of the Shares that have been cancelled in exchange for the right to receive the aggregate Per Share Amalgamation Consideration as provided in the preceding sentence shall cease to exist, and each holder of a certificate (a “Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Book-Entry Share”) that immediately prior to the Effective Time represented such issued and outstanding Shares shall cease to have any rights with respect thereto, except the right to receive the aggregate Per Share Amalgamation Consideration pertaining to the Shares represented by such Certificate or Book-Entry Share upon the surrender thereof in accordance with Section 3.04. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Shares, or any similar event shall have occurred as permitted hereunder, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding awards made under the Stock Incentive Plans, any such adjustments shall be made in accordance with the applicable Stock Incentive Plans.”
(b)   Section 9.06(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(a)   The Company will pay, or cause to be paid, to Parent an amount equal to $12,923,346 (the “Company Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 9.04(b), (ii) by the Company pursuant to Section 9.03(c); or (iii) by the Company or Parent pursuant to Section 9.02(a) without the Requisite Company Vote having been obtained, or Section 9.02(c) or by Parent pursuant to Section 9.04(a) if, at the time of such termination, a bona fide Competing Transaction shall have been publicly announced or publicly made, disclosed or otherwise become
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publicly known or delivered to the Company, and not irrevocably withdrawn prior to the termination of this Agreement, and within nine (9) months after such termination the Company or any Company Subsidiary consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided, that for purposes of this Section 9.06(a), all references to “20%” in the definition of  “Competing Transaction” shall be deemed to be references to “50%”). Such payment shall be made, in the case of termination pursuant to clause (i) above, no later than two (2) Business Days after the date of such termination, in the case of termination pursuant to clause (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above, no later than two (2) Business Days following the consummation of the Competing Transaction mentioned in clause (iii) above.”
(c)   Section 9.06(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(b)   Parent will pay, or cause to be paid, to the Company an amount equal to $25,846,691 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 9.03(a) or Section 9.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. Notwithstanding the foregoing, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.”
Section 2.
Miscellaneous

(a)   This Amendment shall not affect any terms or provisions of the Original Agreement other than those amended hereby and is only intended to amend, alter or modify the Original Agreement as expressly stated herein. Except as expressly amended hereby, the Original Agreement shall remain in full force and effect as therein written.
(b)   This Amendment shall not be assigned (whether pursuant to an amalgamation, a merger, by operation of law or otherwise) without the prior written consent of each of the other parties hereto, except that Parent and Amalgamation Sub may assign all or any of their rights and obligations hereunder to any persons providing the Financing (including any members of the Lender Group or any provider of related hedging arrangements) pursuant to the terms thereof  (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
(c)   The provisions of Section 10.02 (Notices), Section 10.03 (Severability), Section 10.05 (Parties in Interest); Section 10.06 (Specific Performance); 10.07 (Governing Law; Dispute Resolution); Section 10.08 (Submission to Jurisdiction; Waivers); Section 10.09 (Amendment); Section 10.10 (Waiver); Section 10.11 (Construction); Section 10.12 (Confidentiality); and Section 10.13 (Counterparts) of the Original Agreement shall apply mutatis mutandis to this Amendment as though expressly incorporated in here; provided that, in each case, references to “this Agreement” in such sections of the Original Agreement shall mean this Amendment.
(d)   Any reference to “this Agreement” in the Original Agreement shall mean the Original Agreement as so amended by this Amendment.
[Signature Page Follows.]
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IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Amendment to be duly executed as of the date first written above.
GLOBAL SOURCES LTD.
By	/s/ Merle A. Hinrich Name: Merle A. Hinrich Title: Director
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IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Amendment to be duly executed as of the date first written above.
EXPO HOLDINGS I LTD
By	/s/ Christopher Placca Name: Christopher Placca Title: Authorized Signatory
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IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Amendment to be duly executed as of the date first written above.
EXPO HOLDINGS II LTD.
By	/s/ Christopher Placca Name: Christopher Placca Title: Authorized Signatory
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1100 Alma Street, Suite 109
Menlo Park, CA 94025
Telephone: 1.650.800.7995
www.cvcapital.com
PRIVATE & CONFIDENTIAL
May 25, 2017
Board of Directors
Global Sources Ltd.
c/o 26/F, Block B, Southmark
11 Yip Hing Street
Wong Chuk Hang, Hong Kong
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares, par value $0.01 (the “Shares”), of Global Sources Limited, an exempted company incorporated under the laws of Bermuda as a company limited by shares (the “Company”), of the Per Share Amalgamation Consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Amalgamation (the “Agreement”) as amended by Amendment No. 1 to Agreement and Plan of Amalgamation (the “Amendment No. 1” and together with the Agreement, the “Amended Agreement”) proposed to be entered into by and among Expo Holdings I Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Expo Holdings II Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares and a wholly-owned subsidiary of Parent (“Amalgamation Sub”), and the Company.
As more fully described in the Amended Agreement, as of the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Amalgamation Sub, the Company, Shareholders, or holder(s) of any common shares of Amalgamation Sub, each issued and outstanding Share (other than any Excluded Shares and any Dissenting Shares) shall be cancelled in exchange for the right to receive an amount equal to US$20.00 (the “Per Share Amalgamation Consideration”), payable to the Shareholders entitled thereto in cash, without interest. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Amended Agreement.
In connection with this opinion, we have, among other things:
i. reviewed certain publicly available financial statements and other business and financial information relating to the Company;
ii. reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company;
iii. discussed the past and current business, operations, financial condition and prospects of the Company with members of the management of the Company;
iv. reviewed the trading history of the Shares and a comparison of that trading history with the trading histories of other companies we deemed relevant;
v. compared certain financial and stock information of the Company with similar information of the companies we deemed relevant;

vi. reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
vii. reviewed: (1) a draft, dated May 22, 2017, of the Agreement; (2) a draft, dated May 25, 2017, of the Amendment No. 1; (3) drafts, dated May 22, 2017, of the Support Agreements; (4) a draft, dated May 22, 2017, of the Equity Commitment Letter (the “Equity Commitment Letter”); (5) a draft, dated May 25, 2017, of the Letter Amendment to the Equity Commitment Letter (the “Letter Amendment”); (6) a draft, dated May 22, 2017, of the Limited Guaranty (the “Limited Guaranty”); and (7) a draft, dated May 25, 2017, of the Amendment No. 1 to Limited Guaranty (the “Amendment No. 1 to Limited Guaranty”); and
viii. performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us as provided by the Company and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us as provided by the Company, we have been advised by the management of the Company, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to any projected financial data relating to the Company or the assumptions on which they were based. The issuance of our opinion has been authorized by our fairness opinion committee.
We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency of the Company or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed, with your consent, that (i) the Amalgamation will be consummated in accordance with the terms of the Amended Agreement without waiver, modification or amendment of any material term, condition or agreement, (ii) each of the Support Agreements, Equity Commitment Letter as amended by the Letter Amendment, and Limited Guaranty as amended by Amendment No. 1 to Limited Guaranty will be executed concurrently with the execution and delivery of the Amended Agreement, and (iii) in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the proposed transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company or the Amalgamation. Representatives of the Company have advised us, and we also have assumed, that the final terms of the Amended Agreement, the Support Agreements, the Equity Commitment Letter as amended by the Letter Amendment, and the Limited Guaranty as amended by Amendment No. 1 to Limited Guaranty will not vary materially from those set forth in the drafts reviewed by us. We have also assumed that the representations and warranties made in the Amended Agreement by the parties thereto are and will be true and correct in all respects material to our analysis. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of the Company as to such matters.
Our opinion does not address any terms (other than with respect to the Per Share Amalgamation Consideration to the extent expressly specified herein) or other aspects or implications of the Amalgamation. We express no view as to, and our opinion does not address, the underlying business decision of the Company to effect the Amalgamation, the relative merits of the Amalgamation as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Amalgamation, or any class of such persons, relative to the Per Share Amalgamation Consideration or otherwise.
Our opinion is limited to the fairness, from a financial point of view, of the Per Share Amalgamation Consideration to be paid to the holders of the Shares (other than any Excluded Shares and any Dissenting

Shares) in the Amalgamation, and we express no opinion as to the fairness of the Amalgamation to, or any consideration paid in connection with the Amalgamation to, the holders of any other class of securities, creditors or other constituencies of Amalgamation. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.
CVCapital Securities, LLC has acted as financial advisor to the Board of Directors of the Company in connection with the Amalgamation and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and another significant portion of which is contingent upon the consummation of the Amalgamation. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We and certain of our affiliates may have provided, are currently providing or in the future may provide commercial banking, investment banking and other advisory services to the Company and certain of its affiliates and subsidiaries unrelated to the Amalgamation from time to time for which we and such affiliates have received or will receive customary compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of the Company and certain of its affiliates and subsidiaries for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may maintain relationships with the Company and certain of its affiliates and subsidiaries.
Our advisory services and the opinion expressed herein are provided to the Board of Directors of the Company in its evaluation of the Amalgamation, and our opinion is not intended to be and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote or act on any matters relating to the Amalgamation. A copy of this opinion may be included in its entirety in any filing the Company shall make with the Securities and Exchange Commission in connection with the Amalgamation.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other relevant factors we have discussed with the Board of Directors, we are of the opinion that, as of the date hereof, the Per Share Amalgamation Consideration is fair, from a financial point of view, to the holders of Shares (other than any Excluded Shares and any Dissenting Shares).
Very truly yours,
/s/ CVCAPITAL SECURITIES, LLC
CVCAPITAL SECURITIES, LLC

ANNEX D SECTION 106 OF BERMUDA COMPANIES ACT 1981
106. SHAREHOLDER APPROVAL
(1)
The directors of each amalgamating or merging company shall submit the merger agreement or amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

(2)
A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating or merging company, and shall –

(a) include or be accompanied by a copy or summary of the amalgamation agreement or merger agreement; and
(b) subject to subsection 2A, state –
(i) the fair value of the shares as determined by each amalgamating or merging company; and
(ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.
(2A)
Notwithstanding subsection 2(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation or merger.

(3)
Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.

(4)
The holders of shares of a class of shares of an amalgamating or merging company are entitled to vote separately as a class in respect of an amalgamation or merger if the amalgamation agreement or merger agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

(4A)
The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

(5)
An amalgamation or merger agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

(6)
Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A)
Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either –

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or
(b) to terminate the amalgamation or merger in accordance with subsection (7).
(6B)
Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C)
No appeal shall lie from an appraisal by the Court under this section.

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(6D)
The costs of any application to the Court under this section shall be in the discretion of the Court.

(7)
An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.

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Annex E
3 3 8 2 8 6 2 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02MSRE 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . SPECIAL GENERAL MEETING INFORMATION Special General Meeting Proxy Card + A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. 1. BYE-LAWS PROPOSAL: To approve amendment of Bye-Law 152 of the existing Bye-Laws of Global Sources Ltd. (the “Company”) by replacing the existing Bye-Law 152 with the following new Bye-Law 152 (the “Bye-Laws Amendment”): AMALGAMATION OR MERGER 152. Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then issued and outstanding shares of the Company, voting together as a single class, and the quorum for such meeting shall be that required in Bye-Law 54 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 64, and to approve the Company’s adoption of the new Bye-Laws (which are the existing Bye-Laws as amended by the Bye-Laws Amendment), the form of which is attached as Annex A to the accompanying proxy statement, in substitution for and to the exclusion of the existing Bye-Laws of the Company, all with immediate effect. For Against Abstain 3. ADJOURNMENT PROPOSAL: To approve an adjournment of the special general meeting as the chairman of the special general meeting determines in accordance with the Bye-Laws of the Company in order for the Company to take such actions as the board of directors of the Company may determine as are necessary or appropriate, including to solicit additional proxies, if there are insufficient votes at the time of the special general meeting to approve the Bye-Laws Proposal and/or the Amalgamation Proposal. 2. AMALGAMATION PROPOSAL: To approve (i) the amalgamation (the “Amalgamation”) of the Company and Expo Holdings II Ltd. (“Amalgamation Sub”) with the amalgamated company resulting from the Amalgamation continuing as a Bermuda exempted company limited by shares and becoming a whollyowned subsidiary of Expo Holdings I Ltd (“Parent”), (ii) the agreement and plan of amalgamation, dated as of May 23, 2017, as amended on May 25, 2017 and as may be further amended from time to time (the “Amalgamation Agreement”), by and among the Company, Parent and the Amalgamation Sub, a copy of which is attached as Annex B to the accompanying proxy statement, and the transactions contemplated by the Amalgamation Agreement; and (iii) the authorisation of any of the directors of the Company to execute and deliver documents on his/her behalf and on behalf of the Company in connection with, and to do all things necessary to give effect to, the Amalgamation, the Amalgamation Agreement and the matters contemplated thereby.
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q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy for Special General Meeting of Shareholders – July 24, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., an exempted company incorporated in Bermuda (the “Company”), does hereby constitute and appoint Merle Allan Hinrich, Sim Shih Lieh Adrian and Chan Hoi Ching and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to represent the undersigned, and vote all Common Shares of the Company which the undersigned would be entitled to vote on all matters coming before the said meeting if personally present at the Special General Meeting of Shareholders of the Company to be held at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong Special Administrative Region of the People’s Republic of China, on July 24, 2017 at 11:00 a.m., Hong Kong time, and at any adjournment thereof. The undersigned hereby revokes any proxy or proxies previously given and acknowledges receipt of a copy of the Notice of Special General Meeting and Proxy Statement, both dated June 19, 2017. PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. (To Be Dated And Signed On Reverse Side) Proxy - GLOBAL SOURCES LTD. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint holders of share(s), all joint holders must sign. If the appointer is a corporation, the proxy shall be given either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. No postage is required if mailed in the United States. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.
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